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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MOTOROLA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Proxy Statement
Management's Discussion and Analysis
2002 Consolidated Financial Statements and Notes

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196 March 27, 2003	PLACE OF MEETING: Rosemont Theater 5400 N. River Road Rosemont, Illinois 60018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        Our Annual Meeting will be held at the Rosemont Theater, 5400 N. River Road, Rosemont, Illinois 60018 on Monday, May 5, 2003 at 5:00 P.M., local time.

        The purpose of the meeting is to:

  1.
  elect directors for the next year;

  2.
  consider and vote upon the adoption of the Motorola Omnibus Incentive Plan of 2003; and

  3.
  act upon such other matters as may properly come before the meeting.

        Only Motorola stockholders of record at the close of business on March 14, 2003 will be entitled to vote at the meeting. Please vote in one of the following ways:

  •
  use the toll-free telephone number shown on your proxy card;

  •
  visit the website shown on your proxy card to vote via the Internet; or

  •
  mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

A. Peter Lawson Secretary

March 27, 2003

Dear Fellow Stockholders:

        You are cordially invited to attend Motorola's 2003 Annual Meeting of Stockholders to be held on Monday, May 5, 2003, in Rosemont, Illinois. I look forward to our Annual Meeting each year because it gives me a chance to report to you on our progress during the last year. In 2002, during the middle phase of our turnaround, we exceeded the vast majority of the financial metrics we set out to achieve. Most importantly, in the second half of 2002 we returned Motorola to profitability, even in the face of declining sales. Despite these achievements, we are not satisfied. I will report on the last phase of our turnaround at the meeting, as well as hear your questions and concerns.

        In 2003, we are also celebrating an important landmark in Motorola's history—the 75th anniversary of our founding. In 1928, we incorporated with $565 in cash, $750 in tools and a design for our first product. Today, we enter our 75th year as a technology leader. We are helping to build a global society unimagined by our founders, guided by high ethics and principles and executing a forward-looking plan to help us outperform our competitors, generate profit and cash and drive growth.

        At this year's Annual Meeting, in addition to electing the 13 members of our Board of Directors, we are asking our shareholders to approve the Motorola Omnibus Incentive Plan of 2003. The Board has adopted the 2003 Plan in order to maintain the flexibility we need to keep pace with our competitors and to effectively recruit, motivate and retain the caliber of employees essential for our Company's success. The use of stock options and other stock awards to compensate employees remains integral to Motorola's compensation strategies and programs. Stock options and other stock awards are issued to a wide range of managerial and individual contributors throughout the Company and all over the world to encourage employees to further align their personal financial worth to the Company's share price growth. During 2002, more than 44,000 employees received Motorola stock options. This means our stock incentive plans are used to motivate almost half of our employees. The proposal is discussed in greater detail in the enclosed Proxy Statement.

        I encourage each of you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement. I would appreciate your support of the nominated directors and the proposal to approve the Motorola Omnibus Incentive Plan of 2003 and, as always, I thank you for your continued support of Motorola.

Very truly yours,

Christopher B. Galvin
Chairman of the Board
and Chief Executive Officer

TABLE OF CONTENTS

PROXY STATEMENT

PROXY STATEMENT—VOTING PROCEDURES

        The Board of Directors is soliciting proxies to be used at the May 5, 2003 Annual Meeting. Your vote is very important. This proxy statement, the form of proxy and the 2002 Summary Annual Report will be mailed to stockholders on or about March 27, 2003. The Summary Annual Report is not a part of this proxy statement. The proxy statement and Summary Annual Report are also available on the Company's website at www.motorola.com/investor.

Who Can Vote

        Only stockholders of record at the close of business on March 14, 2003 (the "record date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 2,315,606,622 issued and outstanding shares of the Company's common stock, $3 par value per share ("Common Stock"), the only class of voting securities of the Company.

How You Can Vote

        There are three convenient voting methods:

  •
  Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. The deadline for telephone voting is 11:59 p.m., Eastern time on Sunday, May 4, 2003. Telephone voting is available 24 hours a day. If you vote by telephone you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in "street name," please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by telephone.

  •
  Voting by Internet. You can also vote via the Internet. The website for Internet voting is also on your proxy card. The deadline for Internet voting is 11:59 p.m., Eastern time on Sunday, May 4, 2003. Internet voting also is available 24 hours a day. If you vote via the Internet you should NOT return your proxy card. If you are a beneficial owner, or you hold your shares in "street name," please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by Internet.

  •
  Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. To ensure your vote is counted, receipt of your mailed proxy is needed by Saturday, May 3, 2003.

How You May Revoke Your Proxy or Change Your Vote

        You can revoke your proxy at any time before it is voted at the 2003 Annual Meeting by either:

  •
  Sending written notice of revocation to the Secretary.

  •
  Submitting another timely proxy by telephone, Internet or paper ballot.

  •
  Attending the 2003 Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

General Information on Voting

  No Cumulative Voting

        You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

  Quorum Required

        In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is "withheld", a proxy marked "abstain" or a proxy as to which there is a "broker non-vote" will be considered present at the meeting for purposes of determining a quorum.

  Required Vote to Elect Directors

        Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 13 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 13 nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

  Required Vote to Adopt the Motorola Omnibus Incentive Plan of 2003

        In order to adopt the Motorola Omnibus Incentive Plan of 2003, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For this proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against this proposal and will have no effect on this proposal.

  Other Information

        If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items

                                    PROXY STATEMENT    1

(those shares are treated as "broker non-votes"). The election of directors and all other proposals in this proxy statement are "discretionary" items.

        All shares that have been properly voted—whether by telephone, Internet or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

        If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we filed this proxy statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

Voting by Participants in the Company's 401(k) Profit Sharing Plan

        If a stockholder owns shares of Common Stock through the Motorola 401(k) Profit Sharing Plan (the "401(k) Plan"), the proxy card also will serve as a voting instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the 401(k) Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted by other participants owning shares of Common Stock in the 401(k) Plan.

2    PROXY STATEMENT

PROPOSAL 1

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

        The term of office of all present directors of the Company will expire on the day of the 2003 Annual Meeting upon the election of their successors. The number of directors of the Company to be elected at the 2003 Annual Meeting is 13. The directors elected at the 2003 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES

        Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of stockholders held on May 6, 2002, except for Ms. Nooyi and Mr. Zafirovski who are standing for election for the first time. Anne P. Jones is retiring from the Board and will not be standing for re-election. Ms. Jones is expected to enter into a consulting agreement with the Company following her retirement. The consulting arrangement will enable the Board and the Company to continue to benefit from Ms. Jones knowledge of the Company and expertise as the need arises.

        If any of the nominees named below is not available to serve as a director at the time of the 2003 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors. The ages shown are as of December 31, 2002.

CHRISTOPHER B. GALVIN, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
Director since 1988 Age—52

Mr. Galvin began working for the Company in 1967 and he served in sales, sales management, marketing, product management, service management and general management positions in the Company's various businesses. He served as President and Chief Operating Officer from 1993 until he became Chief Executive Officer on January 1, 1997. In June 1999, Mr. Galvin became Chairman of the Board. Mr. Galvin received a bachelor's degree from Northwestern University and a master's degree from the Kellogg Graduate School of Management at Northwestern University.

FRANCESCO CAIO, Principal Occupation: Chief Executive Officer, Netscalibur
Director since 2000 Age—45

Mr. Caio is the Chief Executive Officer of Netscalibur, a pan-European IP services provider. Mr. Caio is also a member of the Board of Merloni Elettrodomestici, where he was Chief Executive Officer from 1997 to 2000. Merloni Elettrodomestici is the third-largest manufacturer of domestic appliances in Europe. Mr. Caio obtained his Masters degree in Computer Science from the Politecnico di Milano and his MBA as a Luca Braito Scholar from INSEAD at Fountainbleau, France. Mr. Caio is a citizen of Italy.

H. LAURANCE FULLER, Principal Occupation: Retired; Formerly Co-Chairman of the Board, BP Amoco, p.l.c.
Director since 1994 Age—64

Mr. Fuller retired as Co-Chairman of BP Amoco, p.l.c., an energy company, in March 2000. Prior to holding that position, he had served as Chairman and Chief Executive Officer of Amoco Corporation since 1991. He is also a director of Abbott Laboratories, J.P. Morgan Chase & Co. and Cabot Microelectronics Corporation. Mr. Fuller graduated from Cornell University with a B.S. degree in chemical engineering and earned a J.D. degree from DePaul University Law School.

                                    PROXY STATEMENT    3

JUDY C. LEWENT, Principal Occupation: Executive Vice President and Chief Financial Officer and President, Human Health Asia, Merck & Co., Inc.
Director since 1995 Age—53

Ms. Lewent has been Executive Vice President & Chief Financial Officer of Merck & Co., Inc., a pharmaceuticals company, since 1992. She also serves as President, Human Health Asia for Merck. Ms. Lewent is also a director of Dell Computer Corporation, Johnson & Johnson Merck Consumer Pharmaceuticals Company, Medco Health Solutions, Inc., Merial Limited, and the National Bureau of Economic Research. Ms. Lewent serves as a trustee of the Rockefeller Family Trust and is a Life Member of the Massachusetts Institute of Technology Corporation. She is also a member of the Penn Medicine Executive Committee. Ms. Lewent received a B.S. degree from Goucher College and a M.S. degree from the MIT Sloan School of Management.

DR. WALTER E. MASSEY, Principal Occupation: President of Morehouse College
Director since 1993 Age—64

Dr. Massey has been President of Morehouse College since 1995. In 1991, he was appointed by President Bush as the Director of the National Science Foundation after which he was Provost and Senior Vice President for the University of California System. Prior to that he had been director of the Argonne National Laboratory and vice president for research at the University of Chicago. Dr. Massey received a Ph.D. degree in Physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a director of BP Amoco, p.l.c., BankAmerica Corporation and McDonalds, Inc. Dr. Massey previously served as a director of the Company from 1984 until 1991 when he accepted his appointment to the National Science Foundation.

NICHOLAS NEGROPONTE, Principal Occupation: Chairman of the Massachusetts Institute of Technology Media Laboratory
Director since 1996 Age—59

Mr. Negroponte is a co-founder and chairman of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT's pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

INDRA K. NOOYI, Principal Occupation: President and Chief Financial Officer, PepsiCo, Inc.
Director since 2002 Age—47

Ms. Nooyi is President & Chief Financial Officer of PepsiCo, Inc., a world leader in convenient foods and beverages. She joined PepsiCo in 1994 as Senior Vice President of Strategic Planning, and she became Chief Financial Officer in 2000. Ms. Nooyi also serves on the Board of Directors of PepsiCo, Inc. and the PepsiCo Foundation. She serves as Successor Fellow at Yale Corporation and is on the Advisory Board of Yale University President's Council of International Activities. She is a member of the Board of the International Rescue Committee and Lincoln Center for the Performing Arts in New York City. Ms. Nooyi graduated from Madras Christian College in India with a degree in Chemistry, Physics and Math and earned a Master's Degree in Finance and Marketing from the Indian Institute of Management in Calcutta and a Master's Degree in Public and Private management from Yale University's School of Organization and Management.

JOHN E. PEPPER, JR., Principal Occupation: Chairman of the Executive Committee, Procter & Gamble Co.
Director since 1994 Age—64

Mr. Pepper is Chairman of the Executive Committee of Procter & Gamble Co., a consumer products company. He was Chairman of the Board from 2000 to mid 2002. He was also Chairman and Chief Executive Officer of Procter & Gamble Co. from 1995 to 1999. Mr. Pepper is also a director of the Xerox Corporation. Mr. Pepper graduated from Yale University in 1960.

4    PROXY STATEMENT

SAMUEL C. SCOTT III, Principal Occupation: Chairman, President and Chief Executive Officer, Corn Products International
Director since 1993 Age—58

Mr. Scott is Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC spun off Corn Products International as a separate corporation. Mr. Scott also serves on the Board of Directors of Inroads/Chicago and Accion USA. Mr. Scott graduated from Fairleigh Dickinson University with a bachelor's degree in engineering in 1966 and an MBA in 1973.

DOUGLAS A. WARNER III, Principal Occupation: Retired; Formerly Chairman of the Board, J.P. Morgan Chase & Co.
Director since 2002 Age—56

Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President, and Chief Executive Officer of J.P. Morgan & Co. He is also a director of Anheuser-Busch Companies, Inc. and General Electric Co. He is on the Board of Counselors of the Bechtel Group Inc. and is a member of The Business Council. He is chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Mr. Warner is a trustee of the Pierpont Morgan Library and a member of the Yale Investment Committee. Mr. Warner received a B.A. degree from Yale University.

B. KENNETH WEST, Principal Occupation: Senior Consultant for Corporate Governance to Teachers Insurance and Annuity Association—College Retirement Equities Fund
Director since 1976 Age—69

Mr. West is serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a director of The Pepper Companies, Inc. and chairman of the board of the National Association of Corporate Directors (NACD). Mr. West graduated from the University of Illinois and received an MBA degree from the University of Chicago.

DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
Director since 1995 Age—63

Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of Eastman Chemical Company, J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

MIKE S. ZAFIROVSKI, Principal Occupation: President and Chief Operating Officer, Motorola, Inc.
Director since 2002 Age—49

Mr. Zafirovski joined Motorola in June 2000 and served as Executive Vice President and President of the Personal Communications Sector until July 25, 2002 when he was elected President and Chief Operating Officer. Prior to joining Motorola, Mr. Zafirovski spent 24 years with General Electric Company, where he served as President and CEO of GE Lighting, General Electric Company from July 1999 to May 2000 and as President and CEO of GE Lighting, Europe, Middle East and Africa, General Electric Company from April 1996 to June 1999. Mr. Zafirovski received a Bachelor of Science degree in mathematics from Edinboro University and serves on the board of directors of United Way of Lake County Illinois and Children's Memorial Hospital in Chicago.

                                    PROXY STATEMENT    5

MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

        The Board of Directors is responsible for supervision of the overall affairs of the Company. The Board of Directors held 14 meetings during 2002. Overall attendance at Board and committee meetings was 93%. All directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2002, with the exception of Ms. Nooyi, who became a director on November 1, 2002 and attended 2 of 3 meetings during the remainder of 2002. The non-employee members of the Board also met in executive session without management 3 times in 2002.

        Following the Annual Meeting, the Board will consist of 13 directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

CORPORATE GOVERNANCE INITIATIVES

        The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. In order to do that effectively, the Board believes it should be comprised of individuals with appropriate skills and experiences to contribute effectively to this dynamic process. The Board is currently highly diversified; it is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, government and academia. The Board also believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must be informed about the positive and negative issues, problems and challenges facing Motorola and its industries and markets so the members can exercise their fiduciary responsibilities to shareholders.

        Over the last five years, the Chairman of the Board and Chief Executive Officer of Motorola, Christopher Galvin, has twice introduced renewal efforts to improve board governance. In response, the Board of Directors formed Ad Hoc Committees in February 2000 and January 2002 to drive this renewal. The members of these committees were John Pepper, past chairman and chief executive officer of Procter & Gamble who chaired the committee, Ken West, past chairman and chief executive officer of Harris Bank Corp. and now Senior Consultant for Corporate Governance at TIAA-CREF, and Christopher Galvin.

        The 2002 Ad Hoc Committee on Governance devoted considerable time to further improving Motorola's governance, building on the work of the 2000 Ad Hoc Committee. The 2002 Ad Hoc Committee on Governance considered all aspects of how the board functions, including: meeting effectiveness; director involvement, development and retention; committee governance, effectiveness and composition; board and committee assessment; director assessment and review; board size, composition and independence; executive sessions; and calendar and attendance.

        Some of the highlights of the Board's enhanced governance include:

  •
  The Board will have more executive sessions during the year. Executive sessions are informal sessions to discuss pending matters. The non-employee members of the Board will meet four times a year in executive session. The non-employee members of the Board and the Chairman and CEO will meet two times a year in executive session. At these executive sessions there will be a presiding director who will set the agenda of the meeting. The presiding director of the four non-employee director only executive sessions will be the following: for the first session each year, the chair of the Compensation and Leadership Committee; for the next two sessions, a member of the Governance and Nominating Committee; and for the last session, the Chair of the Governance and Nominating Committee. The presiding director for the remaining sessions will be the Chairman and CEO.

  •
  The Board re-examined its committees and made changes in both committee structure and membership. These changes are described below under "Committees of the Board of Directors."

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  The Board will continue to assess itself and its committees annually. The Governance and Nominating Committee will oversee the assessment process. The process will consider overall effectiveness, achievement of mission, discharge of responsibilities, structure, meetings, processes, relationships with management, and development.

  •
  Directors assess themselves annually with the opportunity to get feedback from other members of the Board. On each successive fifth anniversary of a director joining the Board, the Chair of the Governance and Nominating Committee and the Chairman and CEO will conduct a review to ensure that the director's skills and experiences will continue to enhance the overall strength of the Board. This five-year review is a continuation of a review program developed by the 2000 Ad Hoc Committee.

  •
  The Board has regularly scheduled meetings in February, March, May, July, September and November. Attendance is expected at all meetings, absent extraordinary circumstances.

  •
  Mandatory director retirement remains at age 70.

  •
  Directors will continue to visit Motorola businesses to enhance their understanding of our businesses and meet with management in their work environment.

        These are just some of the highlights of the Board's robust governance. The Board is committed to governance renewal and the Governance and Nominating Committee will continue to build on the work of the 2000 Ad Hoc

6    PROXY STATEMENT

Committee and the 2002 Ad Hoc Committee on Governance to ensure that Motorola remains at the forefront of governance.

COMMITTEES OF THE BOARD OF DIRECTORS

        To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has 6 standing committees. As a result of the work of the 2002 Ad Hoc Committe on Governance described above, on February 4, 2003, the Board made a number of changes in committee composition and membership. This included changing the names of certain committees and combining the former Compensation Committee and Management Development Committee into a single, new committee, the Compensation and Leadership Committee.

        On February 4, 2003, the Board determined the anticipated membership of each committee for the upcoming year. Accordingly, included in the brief summaries below is the membership of each committee at December 31, 2002 and the anticipated membership for the upcoming year.

Audit and Legal Committee

  Members at 12/31/02: Directors Jones (Chair) (not standing), Fuller, Lewent and White
  Anticipated Members for Next Year: Directors Fuller (Chair since 1/1/03), West and White
  Number of Meetings in 2002: Seven
  Functions:

    •
    Assists the Board in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, financial reporting practices and legal and regulatory compliance

    •
    Monitors the independence and performance of the Company's external auditors and internal auditors

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    Maintains, through regularly scheduled meetings, a line of communication between the Board and the Company's financial management, internal auditors and external auditors

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    Oversees compliance with the Company's policies for conducting business, including ethical business standards

Compensation and Leadership Committee (combination of former Compensation Committee and former Management Development Committee)

  Members of Compensation Committee at 12/31/02: Directors Scott (Chair), Fuller and Pepper
  Number of Meetings of Compensation Committee during 2002: Six

  Members of Management Development Committee at 12/31/02: Directors West (Chair), Galvin and Scott
  Number of Meetings of Management Development Committee during 2002: Four

  Anticipated Members of the Compensation and Leadership Committee for Next Year: Directors Scott (Chair), Nooyi, Warner and West

  Functions:

    •
    Annually reviews performance of the members of the Office of the Chairman and recommends to the Board compensation for members of the Office of the Chairman

    •
    Reviews compensation for elected officers and administers and monitors compensation, benefit and incentive plans and programs

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    Annually reviews director compensation and provides recommendations to the Governance and Nominating Commitee

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    Reviews the process and results of the Company's organization and management development program

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    Receives from management and reviews recommendations for changes in the senior management positions in the Company

    •
    Reviews the program and results for bringing appropriate diversity into the Company's management

Executive Committee

  Members at 12/31/02: Directors Galvin (Chair), Fuller, Lewent, Pepper, Scott, West and Zafirovski

  Anticipated Members for Next Year: Directors Galvin (Chair), Fuller, Lewent, Pepper, Scott, West and Zafirovski
  Number of Meetings in 2002: None

    •
    Acts for the Board between meetings on matters already approved in principle by the Board

    •
    Exercises the authority of the Board on specific matters assigned by the Board from time to time

Finance Committee

  Members at 12/31/02: Directors Lewent (Chair), Caio, Warner, West and Zafirovski
  Anticipated Members for Next Year: Directors Lewent (Chair), Caio, Warner and Zafirovski
  Number of Meetings in 2002: Five
  Functions:

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    Reviews the Company's overall financial posture, asset utilization and capital structure

    •
    Reviews the need for equity and/or debt financing and specific outside financing proposals

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    Monitors the performance and investments of employee retirement and related funds

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    Reviews policies, practices and results related to foreign currency exposure, other financial risks and investment security portfolios

    •
    Reviews the Company's dividend payment plans and practices

                                    PROXY STATEMENT    7

Governance and Nominating Committee (formerly known as Nominating Committee)

  Members at 12/31/02: Directors Pepper (Chair), Jones (not standing), Massey, Negroponte and Warner
  Anticipated Members for Next Year: Directors Pepper (Chair), Negroponte and Nooyi
  Number of Meetings in 2002: Two
  Functions:

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    Recommends candidates for membership on the Board based on committee-established guidelines

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    Considers candidates for the Board recommended by stockholders

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    Consults with the Chairman of the Board on committee assignments

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    Considers the recommendations of the Compensation and Leadership Committee relating to director compensation and states position thereon to full Board

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    Provides a process for education of new Board members

    •
    Proposes and monitors process for reviewing the independence and performance of all Board members

    •
    Considers matters of corporate governance

  This Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee's consideration should forward the candidate's name and information about the candidate's qualifications to the Company's Secretary as described on page 31.

Technology and Design Committee (formerly known as Technology Committee)

  Members at 12/31/02: Directors Massey (Chair), Caio, Negroponte, White and Zafirovski
  Anticipated Members for Next Year: Directors Massey (Chair), Caio, Galvin and Negroponte
  Number of Meetings in 2002: Four
  Functions:

    •
    Identifies and assesses significant technological issues and needs affecting the Company

    •
    Reviews technical relationships and activities with academic institutions and public sector laboratories

    •
    Reviews the adequacy of the Company's technical resources and continuing technical education

DIRECTOR COMPENSATION AND RELATED TRANSACTIONS

        Directors who are also employees of Motorola receive no additional compensation for serving on the Board or its committees.

        During 2002, the annual retainer fee paid to each non-employee director was $60,000. In addition, each non-employee director who served as a chair of a committee received an additional $4,000 annual fee. The Company also reimburses its directors, and in certain circumstances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings.

        On May 7, 2002, each non-employee director received options to acquire 15,000 shares of Common Stock at the fair market value of the shares on the date of grant.

        The fees paid to the Company's directors have not changed since 2000. After reviewing the fees paid to directors of other companies in the Company's peer group and recognizing the ever-increasing demands on directors of public companies, the Board revised its compensation program, effective January 1, 2003. In 2003, the annual retainer fee paid to each non-employee director will increase to $75,000. The non-employee director chairs of the Audit and Legal Committee and Compensation and Leadership Committee will receive an additional $12,000 annual fee. Non-employee directors who serve as chairs of other committees will receive an additional $5,000 annual fee. In addition, the members of the Audit and Legal Committee (other than the Chair) will receive an additional $5,000 annual fee. Directors are expected to continue to be granted options to purchase shares of Common Stock each year.

        Directors are required to accept half of all their Board compensation in Common Stock or restricted Common Stock, and may elect to accept up to 100% of their compensation in Common Stock or restricted Common Stock. Non-employee directors may elect to defer receipt of all or any portion of their compensation that is not otherwise required to be paid in Common Stock or restricted Common Stock. Since 2001, non-employee directors can elect to participate in the Motorola Management Deferred Compensation Plan. This plan offers a wide variety of investment options. Directors may elect to have distributions while they are directors or after they retire from the Board.

        In 1996, the Board terminated its retirement plan. Non-employee directors elected to the Board after the termination date are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola until they are no longer members of the Board because either: (i) they did not stand for re-election or were not re-elected, or (ii) their disability or death. Directors Jones and Massey did not convert their accrued benefits in the retirement plan and are entitled to receive payment of such benefits in accordance with the applicable payment terms of the retirement plan, including payments to spouses in the event of death. For each year of service on the Board prior to the date the plan was terminated, these directors are entitled to receive annual payments equal to 10% of the annual retainer for directors

8    PROXY STATEMENT

in effect on the date the plan was terminated, with a maximum annual payment equal to 80% of the retainer. Each of these Directors had served on the Board for eight or more years prior to the termination of the plan and, accordingly, are fully vested and will be entitled to an annual payment of $32,000 upon retirement from the Board.

        Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 2002 was $2,750.

        Motorola has obtained investment banking and other financial services from J.P. Morgan Chase & Co. ("J.P. Morgan Chase") and certain of its subsidiaries. Director Warner served as Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase from December 2000 until he retired in November 2001. As further described under "Legal Proceedings" in the Company's Form 10-K for the year ended December 31, 2002, Motorola and The Chase Manhattan Bank ("Chase Manhattan"), a wholly-owned subsidiary of J.P. Morgan Chase, were involved in a number of lawsuits relating to loans extended by a group of lenders (for whom Chase Manhattan acted as agent) to Iridium LLC. The parties to these lawsuits reached a settlement in March 2003.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

PROPOSAL 2

ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2003

        The Board has adopted the Motorola Omnibus Incentive Plan of 2003 (the "2003 Plan") and is recommending that stockholders approve the 2003 Plan at the Annual Meeting. The 2003 Plan is integral to the Company's compensation strategies and programs. The use of stock options and other stock awards among technology companies is widely prevalent. The 2003 Plan will maintain the flexibility that Motorola needs to keep pace with its competitors and effectively recruit, motivate, and retain the caliber of employees essential for achievement of the Company's success.

        The 2003 Plan will permit stock option grants, annual management incentive awards, stock grants, restricted stock grants, restricted stock unit grants, performance stock grants, performance unit grants, stock appreciation rights grants ("SARs"), and cash awards. Stockholder approval of the 2003 Plan will permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code ("Code").

        Awards and grants under the 2003 Plan are referred to as "Benefits." Those eligible for Benefits under the 2003 Plan are referred to as "Participants." Participants include all employees of the Company and its subsidiaries and all non-employee directors of the Company.

        As of December 31, 2002, approximately 29 million shares were available for new grants under the Company's existing stock incentive plans and there were approximately 280.8 million shares subject to outstanding benefits under these and predecessor plans. While the existing stock incentive plans will remain in place, they do not provide sufficient shares for market-competitive grant levels prior to the 2004 stockholder meeting.

                                    PROXY STATEMENT    9

        A summary of the principal features of the 2003 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2003 Plan that was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement. A copy of the 2003 Plan is available from the Company's Secretary at the address on the cover of this document.

Shares Available for Issuance

        The aggregate number of shares of Common Stock that may be issued under the 2003 Plan will not exceed 95 million (subject to the adjustment provisions discussed below). The 95 million new shares represent 4.1 percent of the currently outstanding shares of Common Stock.

        The number of shares that may be issued under the 2003 Plan for Benefits other than stock options and SARs will not exceed a total of 40 million shares (subject to the adjustment provisions discussed below).

Administration and Eligibility

        The 2003 Plan will be administered by a Committee of the Board (the "Committee") consisting of two or more directors, each of whom will satisfy the requirements established for administrators acting under plans intended to qualify for exemption under Rule 16b-3 under the Securities Exchange Act of 1934 ("Exchange Act"), for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Code and with any applicable requirements established by the New York Stock Exchange. The Committee will approve the aggregate Benefits and the individual Benefits for the most senior elected officers and non-employee directors. The Committee may delegate some of its authority under the 2003 Plan in accordance with the terms of the 2003 Plan.

        No Participant may receive in any calendar year: (i) stock options relating to more than 3 million shares; (ii) restricted stock or restricted stock units that are subject to the attainment of performance goals (as described below) relating to more than 1.5 million shares; (iii) SARs relating to more than 3 million shares; or (iv) performance shares relating to more than 1.5 million shares. No non-employee director may receive in any calendar year (i) stock options relating to more than 30,000 shares or (ii) restricted stock units relating to more than 30,000 shares. (Each of the above limits is subject to the adjustment provisions discussed below.) The maximum amount that may be earned under Performance Unit awards by any Participant who is a covered employee within the meaning of Section 162(m) of the Code ("Covered Employee") in any calendar year may not exceed $8.5 million.

Benefits

Stock Options

  Grants of Options

        The Committee is authorized to grant stock options to Participants ("Optionees"), which may be either incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). NSOs and ISOs are collectively referred to as "Stock Options." The exercise price of any Stock Option must be equal to or greater than the fair market value of the shares on the date of the grant. The term of a Stock Option cannot exceed 10 years. ISOs may not be granted more than 10 years after the date that the 2003 Plan was adopted by the Board.

        For purposes of the 2003 Plan, fair market value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation. Generally, fair market value means the closing price on the last trading day preceding the day of the transaction, as reported for the New York Stock Exchange Composite Transactions in the Wall Street Journal.

  Exercisability and Termination

        At the time of grant, the Committee in its sole discretion will determine when Options are exercisable and when they expire.

  Payment of Option Price

        Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares owned by the Participant (held at least six months if the Company is accounting for Stock Options using APB Opinion 25 or purchased on the open market) having a fair market value on the date of transfer equal to the option exercise price (or certification of ownership of such shares) or in such other manner as may be authorized by the Committee.

SARs

        The Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. A SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to the Company an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (i) the fair market value of Common Stock on the date of exercise of the right; over (ii) the fair market value of Common Stock on the date of grant of the right multiplied by the number of shares for which the right is exercised. The Committee also may, in its discretion, substitute SARs which can be settled only in Common Stock for outstanding Stock Options at any time when the Company is subject to fair value accounting. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the Stock Option that it replaces and the term of the substitute SAR shall not exceed the term of the Stock Option that it replaces.

Restricted Stock and Restricted Stock Units

        Restricted Stock consists of shares which are transferred or sold by the Company to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant. Restricted Stock Units are the right to receive shares at a future date in accordance

10    PROXY STATEMENT

with the terms of such grant upon the attainment of certain conditions specified by the Committee which include substantial risk of forfeiture and restrictions on their sale or other transfer by the Participant. The Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock or Restricted Stock Units will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with the Company, the passage of time or other restrictions or conditions. Generally, the Restricted Stock and Restricted Stock Units that are currently outstanding vest between three to five years after the date of grant.

Performance Stock

        A Participant who is granted Performance Stock has the right to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of performance goals specified by the Committee.

        The award of Performance Stock to a Participant will not create any rights in such Participant as a stockholder of the Company until the issuance of Common Stock with respect to an award.

Performance Units

        A Participant who is granted Performance Units has the right to receive a payment in cash upon the attainment of performance goals specified by the Commitee. The Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Unit award.

Performance Goals

        Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other incentives under the 2003 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Common Stock; return on net assets, equity, or stockholders' equity; market share; or total return to stockholders ("Performance Criteria").

        Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may be adjusted to include or exclude special items as identified in the Company's quarterly or annual earnings releases.

Annual Management Incentive Awards

        The Committee has the authority to grant Management Incentive Awards to designated executive officers of the Company or any subsidiary.

        Management Incentive Awards will be paid out of an incentive pool equal to 5 percent of the Company's consolidated operating earnings for each calendar year. The Committee will allocate an incentive pool percentage to each designated Participant for each calendar year. In no event, may the incentive pool percentage for any one Participant exceed 30 percent of the total pool. For purposes of the 2003 Plan, "consolidated operating earnings" will mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of special items. Special items include: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, all as identified in the Company's quarterly and annual earnings releases. The Participant's incentive award then will be determined by the Committee based on the Participant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other Participant's allocated portion.

Stock Awards

        The Committee may award shares of Common Stock to Participants without payment therefore, as additional compensation for service to the Company or a subsidiary. Stock awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

Cash Awards

        A cash award consists of a monetary payment made by the Company to an employee as additional compensation for his or her services to the Company or a subsidiary. A cash award may be made in tandem with another Benefit or may be made independently of any other Benefit. Cash awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

Amendment of the 2003 Plan

        The Board or the Committee has the right and power to amend the 2003 Plan, provided, however, that neither the Board nor the Committee may amend the 2003 Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder's consent. No material amendment of the Plan shall be made without stockholder approval.

                                    PROXY STATEMENT    11

Termination of the 2003 Plan

        The Board may terminate the 2003 Plan at any time. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination.

Committee's Right to Modify Benefits

        The Committee may grant Benefits on terms and conditions different than those specified in the 2003 Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Benefits more effective under such laws and regulations.

        The Committee may permit or require a Participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an award under the 2003 Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company's books of account.

        Neither the Board nor the Committee may cancel any outstanding Stock Option for the purpose of reissuing the option to the Participant at a lower exercise price, or to reduce the option price of an outstanding option.

Change in Control

Stock Options

        Upon the occurrence of a Change in Control, each Stock Option outstanding on the date on which the Change in Control occurs will immediately become exercisable in full.

Restricted Stock and Restricted Stock Units

        Upon the occurrence of a Change in Control, the restrictions on all shares of Restricted Stock and Restricted Stock Units outstanding on the date on which the Change in Control occurs will be automatically terminated. With regard to Restricted Stock Units, shares of Common Stock will be delivered to the Participant as determined in accordance with the terms and conditions in the applicable agreement relating to Restricted Stock Units.

Performance Stock

        Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding Performance Stock will be deemed to have been attained at target levels, and shares of Common Stock or cash will be paid to the Participant as determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Stock.

Performance Units

        Upon the occurrence of a Change in Control, any performance goal with respect to any outstanding Performance Units will be deemed to have been attained at target levels, and the cash (or shares of Common Stock) will be paid to the Participant as determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Units.

SARs

        Upon the occurrence of a Change in Control, each SAR outstanding on the date on which the Change in Control occurs will immediately become exercisable in full.

Management Incentive Awards

        Upon the occurrence of a Change in Control, all Management Incentive Awards will be paid out based on the consolidated operating earnings of the immediately preceding year, or such other method of payment as may be determined by the Committee (prior to the Change in Control).

Other Stock or Cash Awards

        Upon the occurrence of a Change in Control, any terms and conditions with respect to other stock or cash awards previously granted under the 2003 Plan will be deemed to be fully satisfied and the other stock or cash awards will be paid out immediately to the Participants, as determined in accordance with the terms and conditions set forth in the applicable grant, award, or agreement relating to such Benefits.

        For purposes of the 2003 Plan, the term "Change in Control" is defined as: (i) any change in the person or group that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisition, directly or indirectly, of securities of the Company representing at least 20 percent of the combined voting power of the outstanding securities of the Company (other than by the Company, or any employee benefit plan of the Company); (iii) the consummation of certain mergers and consolidations involving the Company; (iv) the consummation of the sale or other disposition of all or substantially all of the Company's assets; (v) the approval of liquidation or dissolution of the Company by its stockholders; and (vi) a change in the majority of the Board of the Company in existence prior to the first public announcement relating to any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the Company), contested election or substantial stock accumulation.

Adjustments

        If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares available for Benefits, the maximum number of

12    PROXY STATEMENT

shares which may be subject to an award in any calendar year and the number of shares subject to outstanding Benefits, and the price of each of the foregoing, as applicable, will be equitably adjusted by the Committee in its discretion.

        In the event of any merger, consolidation, or reorganization of the Company with or into another corporation which results in the Company's outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Committee, for each share of Common Stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.

Substitution and Assumption of Benefits

        Without affecting the number of shares reserved or available under the 2003 Plan, either the Board or the Committee may authorize the issuance of Benefits in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of the Company or any subsidiary as the result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as it deems appropriate.

Reusage

        If a Stock Option granted under the 2003 Plan expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Restricted Stock Units, Performance Shares or SARs granted under the 2003 Plan are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits will again be available for use under the 2003 Plan. Shares covered by a Benefit granted under the 2003 Plan would not be counted as used unless and until they are actually issued and delivered to a Participant. Any shares of Common Stock covered by a SAR shall be counted as used only to the extent shares are actually issued to the Participant upon exercise of the SAR. The number of shares which are transferred to the Company by a Participant to pay the exercise or purchase price of a Benefit will be subtracted from the number of shares issued with respect to such Benefit for the purpose of counting shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Benefit granted under the 2003 Plan that is settled in cash will not be counted as used.

Federal Income Tax Consequences

        The Company has been advised by counsel that the federal income tax consequences as they relate to Benefits are as follows:

ISOs

        An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies.

        The exercise of an ISO may in some cases trigger liability for the alternative minimum tax.

        If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income that the Optionee recognizes as a result of the disposition.

NSOs

        An Optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income that the Optionee recognizes upon the exercise of the Stock Option.

Restricted Stock

        A Participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

        A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to

                                    PROXY STATEMENT    13

the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the award.

        The Company receives a compensation expense deduction in an amount equal to the ordinary income recognized by the Participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Other Benefits

        In the case of an exercise of an SAR or an award of Restricted Stock Units, Performance Stock, Performance Units, or Common Stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Million Dollar Deduction Limit

        The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company's chief executive officer or is among one of the four other most highly-compensated officers for that taxable year as reported in the Company's proxy statement. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Benefits in the form of Stock Options, Performance Stock, Performance Units, SARs, performance-based Restricted Stock and Restricted Stock Units and cash payments under Management Incentive Awards constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

Miscellaneous

        A new benefits table is not provided because no grants have been made under the 2003 Plan and all Benefits are discretionary. On March 14, 2003, the closing price of the Common Stock was $8.19.

Approval by Stockholders

        In order to be adopted, the 2003 Plan must be approved by the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote.

RECOMMENDATION OF THE BOARD

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2003. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2003.

14    PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes the Company's equity compensation plan information as of December 31, 2002. The table does not include information with respect to options assumed in acquisitions where the plans governing the options will not be used for future awards, as described below. The table also does not include information about the proposed 2003 Plan that is being submitted for stockholder approval at the annual meeting. No grants have been made under the 2003 Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation plans approved by Motorola stockholders	266,737,438	(1)(2)(3)	$20.40	92,090,191	(4)
Equity compensation plans not approved by Motorola stockholders(5)(6)	14,080,774	(7)	$16.98	877,860	(8)

Total	280,818,212		$20.23	92,968,051

(1)
This includes options to purchase shares outstanding under the Motorola Omnibus Incentive Plan of 2002 ("2002 Plan"), the Motorola Omnibus Incentive Plan of 2000 ("2000 Plan"), the Restated and Amended 1998 Stock Incentive Plan ("1998 Plan") and prior stock incentive plans no longer in effect.

(2)
This also includes an aggregate of 1,734,299 restricted stock units that have been granted under the 2000 Plan and the 2002 Plan. Each restricted stock unit is intended to be the economic equivalent of a share of Common Stock.

(3)
This does not include 1,010,374 stock appreciation rights ("SARs") which are outstanding and exercisable under the 1998 Plan, 2000 Plan and prior stock incentive plans that are no longer in effect. These SARs enable the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of the Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. No security is issued upon the exercise of these SARs.

(4)
Of these shares: (i) 63,898,592 shares remain available for future issuance under the Company's employee stock purchase plan, the Motorola Employee Stock Purchase Plan of 1999, as amended; (ii) 99,738 shares remain available for issuance under the Motorola Non-Employee Directors Stock Plan, a plan under which the Company's non-employee directors receive a portion or all of their fees in stock in lieu of cash, and (iii) an aggregate of 28,091,861 shares remain available for grants of awards under the 2002 Plan, 2000 Plan and the 1998 Plan, of which 5,280,236 shares are available for grants of awards other than options under the 2000 Plan and 4,878,000 shares are available for grants of awards other than options under the 2002 Plan. Other benefits which may be granted under the 2000 Plan and the 2002 Plan are SARs, restricted stock, restricted stock units, performance stock, performance units, annual management incentive awards and other stock awards. Only options and SARs can be granted under the 1998 Plan.

(5)
The Company's only non-shareholder approved plan is the Compensation/Acquisition Plan of 2000 ("C/A Plan") that was adopted in November 2000. One of the major purposes of the C/A Plan is to grant awards to persons newly hired by the Company, including persons becoming employees as a result of an acquisition transaction; otherwise grants are generally made by the Company under the 1998, 2000 and 2002 Plans noted in footnote 1 above. Awards may not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan is more fully described below.

(6)
As of December 31, 2002, individual options to purchase a total of 7,452,379 shares of Common Stock had been assumed by the Company in connection with acquisition transactions, at a weighted average exercise price of $10.85. These options were issued under equity compensation plans of companies acquired by Motorola. No additional options may be granted under these equity compensation plans. The table does not include information with respect to these assumed options.

(7)
This does not include 49,309 SARs which are outstanding and exercisable under the C/A Plan. As described in footnote 3 above, no security is issued upon the exercise of these SARs.

(8)
Of these shares, 97,000 are available for grants of awards other than options under the C/A Plan. Other benefits which may be granted under the C/A Plan are SARs, restricted stock, restricted stock units, performance stock, performance units, annual management incentive awards and other stock awards.

                                    PROXY STATEMENT    15

The Compensation/Acquisition Plan of 2000

        The Compensation/Acquisition Plan of 2000 (the "C/A Plan"), initially adopted on November 7, 2000 by the Board of Directors, provides that awards may be granted to employees of the Company and its subsidiaries who are not executive officers or directors of the Company, in connection with its recruiting and retention efforts. One of the major purposes of the C/A Plan is to grant awards to persons newly hired by the Company, including persons becoming employees as a result of an acquisition transaction. In 2002, substantially all of the awards granted under this plan were to new employees. Existing employees received grants under our shareholder approved plans.

        The C/A Plan permits the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards. Although when initially adopted the C/A Plan provided for a maximum of 40,000,000 shares of Common Stock to be issued under the C/A Plan, subject to certain adjustments, the C/A Plan was amended to provide that, in lieu of such share authorization, the Committee that administers the C/A Plan has the authority to determine from time to time the maximum number of shares of Common Stock reserved for issuance under the C/A Plan. As of December 31, 2002, the maximum number of shares authorized to be issued under the C/A Plan is 2,000,000.

        The C/A Plan is administered by the Compensation and Leadership Committee of the Motorola Board. Awards have included options to acquire shares of the Company's common stock and restricted stock ("Restricted Stock"). Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, all options expire 10 years from the date of grant and vest and become exercisable at 25% increments over four years, with the exception of grants made on January 3, 2001 as part of the Chairman's Challenge grant which vested and became exercisable on July 1, 2003 and expire on May 3, 2003. Awards of Restricted Stock consist of shares or the rights to shares of the Company's common stock. These awards are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. Generally, Restricted Stock vests in 25% increments over four years, starting on the second anniversary of the award.

        Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs, will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock and restricted stock units outstanding on the date on which the change in control occurs will be automatically terminated.

16    PROXY STATEMENT

OWNERSHIP OF SECURITIES

        The following table sets forth information as of January 31, 2003, except as noted below, regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 19, and by all current directors, nominees and executive officers of the Company as a group. Each director owns less than 1% of the Common Stock. All current directors, nominees and current executive officers as a group own 1.2%.

Name	Shares Owned(1)	Shares Under Exercisable Options(2)	Total Shares Beneficially Owned(3)(4)

Christopher B. Galvin	15,218,811	2,877,000	18,097,078(5)
Mike S. Zafirofski	1,041,860	650,000	1,691,860(6)
David W. Devonshire	0	100,000	120,225(7)
Robert L. Barnett	21,418	1,288,750	1,311,165
Thomas J. Lynch	65,423	516,547	585,672(8)
Francesco Caio	9,612	15,000	24,612(9)
H. Laurance Fuller	41,084	55,500	96,584(10)
Anne P. Jones	9,066	55,500	73,464(11)
Judy C. Lewent	31,058	55,500	86,558(12)
Walter E. Massey	18,074	48,000	66,074(13)
Nicholas Negroponte	44,161	55,500	99,661(14)
Indra K. Nooyi	2,451	0	2,451(15)
John E. Pepper, Jr.	45,385	55,500	113,935(16)
Samuel C. Scott III	30,780	55,500	86,280(17)
Douglas A. Warner III	22,124	0	22,124(18)
B. Kenneth West	42,882	55,500	98,382(19)
John A. White	32,724	37,500	70,224(20)
All current directors, nominees and current executive officers as a group (27 persons)	17,010,137	10,510,582	27,808,045(21)

(1)
Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company's Profit Sharing Trust and the shares listed under "Shares Under Exercisable Options."

(2)
Includes shares under options exercisable on January 31, 2003 and options which become exercisable within 60 days thereafter.

(3)
Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(4)
Includes interests, if any, in shares held in the Company's Profit Sharing Trust, which is subject to some investment restrictions, and the shares listed under "Shares Under Exercisable Options."

(5)
Mr. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 7,153,337 shares; shared voting and investment power, 4,678,657 shares; sole voting power only, 1,338,128 shares; and shared voting power only, 2,048,689 shares. He disclaims beneficial ownership of 7,811,272 shares held in trusts, which are included for him under "Total Shares Beneficially Owned".

(6)
Mr. Zafirovski does not have investment power over 920,000 of these shares. He disclaims beneficial ownership of 240 shares held by him as custodian for his son, which are included for him under "Total Shares Beneficially Owed".

(7)
Mr. Devonshire's holdings under "Total Shares Beneficially Owned" include 20,225 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Motorola common stock. These units are excluded from the computations of percentages of shares owned.

(8)
Mr. Lynch does not have investment power over 50,000 of these shares.

(9)
Mr. Caio does not have investment power over 9,561 of these shares.

(10)
Mr. Fuller does not have investment power over 936 of these shares.

(11)
Ms. Jones does not have investment power over 8,159 of these shares, and disclaims beneficial ownership of 8,898 shares held by her husband, which are included for her under "Total Shares Beneficially Owned."

(12)
Ms. Lewent does not have investment power over 264 of these shares.

(13)
Mr. Massey has shared voting and investment power over 2,374 of these shares, and does not have investment power over 8,024 of these shares.

(14)
Mr. Negroponte's holdings are as of February 7, 2003.

                                    PROXY STATEMENT    17

(15)
Ms. Nooyi does not have investment power over 867 of these shares.

(16)
Mr. Pepper does not have investment power over 16,961 of these shares, and disclaims beneficial ownership of 13,050 shares held by his family members, which are included for him under "Total Shares Beneficially Owned."

(17)
Mr. Scott does not have investment power over 9,708 of these shares.

(18)
Mr. Warner does not have investment power over 2,117 of these shares.

(19)
Mr. West does not have investment power over 26,126 of these shares.

(20)
Mr. White does not have investment power over 540 of these shares.

(21)
All directors, nominees and current executive officers as a group have: sole voting and investment power over 7,690,667 of these shares, shared voting and investment power over 4,751,795 of these shares, shared voting power only over 2,048,689 of these shares and have sole voting and no investment power over 2,518,986 of these shares. Included under "Total Shares Beneficially Owned" are 220,225 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Motorola common stock. These units are excluded from the computations of percentages of shares owned. The directors, nominees and current executive officers as a group disclaim beneficial ownership of 7,837,060 of the shares included for them under "Total Shares Beneficially Owned"

Principal Shareholders

        As of December 31, 2002, no person was known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, except that FMR Corp. filed a Schedule 13G with the Securities and Exchange Commission containing the following information:

Name and Address	Number of Shares and Nature of Beneficial Ownership	Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	201,092,828 shares of Common Stock(1)	8.657%

(1)
Information based solely on a Schedule 13G dated February 13, 2003, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. Mr. Johnson is Chairman of FMR Corp. and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that, at December 31, 2002: (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 180,329,749 shares of Common Stock (including shares to be issued upon the assumed conversion of convertible debt and equity security units) in its capacity as investment adviser to various registered investment companies; (ii) Fidelity Management Trust Company, a bank that is a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 11,876,908 shares of Common Stock (including shares to be issued upon the assumed conversion of equity security units); (iii) Fidelity International Limited, an investment adviser of which Mr. Johnson is Chairman but which is managed independently from FMR Corp., was the beneficial owner of 8,856,716 shares of Common Stock (including shares to be issued upon the assumed conversion of equity security units); (iv) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 21,596 shares of Common Stock in its capacity as investment adviser to various individuals; and (v) Geode Capital Management LLC, an affiliate of FMR Corp., was the beneficial owner of 7,859 shares of Common Stock.

18    PROXY STATEMENT

EXECUTIVE COMPENSATION

Summary Compensation Table

Annual Compensation
Long-Term Compensation
Other Annual Compen- sation ($)(3)(4)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)		Restricted Stock Awards ($)	Securities Underlying Options (#)(5)	LTIP Payouts ($)(6)	All Other Compen- sation ($)(7)
Christopher B. Galvin Chairman of the Board and Chief Executive Officer	2002 2001 2000	1,275,000 1,275,000 1,275,000	1,500,000 0 1,250,000	12,845 5,232 6,281	0 0 0	1,000,000(8) 900,000(8) 0	0 0 0	9,552(9) 7,328 8,299(9)
Mike S. Zafirovski President and Chief Operating Officer	2002 2001 2000	810,577 746,154 402,500	750,000 1,000,000(13) 1,150,000(13)	113,182(10) 170,413(10) 110,333(10)	5,450,000(11) 0 18,306,000(13)	800,000(11)(12) 650,000(14) 750,000(13)	650,000(13) 0 0	5,946 1,502 820
David W. Devonshire Executive Vice President and Chief Financial Officer	2002	442,308	627,500(15)	85,910(16)	280,000(15)	400,000(15)	0	3,019
Robert L. Barnett Executive Vice President	2002 2001 2000	560,000 560,000 560,000	390,000 400,000 550,000	2,625 2,688 3,059,023(18)	0 0 0	300,000(17) 378,500(17) 0	0 0 0	10,766 10,969 7,427
Thomas J. Lynch Executive Vice President	2002 2001 2000	505,384 438,464 277,083	790,000(19) 225,000 807,922(23)	399,308(20) 90,985(20) 53,136(20)	590,000(21) 0 1,018,800(19)	450,000(21)(22) 286,500(22) 195,000(19)	0 0 0	4,842 4,927 5,156

(1)
Including amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan.

(2)
Unless otherwise indicated, bonuses earned in 2002 were earned under the Motorola Incentive Plan ("MIP") and bonuses earned in 2000 and 2001 were earned under the Performance Excellence Equals Rewards ("PE=R") plan.

(3)
Unless otherwise indicated, these amounts consist of the Company's reimbursements for the income tax liability resulting from income imputed to the executive officer as a result of: (a) coverage by a life insurance policy for elected officers, (b) use of Company aircraft, and/or (c) incidental gifts resulting in a tax liability of less than $100.

(4)
Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer valued on the basis of aggregate incremental cost to the Company ("Company perk costs"), was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years.

(5)
All options were granted at fair market value at the date of grant.

(6)
Other than the guaranteed minimum payment to Mr. Zafirovski described in footnote 13 below, no payments under this plan will be made for either of the cycles ending on December 31, 2002 because the minimum objective measure of Company performance was not met. As further discussed in the "Report of the Compensation Committee on Executive Compensation" beginning on page 25 below, the objective measure used for determining payments under this plan is Total Shareholder Return measured against a selected comparator group of companies.

(7)
Unless otherwise indicated, these figures for 2002 include: (a) the following amounts for imputed income associated with the premiums paid under the term life portion of the split-dollar life insurance for: Mr. Galvin, $4,431; Mr. Zafirovski, $1,648; Mr. Devonshire, $3,019; Mr. Barnett, $3,647; and Mr. Lynch, $1,323 and (b) the following contributions made by the Company to the 401(k) Plan in 2002 for: Mr. Galvin, $3,471; Mr. Zafirovski, $4,298; Mr. Barnett, $7,119; and Mr. Lynch, $3,519.

(8)
These stock options were granted to Mr. Galvin as part of the Company's broad-based annual stock option grants. The 1,000,000 options that were granted on May 7, 2002, vest and become exercisable in equal annual installments over four years, with the first installment vesting on May 7, 2003, and expire on May 7, 2012. The 900,000 options that were granted on March 16, 2001, also vest and become exercisable in equal annual installments over four years, with the first installment vesting on March 16, 2002.

(9)
During 2002 and 2000, Mr. Galvin received awards of $1,650 and $1,500, respectively, pursuant to the Company's patent award program. The patent award program is a broad-based program available to all Company employees and provides awards to inventors in connection with the filing of patent applications and/or the issuance of patents.

(10)
In 2002, this amount consists of both: (i) the Company's reimbursements for the income tax liability ("tax gross-ups") of $15,190 for income imputed to Mr. Zafirovski as a result of coverage by a life insurance policy for elected officers, the use of company aircraft and incidental gifts resulting in a tax liability of less than $100, and (ii) Company perk costs for Mr. Zafirovski of $97,992, including $58,964 in relocation benefits. In 2001, this amount consists of both: (i) tax gross-ups of $54,786 for income imputed to Mr. Zafirovski as a result of coverage by a life insurance policy for elected officers, the use of Company aircraft and relocation benefits, and (ii) Company perk costs for Mr. Zafirovski of $115,628, including $77,115 in relocation benefits. In 2000, this amount consists of both: (i) tax gross-ups of $21,258 for income imputed to Mr. Zafirovski as a result of coverage by

                                    PROXY STATEMENT    19

  a life insurance policy for elected officers, the use of company aircraft and relocation benefits, and (ii) Company perk costs for Mr. Zafirovski of $89,075, including $70,256 in relocation benefits.

(11)
In July 2002, Mr. Zafirovski became the Company's President and Chief Operating Officer. On that date, Mr. Zafirovski was awarded 500,000 shares of restricted Common Stock, with a fair market value of $10.90 per share. The restrictions on the shares lapse on July 29, 2006, provided that Mr. Zafirovski remains employed by the Company until such date, or upon death or total and permanent disability. All dividends are paid on the restricted stock. On that date, Mr. Zafirovski was also granted 200,000 stock options. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on July 29, 2003, and expire on July 29, 2012. The shares of restricted stock and stock options were granted to Mr. Zafirovski as a strong incentive to increase the value of the Company during his employment.

(12)
Mr. Zafirovski received 600,000 stock options on May 7, 2002 as part of the Company's broad-based annual stock option grant. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on May 7, 2003, and expire on May 7, 2012.

(13)
In May 2000, Mr. Zafirovski joined the Company as President of the Personal Communications Sector. At that time, as an incentive for him to join the Company and to compensate him for foregoing certain bonuses and equity-based compensation that he would have received from his former employer, the Company entered into certain compensation arrangements with Mr. Zafirovski. The compensation arrangements included a signing bonus of $500,000 that was paid to Mr. Zafirovski shortly after he joined the Company in 2000 and a guaranteed bonus of $500,000 that was paid to Mr. Zafirovski in 2001, on the first anniversary of his employment with the Company. Mr. Zafirovski also earned bonuses of $500,000 in 2001 and $650,000 in 2000 under the PE=R plan. On May 10, 2000, Mr. Zafirovski was also awarded 600,000 shares of restricted Common Stock, with a fair market value of $30.51 per share. The restrictions on 30% of the shares lapsed on May 10, 2001; the restrictions on 20% of the shares will lapse on May 10, 2004; and the restrictions on the remaining 50% of the shares will lapse on May 10, 2008. Upon death or total and permanent disability, all restrictions lapse. All dividends are paid on the restricted stock. On May 10, 2000, Mr. Zafirovski was also granted 750,000 stock options. 10% of the options vested on May 10, 2001; 20% of the options vested on May 10, 2002; 30% of the options will vest on May 10, 2003; and the remaining 40% of the options will vest on May 10, 2004. The options expire on May 10, 2010. The compensation arrangements also provided for a guaranteed minimum payment of $650,000 under the Company's Long Range Incentive Plan for the three-year cycle ending December 31, 2002. In addition, the compensation arrangements provided that Mr. Zafirovski shall be granted: (i) restricted stock with a face value of $4 million in May 2003, with all restrictions to lapse in May 2007; and (ii) assuming continued good performance in future years, restricted stock with a face value of $4 million in May 2006, with all restrictions to lapse in May 2010.

(14)
Mr. Zafirovski received 350,000 stock options on January 3, 2001 as part of the Chairman's Challenge Grant, which was designed to provide employees with shorter-term incentive to improve performance. These options vested and became exercisable on July 1, 2002 and expire on December 3, 2003. Mr. Zafirovski also received 300,000 stock options on March 16, 2001 as part of the Company's broad-based annual stock option grant. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on March 16, 2002, and expire on March 16, 2011.

(15)
In March 2002, Mr. Devonshire joined the Company as Executive Vice President and Chief Financial Officer. At that time, as an incentive for him to join the Company, the Company entered into certain compensation arrangements with Mr. Devonshire. The compensation arrangements included a signing bonus of $287,500 that was paid to Mr. Devonshire shortly after he joined the Company in 2002 and a guaranteed bonus of $287,500 that will be paid in 2003, after completion of Mr. Devonshire's first year of employment. Mr. Devonshire also earned a bonus of $340,000 in 2002 under MIP. On March 18, 2002, Mr. Devonshire was also awarded 20,000 restricted stock units. The fair market value of the Common Stock on March 18, 2002 was $14.00. Restrictions on 50% of the units will lapse on March 18, 2005; restrictions on an additional 25% of the units will lapse on March 18, 2006; and restrictions on the remaining 25% of the units will lapse on March 18, 2007. Upon death or total and permanent disability, all restrictions lapse. Upon lapse of the restrictions on a unit, Mr. Devonshire is entitled to receive a share of Common Stock. Until such time, he has no voting rights with regard to the underlying shares. Dividends on the units are automatically reinvested in additional units at the currents market price. Restrictions on the units received upon dividend reinvestment lapse at the same time as restrictions on the underlying units. On that date, Mr. Devonshire was also granted 400,000 stock options. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on March 18, 2003, and expire March 18, 2012. The compensation arrangements also provided for a guaranteed stock option grant in 2003 with respect to not less than $4 million of the Company's shares, subject to Mr. Devonshire's continued employment with the Company through the grant date. The stock options would be subject to the terms and conditions of the Company's standard award agreement and would vest in four equal annual installments beginning one year after the date of grant.

(16)
This amount consists of both: (i) a tax gross-up of $11,976 for income imputed to Mr. Devonshire as a result of coverage by a life insurance policy for elected officers and relocation benefits, and (ii) Company perk costs for Mr. Devonshire in 2002 of $73,934, including $64,681 in relocation benefits.

(17)
300,000 stock options were granted to Mr. Barnett on May 7, 2002 as part of the Company's broad-based annual stock option grant. These options vested and became exercisable on November 7, 2002, and expire on May 7, 2012. Mr. Barnett was granted 178,500 stock options on January 3, 2001 as part of the Chairman's Challenge Grant that was designed to provide employees with shorter-term incentive to improve performance. These options vested and became exercisable on July 1, 2002 and expire on December 3, 2003. Mr. Barnett also was granted 200,000 stock options on March 16, 2001 as part of the Company's broad-based annual stock option grant. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on March 16, 2002, and expire March 16, 2011.

(18)
Certain officers who were elected prior to January 1, 2000, participate in a supplementary retirement plan. A discussion of the Company's pension and retirement plans is on pages 23 and 24. At the time of vesting, the Company makes a contribution to the trust for the supplementary retirement plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the plan due to the participant after retirement. Federal and state tax laws require that the participant include in

20    PROXY STATEMENT

  income the amount of any contribution in the year it was made, even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of the contribution. In 2000, Mr. Barnett was reimbursed for such a tax liability of $3,057,117.

(19)
In connection with the Company's acquisition of General Instrument Corporation in January 2000, and as an added incentive to retain his services after the acquisition, Mr. Lynch was granted a number of incentives on January 12, 2000. He was granted the conditional right to receive a one-time retention bonus if he remained employed by Motorola for two years after the acquisition. He received this cash payment of $385,000 on January 4, 2002. In 2002, Mr. Lynch also earned a bonus of $405,000 under MIP. On January 12, 2000, Mr. Lynch was also awarded 22,500 shares of restricted Common Stock, with a fair market value of $45.28 per share. The restrictions on these shares lapsed on January 12, 2002. All dividends were paid on the restricted stock. On that date, Mr. Lynch was also granted 195,000 stock options. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on January 12, 2001, and expire on January 12, 2015.

(20)
In 2002, this amount consists of both: (i) tax gross-ups of $183,844 for income imputed to Mr. Lynch as a result of the one-time retention bonus described in footnote 19 above, financial planning benefits, coverage by a life insurance policy for elected officers, the use of company aircraft and relocation benefits, and (ii) Company perk costs for Mr. Lynch of $215,465, including $188,897 in benefits associated with his permanent relocation to northern Illinois. In 2001, this amount consists of both: (i) tax gross-ups of $37,094 for income imputed to Mr. Lynch as a result of financial planning benefits, the use of Company aircraft and relocation benefits, and (ii) Company perk costs for Mr. Lynch of $53,891, including $25,686 in relocation benefits and $14,423 for personal use of a Company car. In 2000, this amount consists of tax gross-ups of $53,136 for income imputed to Mr. Lynch as a result of financial planning benefits, country club membership and relocation benefits.

(21)
In August 2002, Mr. Lynch became President of the Company's Personal Communications Sector. On that date, Mr. Lynch was awarded 50,000 shares of restricted Common Stock, with a fair market value of $11.80. The restrictions on the shares lapse on August 9, 2006, provided that Mr. Lynch remains employed by the Company until such date, or upon death or total and permanent disability. All dividends are paid on the restricted stock. On that date, Mr. Lynch was also granted 200,000 stock options. 10% of the options will vest on August 9, 2003; 20% of the options will vest on August 9, 2004; 30% of the options will vest on August 9, 2005; and the remaining 40% of the options will vest on August 9, 2006. The options expire on August 9, 2012. The shares of restricted stock and stock options were granted to Mr. Lynch as a strong incentive to increase the value of the Company during his employment.

(22)
Mr. Lynch was granted 250,000 stock options on May 7, 2002 as part of the Company's broad-based annual stock option grant. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on May 7, 2003, and expire on May 7, 2012. Mr. Lynch was granted 136,500 stock options on January 3, 2001 as part of the Chairman's Challenge Grant, a special grant that was designed to provide employees with shorter-term incentive to improve performance. These options vested and became exercisable on July 1, 2002 and expire on December 3, 2003. Mr. Lynch also received 150,000 stock options on March 16, 2001 as part of the Company's broad-based annual stock option grant. These options vest and become exercisable in equal annual installments over four years, with the first installment vesting on March 16, 2002, and expire March 16, 2011.

(23)
During 2000, Mr. Lynch participated in the General Instrument Annual Incentive Plan ("AIP"), not PE=R. Mr. Lynch received a bonus of $257,922 under AIP for 2000 performance. In addition, Mr. Lynch received $550,000 as a bonus for exceptional performance during 2000 at the Company's Broadband Communications Sector, including achieving synergies from the Motorola/General Instrument merger that surpassed expectations in terms of both speed and size.

                                    PROXY STATEMENT    21

Stock Option Grants in 2002

Individual Grants
					Potential Realizable Value(2) at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (# of shares)(1)
		% of Total Options Granted to Employees in 2002
			Exercise or Base Price ($/Sh)
				Expiration Date
Name					5%($)(2)	10%($)(2)

Christopher B. Galvin	1,000,000(3)(4)	1.0	14.44	5/7/12(5)	9,081,238	23,013,641
Mike S. Zafirovski	600,000(3)(4) 200,000(6)(7)	0.6 0.2	14.44 10.90	5/7/12(5) 7/29/12(8)	5,448,743 1,370,990	13,808,185 3,474,359
David W. Devonshire	400,000(3)(9)	0.4	14.00	3/18/12(8)	3,521,810	8,924,958
Robert L. Barnett	300,000(3)(10)	0.3	14.44	5/7/12(5)	2,724,372	6,904,092
Thomas J. Lynch	250,000(3)(4) 200,000(6)(11)	0.2 0.2	14.44 11.80	5/7/12(5) 8/9/12(8)	2,270,310 1,484,191	5,753,410 3,761,232

(1)
These options were granted at fair market value at the time of the grant and carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. In the aggregate, the options described in this table are exercisable for approximately 0.13% of the total shares of Common Stock outstanding on January 31, 2003.

(2)
These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the entire life of these options. This equates to increases of 62.9% and 159.4%, respectively, for all options listed in this table, all of which expire ten years from the date of grant. These assumed rates of growth are selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. For example, the options granted to Mr. Galvin would produce a pre-tax gain of $23,013,641 only if the Company's stock price appreciates by 10% per year for each of the next 10 years and rises to $37.45 per share before Mr. Galvin exercises the stock options. Based on the number of shares of Common Stock outstanding as of January 31, 2003, such an increase would produce a corresponding aggregate pre-tax gain of more than $53 billion for the Company's shareholders. In other words, Mr. Galvin's gain from the options would equal .04% of the potential gain to all shareholders. These calculations do not take into account any taxes or other expenses that might be owed.

(3)
These options were granted under the Motorola, Inc. Omnibus Incentive Plan of 2000 to acquire shares of Common Stock.

(4)
These options were granted on May 7, 2002 as part of the company's broad-based annual stock option grant. The options vest and become exercisable in four equal annual installments with the first installment vesting on May 7, 2003.

(5)
The options expire 10 years from the date of grant. The option term is the same for substantially all of the options granted to employees by the Committee on May 7, 2002. These options could expire earlier in certain situations.

(6)
These options were granted under the Motorola, Inc. Omnibus Incentive Plan of 2002 to acquire shares of Common Stock.

(7)
These options were granted to Mr. Zafirovski on July 29, 2002 in connection with his promotion to President and Chief Operating Officer of the Company and as a strong incentive to increase the value of the Company during his employment. The options vest and become exercisable in four equal annual installments with the first installment vesting on July 29, 2003.

(8)
The options expire 10 years from the date of grant. These options could expire earlier in certain situations.

(9)
These options were granted to Mr. Devonshire on March 18, 2002 in connection with him joining the company and as an added incentive to retain his services. The options vest and become exercisable in four equal annual installments with the first installment vesting on March 18, 2003.

(10)
These options were granted to Mr. Barnett on May 7, 2002. The options vested and become exercisable on November 7, 2002.

(11)
These options were granted to Mr. Lynch on August 9, 2002 in connection with his promotion to President of the Company's Personal Communications Sector and as a strong incentive to increase the value of the Company during his employment. The options vest and become exercisable over four years as follows: 10% of the options will vest on August 9, 2003; 20% of the options will vest on August 9, 2004; 30% of the options will vest on August 9, 2005; and the remaining 40% of the options will vest on August 9, 2006.

22    PROXY STATEMENT

Aggregated Option Exercises in 2002
and 2002 Year-End Option Values

			Number of Securities Underlying Unexercised Options at end of 2002(#)		Value of Unexercised In-The-Money(2) Options at end of 2002($)(3)
	Shares Acquired on Exercise (# of shares)	Value Realized ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher B. Galvin	240,000	568,800	2,427,000	2,125,000	0	0
Mike S. Zafirovski	0	0	650,000	1,550,000	0	0
David W. Devonshire	0	0	0	400,000	0	0
Robert L. Barnett	0	0	1,175,000	277,500	0	0
Thomas J. Lynch	0	0	430,297	660,000	5,209	0

(1)
The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

(2)
"In-the-Money" options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 2002.

(3)
Assuming a stock price of $8.65 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange on December 31, 2002.

Long-Term Incentive Plans—No Awards in 2002

        As a measure to reduce costs and return to profitability as quickly as possible, the Company's Long Range Incentive Plan of 2000 ("New LRIP") was suspended in 2002. Accordingly, the three-year cycle that would have otherwise started on January 1, 2002 will not occur.

RETIREMENT PLANS

        The Motorola, Inc. Pension Plan (the "Pension Plan") may provide pension benefits to the named executive officers in the future. Most regular U.S. employees who have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Pension Plan. They become vested after five years of service. Normal retirement is at age 65.

        The Company also maintains a supplementary retirement plan (the "SRP Plan") for certain elected officers. Since January 1, 2000, no additional officers are eligible for participation in the SRP. Elected officers, including Mr. Galvin and Mr. Barnett, who, prior to January 1, 2000, were designated for participation by the Committee administering the SRP Plan, participate in the SRP Plan. Mr. Devonshire, Mr. Lynch and Mr. Zafirovski do not participate in the SRP Plan. The SRP Plan provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under the Pension Plan (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the SRP Plan, that officer will receive supplementary payments upon retirement.

        Generally, the total annual payments to such officer from both plans will equal a percentage of the sum of such officer's rate of salary at retirement plus an amount equal to the highest average of the annual bonus awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon such officer's years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer's retirement benefit calculated under the terms of the Pension Plan, without regard to the limitation on considered compensation under qualified retirement plans in section 417 of the Internal Revenue Code (the "Code") or the technical benefits limitation in section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the Pension Plan and SRP Plan is subject to a maximum of 70% of that officer's base salary prior to retirement. If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57, contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.

        Participants in the SRP Plan generally become vested in the plan at age 55 with 5 years of service, or at age 60 with two years of service, or at age 65 or upon becoming disabled (without regard to years of service). At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the

                                    PROXY STATEMENT    23

trust to make payments of the benefits under the SRP Plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. As described in the Summary Compensation Table, Mr. Barnett was reimbursed for such a tax liability of $3,057,117 in 2000. This is the Company's policy with respect to all participants in the plan, including those named in the Summary Compensation Table.

        Based on salary levels at December 31, 2002, and the average of the annual incentive awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated annual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the SRP Plan and previous retirement income plans (including plans of the former General Instrument Corporation for Mr. Lynch), if applicable, are as follows: Mr. Galvin, $1,045,606; Mr. Zafirovski, $56,476; Mr. Devonshire, $2,069; Mr. Barnett, $399,840; and Mr. Lynch, $109,160.

        In addition, as part of the compensation arrangements agreed to with Mr. Zafirovski when he joined the Company in 2000, the Company agreed to make a deferred cash payment of $4 million plus accrued interest to Mr. Zafirovski when he reaches age 60. The Company agreed to this payment in order to replace the supplemental retirement benefit that Mr. Zafirovski had accrued with his former employer that was forfeited when he joined the Company. The Company accrues interest quarterly on this amount, at the rate of 7% per annum, from Mr. Zafirovski's start date until he is age 60. In the event of Mr. Zafirovski's death before age 60, the amount credited to his account at the date of death, plus any interest accrued from the last day of the preceding calendar quarter to the date of payment, shall be payable as designated by Mr. Zafirovski. In the event of any other termination of Mr. Zafirovski's employment or a change in control before Mr. Zafirovski reaches age 60, the balance of his account on the date of termination or change in control, plus any interest accrued from the last day of the preceding calendar quarter to the date of payment, will be paid to Mr. Zafirovski in a lump sum.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  Severance Protection Agreement with Thomas Lynch

        In connection with the Company's acquisition of General Instrument Corporation in January 2000, the Company entered into an Amendment to Severance Protection Agreement (as further amended, the "Severance Agreement") with Thomas J. Lynch, a former Senior Vice President of General Instrument Corporation and the current President of the Company's Personal Communications Sector. The Severance Agreement was entered into with Mr. Lynch as an added benefit to retain his services after the acquisition. The Severance Agreement terminated on January 12, 2002.

        Pursuant to the Severance Agreement, on January 12, 2000, Mr. Lynch was granted: (i) options to purchase 195,000 shares of Common Stock and (ii) 22,500 shares of restricted stock. The 195,000 options have an exercise price of $45.28, the fair market value on the date of grant. Each of these grants is discussed in the Summary Compensation Table. The options become exercisable in equal annual installments over 4 years, with the first installment vesting on January 12, 2001, and expire on January 12, 2015. The restrictions on the 22,500 shares of restricted stock lapsed on January 12, 2002. Pursuant to the Severance Agreement, Mr. Lynch was also promised options to purchase at least 45,000 shares of Common Stock as part of the Company's traditional annual stock option grants during 2001. These options were granted to Mr. Lynch on March 16, 2001 and have an exercise price of $14.41, the fair market value on the date of grant. These options become exercisable in equal annual installments over 4 years, with the first installment vesting on March 16, 2002, and expire on March 16, 2011.

        Pursuant to the terms of the Severance Agreement, Mr. Lynch was also granted the conditional right to receive a one-time retention bonus if he remained employed by Motorola for two years after the acquisition. On January 4, 2002, Mr. Lynch received this cash payment of $546,363 (equal to $385,000, plus a tax reimbursement payment to offset the impact of resulting income tax liability).

        The Severance Agreement provided for severance pay and other benefits under certain conditions in the event of a termination of employment within 24 months of a "Change of Control"(as defined in the Severance Agreement). When the Severance Agreement terminated on January 12, 2002, Mr. Lynch became subject to the Change in Control Severance Plans for Motorola's elected officers described below.

24    PROXY STATEMENT

  Severance Agreement with David Devonshire

        In March 2002, the Company entered into compensation arrangements with David Devonshire as an incentive for him to join the Company as Chief Financial Officer. Pursuant to the compensation arrangements, if Mr. Devonshire is terminated without cause Motorola has agreed to pay him severance equal to one year's base salary plus his targeted incentive payout.

  Change in Control Arrangements

        The Company has adopted Change in Control Severance Plans (the "Plans") for its elected officers. The Plan applicable to the named executive officers is the Motorola, Inc. Senior Officer Change in Control Severance Plan (the "Senior Officer Plan"). The Senior Officer Plan provides for the payment of benefits in the event that: (i) an executive officer terminates his or her employment for "good reason" (as defined) within two years of a change in control, or (ii) the executive officer's employment is terminated for any reason other than termination for "good cause" (as defined), disability, death or normal retirement within two years of a change in control. In addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of: (i) three times the greater of the executive officer's highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date; (ii) three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; and (iii) a pro rata target bonus for the year of termination. The executive officer would also receive continued medical and insurance benefits for 3 years, and 3 years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise of tax under Section 4999 of the Internal Revenue Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan's term is for 3 years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Plans continue for an additional two years. These Plans replace individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company's officers, the general employee population is covered by a change in control severance plan.

        The following "Report of Compensation Committee on Executive Compensation", "Report of Audit and Legal Committee" and "Performance Graph" and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        On February 4, 2003, as a result of the work of the 2002 Ad Hoc Committee on Governance, the Board's former Compensation Committee and former Management Development Committee were combined to form the Compensation and Leadership Committee. Beginning in May 2003, the members of the new, combined committee will be Directors Samuel C. Scott III (Chair), Indra K. Nooyi, Douglas A. Warner III and B. Kenneth West. At December 31, 2002 and throughout 2002, the members of the Compensation Committee were Directors Samuel C. Scott III (Chair), H. Laurance Fuller and John E. Pepper, Jr. This report was prepared by the three members of the 2002 Compensation Committee.

        The Compensation and Leadership Committee is responsible for administering the Company's executive compensation policies and programs. The Committee recommends compensation for members of the Office of the Chairman to the Board of Directors and reviews compensation for all executive officers. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee reports regularly to the Board of Directors on its activities. During 2002, the Committee was comprised of 3 outside directors who are each independent as defined under the New York Stock Exchange listing standards. During 2003, the Committee will be comprised of 4 independent directors.

Objectives of Executive Compensation Program

        Motorola's executive compensation program is designed to attract and retain key executives critical to the long-term success of the Company. The design is centered on three focal points—a) providing competitive base pay, b) modulating compensation in line with performance and c) generating outstanding returns to shareholders over the long term. The program is designed to create strong links to performance and shareholder value.

Summary of Motorola Compensation Plans

Base Pay

        Base pay levels are compared to a competitive peer group. In the U.S., the peer group consists of 23 companies which, in the aggregate, the Committee believes fairly represent the Motorola portfolio of businesses and which the Company competes with for executive talent. Outside the U.S., the same peer group companies are compared unless other, more compelling competitors for executive talent are present.

                                    PROXY STATEMENT    25

        Overall, base salary levels for each position are set at the 50th percentile of similar positions in the peer group. When a position does not readily match those found in the data, judgment is applied to determine a fair competitive salary. Some variation above and below the competitive median is allowed when, in the judgment of management and the Committee, the value of the individual's experience, performance and specific skill set justifies variation. In this way, competitively-superior pay goes to those that earn it. As a result, the greatest retention value has been invested in the strongest performers.

In addition to base pay, the major executive compensation programs are as follows:

        1.    The Motorola Incentive Plan (MIP): MIP was initiated in January 2002 and applies to every employee in the Company (except those on a Sales Incentive Plan). The Plan replaced the Performance Excellence Equals Rewards Plan, or PE=R, which was established primarily for Company officers. MIP focuses on profit before tax (PBT) and free cash flow, two measures critical to improving shareholder returns. PBT and free cash flow targets are established for the Company and each of its major sectors. While most employees are rewarded based on sector performance, high-level elected officers (including the executives named in the Summary Compensation Table) have a significant portion of their award based on the PBT and cash flow of the entire Company.

        MIP awards are paid based on attainment of PBT and free cash flow along with an assessment of each individual's performance for the year. Target awards under MIP are based on market-competitive data and are established as a percentage of base salary. The Compensation and Leadership Committee designates target levels for members of the Office of the Chairman and other executive officers. They also review target levels for all participants.

        2.    The Long Range Incentive Plan: The Long Range Incentive Plan was redesigned for implementation in January of 2000 ("New LRIP"). The program is offered to approximately 60 high-level executive officers (including the executives named in the Compensation Table). Payouts under the Plan are based 100% on the Corporation's Total Shareholder Return as defined below:

TSR =	Change in Stock Price + Dividends Stock price at the beginning of a cycle

        The Company's performance is compared to the performance of its peers. Awards will be paid based on TSR and how the Company has performed relative to its peers.

        Other than a guaranteed minimum payment to Mr. Zafirovski (which is described further under "Office of the Chairman LRIP"), based on corporate performance, no awards will be paid under New LRIP for the cycle completed on December 31, 2002. There have been no other payouts under New LRIP or its predecessor plan since 1997. In order to help return the Company to profitability, the New LRIP program was suspended in 2002 with no cycle starting on January 1, 2002.

        New LRIP is based on three-year performance cycles. Awards will be paid in cash. Award targets are 100%, 75% or 50% of salary. The Committee determines targets for members of the Office of the Chairman and other executive officers. The CEO determines targets for other participants. The three-year cycle that otherwise would have started on January 1, 2002, has been suspended as a measure to reduce costs and return to profitability as quickly as possible. The cycle currently in progress will continue through the cycle end date in 2003.

        The current LRIP replaced the Long Range Inventive Plan of 1994 ("Old LRIP"). The Committee believes New LRIP better aligns senior management's interest with those of all shareholders. Old LRIP was based on four-year performance cycles. The last performance cycle under Old LRIP ended in 2002 with no awards being earned.

        3.    Stock Option Plans: A wide range of managerial and individual contributors participate in the Company's stock option plans. Approximately 44,600 employees were granted stock options in 2002. Stock options are typically awarded annually to encourage optionees to own Common Stock to align their personal financial worth to the Company's share price growth.

        On May 7, 2002, the Committee granted options to approximately 43,000 employees as part of the Company's traditional annual award of options. These options vest and become exercisable in four equal annual installments with the first installment vesting on May 7, 2003. The exercise price for the options is $14.44/share, the fair market value of the Common Stock on the date of grant. The options expire on May 7, 2012.

        On one basis or another, the rewards under each of these major plans depend on overall Company performance, with some programs also taking into account sector, group, division, team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as executive officers (including one or more of the five most highly compensated at that time) have received no payments under these plans.

        The Compensation and Leadership Committee has established ownership guidelines for members of the Office of the Chairman and executive and senior vice presidents. The guidelines set a minimum level of ownership of: 4 times base salary for the Office of the Chairman; the lesser of 3 times base salary or 50,000 shares or units for executive vice presidents; and the lesser of 2 times base salary or 25,000 shares or units for senior vice presidents. Although the majority of the Company's peer companies do not require minimum ownership levels, the Company believes that these guidelines further align its rewards programs with shareholder interests.

Compensation for Members of the Office of the Chairman

        The compensation for the members of the Office of the Chairman consists of base salary, MIP award eligibility, LRIP award eligibility, stock options, restricted stock or restricted stock units and certain other benefits. During 2002, Christopher B. Galvin served as Chairman of the Board and Chief Executive Officer. On July 29, 2002, Mike Zafirovski replaced Edward Breen as President and Chief Operating Officer. Mr. Galvin and Mr. Zafirovski comprise the Office of the Chairman.

26    PROXY STATEMENT

        The Committee studied the data gathered from the 23-company peer group mentioned earlier to assess the appropriate competitive compensation levels for members of the Office of the Chairman.

Office of the Chairman Base Salary

        In determining the base salaries of the Office of the Chairman, the Committee considered the results of the study together with the Company's performance on its own financial and non-financial strategic goals and the individual performance of the members of the Office of the Chairman. No particular weight was given to any one of these goals in setting base salaries for the members of the Office of the Chairman. The competitive study gave the Committee a base from which to modify salary and incentive compensation based upon performance. Mr. Galvin's annual salary for all of 2002 was $1,275,000. Mr. Zafirovski's annual salary was $900,000 at the end of 2002. Mr. Galvin's base salary has not increased since 1999.

Office of the Chairman Annual MIP

        For the 2002 MIP awards, the Committee assessed performance based on the measures of PBT and free cash flow that comprise the formula for awards under the Plan. However, the Committee and Board also reviewed an assessment of the results of the Office of the Chairman along with a formal Board assessment of CEO performance in 2002. The results of each were used to make recommendations on compensation for the Office of the Chairman. Based on these assessments, the Committee awarded $1,500,000 to Mr. Galvin and $750,000 to Mr. Zafirovski for 2002 performance. In particular, the Committee recognized that the Company exceeded the vast majority of the financial metrics that it set out to achieve in 2002, including metrics for PBT and free cash flow. In the middle phase of its turnaround, the Company returned to profitability in the second half of 2002 and generated $1.3 billion in cash from operating activities during 2002, including positive cash flow from operations in each quarter.

Office of the Chairman Stock Options

        On May 7, 2002, as part of the Company's traditional annual award of stock options, Mr. Galvin was awarded options to purchase 1,000,000 shares of Common Stock. Mr. Zafirovski was awarded options to purchase 600,000 shares of Common Stock on May 7, 2002 during which time he was serving as Executive Vice President and President, Personal Communications Sector. The exercise price for the options is $14.44 per share, the fair market value of the Common Stock on the date of grant. The options expire on May 7, 2012. The options vest and become exercisable in equal annual installments over 4 years, with the first installment vesting on May 7, 2003. Mr. Zafirovski also received an additional award of 200,000 options on July 29, 2002 in connection with his promotion to President and Chief Operating Officer. The exercise price for these options is $10.90 per share, the fair market value of the Common Stock on the date of grant, The options vest in equal annual installments over 4 years, with the first installment vesting on July 29, 2003. The options expire on July 29, 2012.

        The decision as to the number of options awarded was made using the Committee's judgment after considering the performance of the Company and reviewing data from the peer group mentioned earlier. Options were granted to these executives in order to provide them with strong incentive to increase the value of the Company.

Office of the Chairman LRIP

        The minimum corporate performance requirements under both the Old and New LRIP cycles that ended on December 31, 2002 were not attained. As such, no payments were made to any LRIP participant based on Company performance for either cycle. The compensation arrangements agreed to by the Company with Mr. Zafirovski when he joined the Company in 2000 provided for a guaranteed minimum payment of $650,000 under the Company's Long Range Incentive Plan for the three-year cycle ending December 31, 2002. Accordingly, Mr. Zafirovski will receive this payment in 2003.

        The cycle that otherwise would have started on January 1, 2002, has been suspended as a measure to reduce costs and return to profitability as quickly as possible. The cycles currently in progress will continue through the cycle end dates in 2002 and 2003. A new cycle is expected to begin on January 1, 2003, assuming appropriate business conditions. Other than the guaranteed minimum payment to Mr. Zafirovski, there have been no payouts under New LRIP or its predecessor plan since 1997.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to one million dollars for compensation paid to named executive officers unless certain requirements are met. The awards under MIP, the Stock Option Plan of 1996 and LRIP (with the possible exception of any guaranteed award) meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 2002, if any, will be deductible. The Motorola Amended and Restated Incentive Plan of 1998 and the Motorola Omnibus Incentive Plan of 2000 and 2002 permit various types of awards, some of which qualify for exemption under Section 162(m) and some of which do not. Stock options, performance shares and stock appreciation rights that are granted under these plans qualify as "performance based compensation" and, as such, are exempt from the limitation on deductions. Outright grants of common stock, restricted stock, restricted stock units and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions.

        Overall, the Committee believes that the members of the Office of the Chairman are being appropriately compensated in a manner that relates to performance and is in the long-term interests of the stockholders.

Respectfully submitted,
Samuel C. Scott III, Chairman H. Laurance Fuller John E. Pepper, Jr.

                                    PROXY STATEMENT    27

REPORT OF AUDIT AND LEGAL COMMITTEE

        During 2002, the Audit and Legal Committee consisted of the following Directors: Anne P. Jones (Chair), H. Laurance Fuller, Judy C. Lewent and John A. White. On January 1, 2003, H. Laurance Fuller succeeded Anne P. Jones as Chair of the Committee. On February 4, 2003, B. Kenneth West replaced Judy C. Lewent as a member of the Committee. Each member of the Committee is independent as defined under the New York Stock Exchange listing standards. The Committee operates under a written charter that is adopted by the Board of Directors and reviewed by the Committee on an annual basis. The Committee's current charter, as adopted by the Board of Directors on February 4, 2003, is attached to this Proxy Statement as Appendix A.

        The responsibilities of the Audit and Legal Committee are to assist the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company's accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee fulfills its responsibilities through periodic meetings with the Company's independent auditors, internal auditors and management. During fiscal 2002, the Committee met 7 times. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee, or the Committee Chair as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the controller and the independent auditors, prior to public release. The Comittee also obtained a report, of the nature described in Statement on Auditing Standards (SAS) No. 71, from the independent auditors containing the results of their review of the interim financial statements.

        Throughout the year the Audit and Legal Committee monitors matters related to the independence of KPMG LLP, the Company's independent auditors. As part of its monitoring activities, the Committee obtained a letter from KPMG, containing a description of all relationships between the auditors and the Company. After reviewing the letter and discussing it with management, the Committee discussed with the auditors its overall relationship with the Company and any of those relationships described in the letter that could impact KPMG's objectivity and independence. Based on its continued monitoring activities and year-end review, the Committee satisfied itself as to the auditors' independence. KPMG also has confirmed in its letter that, in its professional judgment, it is independent of the Company within the meaning of the Federal securities laws and within the requirements of Independence Standard Board (ISB) Standard No. 1, Independence Discussion with Audit Committees.

        The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

        The Committee discussed and reviewed with the independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in SAS 61, "Communication with Audit Committees". With and without management present, the Committee discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

        The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation and integrity of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent auditors and, based on such recommendation, the Board reappointed KPMG LLP as the Company's independent auditors. Pursuant to the Committee's revised Charter, beginning in 2003, the Committee will appoint the Company's independent auditors.

        As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company's independent auditors. In giving its recommendation to the Board of Directors, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted,
H. Laurance Fuller, Chair Anne P. Jones Judy C. Lewent John A. White

28    PROXY STATEMENT

PERFORMANCE GRAPH

        The following graph compares the five-year cumulative total returns of Motorola, Inc., the S&P 500 Index, and a composite of the S&P Communications Equipment Index and the S&P Electronics (Semiconductors) Index. This composite peer group contains a total of 30 companies. The graph assumes $100 was invested in the stock or the Index on December 31, 1997, and also assumes the reinvestment of dividends.

                                    PROXY STATEMENT    29

OTHER MATTERS

        The Board knows of no other business to be transacted at the 2003 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Independent Public Accountants

        KPMG LLP served as the Company's independent public accountants for the fiscal years ended December 31, 2001 and December 31, 2002 and are serving in such capacity for the current fiscal year. The Board appoints independent public accountants annually. The decision of the Board is based on the recommendation of the Audit and Legal Committee, which reviews both the audit scope and estimated audit fees. Beginning in 2003, the Company's independent auditors will be appointed and engaged by the Audit and Legal Committee.

        Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

        The aggregate fees billed by KPMG LLP for professional services to the Company were $18.4 million in 2002 and $23.1 million in 2001.

Audit Fees

        The aggregate fees billed by KPMG LLP for professional services rendered in connection with the audit of the Company's annual financial statements, the review of the Company's quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements were $6.9 million in 2002 and $7.0 million in 2001.

Audit-Related Fees

        The aggregate fees billed by KPMG LLP for professional assurance and related services reasonably related to the performance of the audit of the Company's financial statements, but not included under Audit Fees, were $1.6 million in 2002 and $2.6 million in 2001. These fees related to audits and due diligence in connection with acquisitions and dispositions by the Company.

Tax Fees

        The aggregate fees billed by KPMG LLP for professional services for tax compliance, tax advice and tax planning were $9.1 million in 2002 and $10.4 million in 2001. These fees primarily related to consultation for the preparation of the Company's U.S Federal, state and local tax returns and international subsidiaries tax returns and services provided to expatriated Company employees in preparing their tax returns. The Audit and Legal Committee has determined that KPMG LLP will not provide tax assistance for expatriate employees after the completion of 2001 tax returns. Accordingly, the Company does not expect to incur additional fees from KPMG LLP relating to these services (such fees were $5.1 million in 2002 and $4.3 million in 2001) in 2003 or beyond.

Other Fees

        The aggregate fees for all other services rendered by KPMG LLP were $0.8 million in 2002 and $3.1 million in 2001. In 2002, these fees related primarily to forensic audits and litigation support. In 2001, $2.9 million of these fees related to IT consulting services rendered before KPMG LLP's consulting business was spun-off into an independent entity in February 2001. Since that time, the Company has not utilized KPMG LLP to perform any consulting services and, in 2002, the Audit and Legal Committee implemented a policy whereby KPMG LLP may not provide IT consulting, internal audit outsourcing services or financial transaction structuring services in the future.

        The following table further summarizes fees billed to the Company by KPMG LLP during 2002 and 2001:

	Worldwide Fees ($ in millions)

Service	2002	2001

Audit Fees
Consolidated Audit	$5.7	$4.1
Statutory Audits	$0.5	$0.8
SEC Filings	$0.2	$0.4
International Audit Related Services	$0.5	$1.7

	$6.9	$7.0
Audit-Related Fees
Acquisition & Disposition Audits and Due Diligence	$1.6	$2.6
Tax Fees
International Subsidiaries, Tax Return Preparation & Consultation	$3.0	$4.0
Federal, State & Local Tax Services	$1.0	$2.1
Expatriate Tax Services	$5.1	$4.3

	$9.1	$10.4
Other Fees
IT Consulting Services (prior to spin-off in February 2001)	—	$2.9
Forensic Audits & Litigation Support	$0.8	$0.2

	$0.8	$3.1

Total	$18.4	$23.1

Audit and Legal Committee Pre-Approval Policies

        In addition to retaining KPMG LLP to audit the Company's consolidated financial statements for 2002, KPMG LLP and many other accounting and consulting firms were

30    PROXY STATEMENT

retained to provide advisory, auditing and consulting services in 2002. The Audit and Legal Committee has restricted the non-audit services that KPMG LLP may provide to the Company, primarily to tax services and merger and acquisition-related due diligence and audit services. The Committee has further determined that the Company will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding.

        The Audit and Legal Committee has formal policies and procedures in place with regard to the approval of all professional services provided to the Company by KPMG LLP. With regard to "Audit and Audit-Related" services, the Committee reviews the annual audit plan and approves the estimated annual audit budget in advance. The Committee has provided the Company's Controller pre-approval to authorize any Audit and Audit-Related services during the period between Committee meetings. The Committee then reviews an updated estimate of the annual Audit and Audit- related fees in comparison to the overall budget at each regular Committee meeting.

        With regard to "Tax" services, the Committee reviews the description and estimated annual budget for Tax services to be provided by KPMG LLP in advance. During 2002, the Committee provided the Company's Controller pre-approval to authorize any Tax services by KPMG LLP during the period between Committee meetings. The Committee then reviewed an updated estimate of the annual Tax fees and services at each regular Committee meeting. In 2003, the Committee has provided the Company Controller pre-approval to authorize Tax services by KPMG LLP only if those services have been previously reviewed and approved by the Committee. Proposed Tax services to be provided by KPMG LLP that have not been previously approved by the Committee can only be authorized between meetings by the Chair of the Committee, who, at his discretion, can request approval from the full Committee if he deems it appropriate.

        With regard to "Other" services, the Committee reviews the description and estimated fees for any Other services to be provided by KPMG LLP in advance. Other than services involving de minimis fees, any proposed Other services to be provided by KPMG LLP that have not been previously approved by the Committee can only be authorized between meetings by the Chair of the Committee, who, at his discretion, can request approval from the full Committee if he deems it appropriate. The Committee reviews an updated estimate of the Other fees and services at each regular Committee meeting.

Manner and Cost of Proxy Solicitation

        The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D.F. King & Co. to aid in soliciting proxies. The Company will pay an estimated fee of $17,500, plus expenses, to D.F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2002 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

List of Stockholders

        A list of stockholders entitled to vote at the meeting will be available for examination at Motorola's Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 2003 Annual Meeting and at the Annual Meeting.

Proposals

        Any stockholder who intends to present a proposal at the Company's 2004 Annual Meeting of Stockholders must send the proposal to: A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

        If the stockholder intends to present the proposal at the Company's 2004 Annual Meeting of Stockholders and have it included in the Company's proxy materials for that meeting, the proposal:

  •
  must be received by the Company no later than November 27, 2003, and

  •
  must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

        The Company is not obligated to include any shareholder proposal in its proxy materials for the 2004 Annual Meeting if the proposal is received after the November 27, 2003 deadline.

        If a stockholder submits a proposal after the November 27, 2003 deadline but still wishes to present the proposal at the 2004 Annual Meeting, the proposal:

  •
  must be received by the Company no later than February 10, 2004,

  •
  must present a proper matter for shareholder action under Delaware General Corporation Law,

                                    PROXY STATEMENT    31

  •
  must present a proper matter for consideration at such meeting under the Company's amended and restated certificate of incorporation and bylaws,

  •
  must be submitted in a manner that is consistent with the submission requirements provided in the Company's bylaws, and

  •
  must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

        A stockholder wishing to recommend a candidate for election to the Board should send the recommendation and a description of the person's qualifications to the Governance and Nominating Committee in care of the Secretary of Motorola at the address above. The Governance and Nominating Committee has full discretion in considering its nominations to the Board. A stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company's Secretary at the address below no later than February 10, 2004. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company's bylaws. A nomination which does not comply with the above requirements will not be considered.

"Householding" of Proxy Materials

        In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for security holders and cost savings for companies.

        This year, a number of brokers with accountholders who are Motorola stockholders will be "householding" our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker.

        Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

Form 10-K

        The Company will mail, without charge, a copy of the Annual Report on Form 10-K, if requested to do so by stockholders. Direct requests to Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196. The report also is available on the Company's website www.motorola.com/investor.

By order of the Board of Directors,
A. Peter Lawson Secretary

32    PROXY STATEMENT

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This commentary should be read in conjunction with the Company's consolidated financial statements and related notes, presented on pages F-42 through F-76, of this Proxy Statement for a full understanding of Motorola's financial position and results of operations.

        In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Motorola, Inc. for its fiscal year ended December 31, 2002.

Results of Operations

	For the Years Ended December 31,
(Dollars in millions, except per share amounts)	2002	% of Sales	2001	% of Sales	2000	% of Sales

Net sales	$26,679		$29,873		$37,346
Costs of sales	17,938	67.2%	22,661	75.9%	25,168	67.4%

Gross margin	8,741	32.8%	7,212	24.1%	12,178	32.6%

Selling, general and administrative expenses	4,203	15.8%	4,723	15.8%	5,733	15.4%
Research and development expenditures	3,754	14.1%	4,318	14.5%	4,437	11.9%
Reorganization of businesses	1,764	6.6%	1,858	6.2%	596	1.6%
Other charges	833	3.1%	2,116	7.1%	517	1.4%

Operating earnings (loss)	(1,813)	(6.8)%	(5,803)	(19.4)%	895	2.4%

Other income (expense):
Interest expense, net	(356)	(1.3)%	(413)	(1.4)%	(171)	(0.5)%
Gains on sales of investments and businesses, net	96	0.4%	1,931	6.5%	1,570	4.2%
Other	(1,373)	(5.1)%	(1,226)	(4.1)%	(63)	(0.2)%

Total other income (expense)	(1,633)	(6.1)%	292	1.0%	1,336	3.6%

Earnings (loss) before income taxes	(3,446)	(12.9)%	(5,511)	(18.4)%	2,231	6.0%
Income tax expense (benefit)	(961)	(3.6)%	(1,574)	(5.3)%	913	2.4%

Net earnings (loss)	$(2,485)	(9.3)%	$(3,937)	(13.2)%	$1,318	3.5%

Diluted earnings (loss) per common share	$(1.09)		$(1.78)		$0.58

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-1

        Geographic market sales, measured by the locale of the end customer, as a percent of total net sales, for 2002, 2001 and 2000 are as follows:

Geographic Market Sales by Locale of End Customer

	2002	2001	2000

United States	45%	44%	42%
Europe	14%	14%	16%
China	14%	13%	12%
Asia, excluding China and Japan	11%	8%	8%
Latin America	7%	9%	8%
Japan	3%	5%	6%
Other Markets	6%	7%	8%

	100%	100%	100%

Results of Operations—2002 Compared to 2001

Net Sales

        Net sales were $26.7 billion in 2002, down 11% from $29.9 billion in 2001. The overall decline in net sales was primarily related to reduced customer capital spending in the industries served by: (i) the Global Telecom Solutions segment, where segment net sales decreased by $1.9 billion, (ii) the Broadband Communications segment, where segment net sales decreased by $767 million, and (iii) the Commercial, Government and Industrial Solutions segment, where segment net sales decreased by $577 million. All segments reported lower sales in 2002 than 2001, except for the Personal Communications segment.

        In 2001, the Company sold its Integrated Information Systems Group, the Company's defense and government electronics business, and the Multiservice Networks Division, a provider of end-to-end managed network solutions. These businesses were included in the Commercial, Government and Industrial Solutions and the Other Products segments, respectively. Businesses sold accounted for $553 million of net sales in 2001.

        For the full year 2003, the Company expects net sales to be approximately $27.5 billion, representing a 3% increase from sales of $26.7 billion in 2002. Sales growth is expected in four of the Company's six major segments, excluding the Global Telecom Solutions and Broadband Communications segments, whose industries are again expected to decline as customers continue to reduce capital spending.

Gross margin

        Gross margin increased to $8.7 billion, or 32.8% of net sales, in 2002, compared to $7.2 billion, or 24.1% of net sales, in 2001. The majority of the improvement was due to: (i) a decrease in reorganization of businesses charges, (ii) reductions in fixed manufacturing costs, and (iii) lower material costs resulting from improved supply-chain efficiencies.

        The 2002 gross margin included reorganization of businesses charges of $56 million, which were included in Costs of Sales and primarily related to direct labor employee severance costs. The 2001 gross margin included reorganization of businesses charges of $1.0 billion, which were included in Costs of Sales and primarily related to $520 million for product portfolio simplification write-offs and $443 million for direct labor employee severance costs. Additionally, businesses sold accounted for $167 million in gross margin in 2001.

        The Company expects gross margin, both in dollars and as a percentage of sales, to increase for the full year 2003 compared to 2002. The anticipated increase reflects: (i) expected full year savings in 2003 from the manufacturing cost-reduction initiatives implemented in 2002, (ii) additional cost savings from supply-chain initiatives to be implemented in 2003, and (iii) an expected increase in net sales.

Selling, general and administrative expenses

        Selling, general and administrative (SG&A) expenses were $4.2 billion, or 15.8% of net sales, in 2002, compared to $4.7 billion, or 15.8% of net sales, in 2001. The decrease in SG&A expenses was primarily related to: (i) benefits from the Company's cost-reduction activities, and (ii) a $96 million decrease in intangible and goodwill amortization, partially offset by a $13 million decrease in royalty income.

        The Company records royalty income as an offset to SG&A expenses. Royalty income was $600 million in 2002, compared to $613 million in 2001. Additionally, businesses sold accounted for $107 million in SG&A expenditures in 2001.

        The Company expects SG&A expenses, both in dollars and as a percentage of sales, to be lower in 2003 than in 2002 due to: (i) full year savings in 2003 from cost-reduction initiatives implemented in 2002, (ii) additional cost savings from initiatives to be implemented in 2003, and (iii) the expected increase in net sales, partially offset by an increase in selling expenses as the Company continues to increase its focus on marketing and advertising.

Research and development expenditures

        Research and development (R&D) expenditures declined 13% to $3.8 billion, or 14.1% of net sales, in 2002, compared to $4.3 billion, or 14.5% of net sales, in 2001. Spending on low-priority programs was reduced or ended as the Company continued to execute on its cost-reduction initiatives. Businesses sold accounted for $31 million of R&D expenditures in 2001.

        R&D dollar spending is expected to be lower in 2003 than in 2002, as spending on lower priority programs will

F-2    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

continue to be reduced or eliminated as the Company continues to execute on its cost-reduction initiatives. The Company also expects R&D expenditures to be lower as a percentage of sales in 2003 than in 2002 due to the expected increase in sales.

Reorganization of businesses

        Total reorganization of businesses charges in 2002 were $1.82 billion, including $1.76 billion reflected in the consolidated statements of operations under Reorganization of Businesses and $56 million included in Costs of Sales. Total reorganization of businesses charges in 2001 were $2.9 billion, including $1.9 billion reflected under Reorganization of Businesses and $1.0 billion included in Costs of Sales. Reorganization of businesses charges include costs associated with workforce reductions, product line discontinuations, business exits, and consolidation of manufacturing and administrative operations. These charges are discussed in further detail in the "Reorganization of Businesses Programs" section below.

        The Company expects a significant decline in reorganization of businesses charges in 2003, as compared to 2002.

Other charges

        Charges classified as Other Charges were $833 million in 2002, compared to $2.1 billion in 2001. Other charges in 2002 were primarily comprised of: (i) $526 million for potentially uncollectible finance receivables to fully reserve a loan to Telsim, a wireless service provider in Turkey, who is currently in default on its $2.0 billion loan from the Company, (ii) $325 million for an intangible asset impairment charge relating to a license to certain intellectual property that enables the Company to provide national authorization services for digital set-top terminals, (iii) $80 million for potential repayments of incentives related to impaired facilities, and (iv) $12 million for acquired in-process research and development charges primarily related to the acquisition of Synchronous, Inc., partially offset by: (i) $63 million of income from the reduction of accruals, primarily related to termination settlements relating to Iridium, a discontinued program to launch a low orbit satellite communications system, and (ii) $24 million of income from the reduction of accruals no longer needed due to the settlement of certain environmental claims.

        Other charges in 2001 were primarily comprised of: (i) $1.5 billion for potentially uncollectible finance receivables, of which $1.4 billion related to the $2.0 billion loan to Telsim, (ii) $398 million related to litigation and arbitration settlements, of which $365 million related to the Company's guarantee of a credit agreement for Iridium LLC, (iii) $116 million for goodwill and intangible asset impairments, primarily related to the Internet Software and Content Group, a business included in the Other Products segment, (iv) $45 million for contract termination charges, and (v) $40 million for in-process research and development charges relating to the acquisitions of Blue Wave Systems, Inc., included in the Integrated Electronic Systems segment, and RiverDelta Networks, Inc., included in the Broadband Communications segment.

        The Company expects a significant decline in other charges in 2003, as compared to 2002.

Net interest expense

        Net interest expense was $356 million in 2002, compared to $413 million in 2001. Net interest expense in 2002 included interest expense of $668 million, partially offset by interest income of $312 million. Net interest expense in 2001 included interest expense of $786 million, partially offset by interest income of $373 million. The decrease in net interest expense in 2002 compared to 2001 reflects: (i) a reduction in overall debt levels, (ii) benefits derived from interest rate swaps due to lower interest rates, and (iii) lower rates for commercial paper and other short-term borrowings due to the low general interest rate environment, partially offset by: (i) higher interest rates on long-term debt issued in the fourth quarter of 2001, (ii) lower interest income on cash balances due to the low general interest rate environment, and (iii) a reduction in interest income earned on impaired long-term customer finance receivables.

        The Company expects net interest expense to be lower in 2003 than in 2002 due to a decrease in interest expense as a result of a reduction in overall debt levels during 2003, including the $825 million reduction in short-term debt resulting from the Company's redemption of its Puttable Reset Securities (PURS) in February 2003.

Gains on sales of investments and businesses

        Gains on sales of investments and businesses were $96 million in 2002, compared to $1.9 billion in 2001. The 2002 net gains primarily related to: (i) the sale of equity securities of other companies held for investment purposes, (ii) the sale of the CodeLink™ bioarray business, and (iii) the reduction of accruals after the settlement of contingencies associated with the prior sales of certain businesses. The 2001 net gains primarily resulted from: (i) the sale of investments in several cellular operating companies outside the U.S., (ii) the sale of the Integrated Information Systems Group, and (iii) the sale of equity securities of other companies held for investment purposes.

Other

        Charges classified as Other, as presented in Other Income (Expense), were $1.4 billion in 2002, compared to $1.2 billion in 2001. Charges classified as Other in 2002 primarily related to: (i) investment impairment charges related to the Company's investments in Nextel Communications, Inc.; an Argentine cellular operating company; Telus Corporation; and Callahan Associates International L.L.C., and (ii) debt redemption charges paid in 2002 that related

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-3

to the $825 million of Puttable Reset Securities (PURS) that were redeemed in February 2003.

        Charges classified as Other in 2001 primarily related to investment impairment charges related to the Company's investments in United Pan-Europe Communications n.v., Open TV Corporation, Telus Corporation and Teledesic Corporation.

        The Company expects a significant decline in charges included in Other within Other Income (Expense) in 2003, as compared to 2002.

Effective tax rate

        The effective tax rate was 28% in 2002, representing a $961 million net tax benefit. The effective tax rate was 29% in 2001, representing a $1.6 billion net tax benefit. The 2002 effective tax rate is less than the U.S. statutory tax rate of 35% due primarily to: (i) the mix of earnings and losses by region and foreign tax rate differentials, and (ii) losses incurred in countries where, due to loss positions, the Company was unable to realize associated tax benefits.

        The Company expects the effective tax rate for the full year 2003 to be between 34% and 36%. The increase in the effective tax rate in 2003, as compared to 2002, is due primarily to the expected increase in the Company's earnings and the mix of earnings and losses by region.

Loss

        The Company incurred a loss before income taxes of $3.4 billion in 2002, compared to a loss before income taxes of $5.5 billion in 2001. After taxes, the Company incurred a net loss of $2.5 billion, or ($1.09) per share, in 2002, compared to a net loss of $3.9 billion, or ($1.78) per share, in 2001.

        The $2.1 billion decline in the loss before income taxes in 2002 was primarily attributed to: (i) a $1.5 billion improvement in gross margin, despite a $3.2 billion decrease in net sales, including a $1.0 billion decrease in reorganization of businesses charges included in Costs of Sales, (ii) a $1.3 billion decrease in other charges, (iii) a $564 million decline in R&D expenditures, and (iv) a $520 million decline in SG&A expenditures. The decrease was partially offset by lower gains on sales from investments and businesses of $1.8 billion. Also, businesses sold in 2001 accounted for $23 million of earnings before income taxes in 2001.

Earnings Outlook for 2003

        Based on current market conditions and the general economic outlook, and barring any unforeseen political or economic disruptions, the Company expects to be profitable and report earnings per share of approximately $0.40 for the full year 2003, compared to a loss per share of ($1.09) for the full year 2002. This expected improvement is attributed primarily to: (i) an expected increase in sales, (ii) an expected decrease in manufacturing expenses, both in dollars and as a percent of sales, as a result of full-year savings from cost-reduction initiatives implemented in 2002, (iii) an expected decrease in reorganization of businesses charges, (iv) an expected decrease in other charges, and (v) an expected additional cost savings from initiatives to be implemented in 2003.

Results of Operations—2001 Compared to 2000

Net Sales

        Net sales were $29.9 billion in 2001, down 20% from $37.3 billion in 2000. The decline in net sales was attributed primarily to lower average selling prices and unit sales in the Personal Communications and Global Telecom Solutions segments, and lower unit sales in the Semiconductor Products segment.

        In 2001, the Company sold its Integrated Information Systems Group, the Company's defense and government electronics business, and the Multiservice Networks Division, a provider of end-to-end managed network solutions. In 2000, the Company sold its electronic ballast business. These sold businesses accounted for $553 million of sales in 2001 and $825 million of sales in 2000.

Gross margin

        Gross margin decreased to $7.2 billion, or 24.1% of net sales, in 2001, compared to $12.2 billion, or 32.6% of net sales, in 2000. The net decrease was primarily due to: (i) the $7.5 billion decrease in sales, (ii) a reduction in sales volumes more quickly than the reduction of fixed manufacturing costs, which resulted in less absorption of fixed costs, and (iii) direct labor employee severance costs across all segments associated with the Company's cost-reduction activities. Although significant reorganization of businesses programs were implemented in 2001, a full year benefit of these cost-reduction activities was not realized until 2002.

        The 2001 gross margin included reorganization of businesses charges of $1.0 billion, which were included in Costs of Sales and were primarily comprised of $520 million for product portfolio simplification write-offs and $443 million for direct labor employee severance costs. The 2000 gross margin included reorganization of businesses charges of $887 million, which were included in Costs of Sales and were primarily comprised of product portfolio simplification write-offs, mainly in the Personal Communications segment. Additionally, businesses sold accounted for $167 million and $261 million in gross margin in 2001 and 2000, respectively.

Selling, general and administrative expenses

        Selling, general and administrative (SG&A) expenses were $4.7 billion, or 15.8% of net sales, in 2001, compared to $5.7 billion, or 15.4% of net sales, in 2000. The decrease in SG&A expenses was primarily attributable to benefits

F-4    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

realized from the Company's cost-reduction activities in 2000 and 2001.

        The Company records royalty income as an offset to SG&A expenses. Royalty income was $613 million in 2001 and $790 million in 2000. Businesses sold in 2001 and 2000 accounted for $107 million and $193 million of SG&A expenses, respectively.

Research and development expenditures

        Research and development (R&D) expenditures declined 3% to $4.3 billion in 2001, compared to $4.4 billion in 2000. Spending on low-priority programs was reduced or ended as the Company began to execute on its cost-reduction initiatives, although the Company increased spending on corporate development projects. Businesses sold accounted for $31 million and $57 million of R&D expenditures in 2001 and 2000, respectively.

Reorganization of businesses

        Total reorganization of businesses charges in 2001 were $2.9 billion, including $1.9 billion reflected under Reorganization of Businesses and $1.0 billion included in Costs of Sales. Total reorganization of businesses charges in 2000 were $1.5 billion, including $596 million reflected under Reorganization of Businesses and $887 million included in Costs of Sales. Reorganization of businesses charges included costs associated with workforce reductions, product line discontinuations, business exits, and consolidation of manufacturing and administrative operations. These charges are discussed in further detail in the "Reorganization of Businesses Programs" section below.

Other charges

        Charges classified as Other Charges were $2.1 billion in 2001 and $517 million in 2000. Other charges in 2001 were primarily comprised of: (i) $1.5 billion for potentially uncollectible finance receivables, of which $1.4 billion related to a $2.0 billion loan to Telsim, (ii) $398 million related to litigation and arbitration settlements, of which $365 million related to the Company's guarantee of a credit agreement for Iridium LLC, (iii) $116 million for goodwill and intangible asset impairments, primarily related to the Internet Software and Content Group, a business included in the Other Products segment, (iv) $45 million for contract termination charges, and (v) $40 million for in-process research and development charges relating to the acquisitions of Blue Wave Systems, Inc., included in the Integrated Electronic Systems segment, and RiverDelta Networks, Inc., included in the Broadband Communications segment.

        Other charges in 2000 were comprised of: (i) $332 million for acquired in-process research and development charges, of which $214 million related to the acquisition of C-Port Corporation, included in the Semiconductor Products segment, (ii) $98 million for General Instrument merger integration costs, and (iii) $87 million for litigation and arbitration settlements.

Net interest expense

        Net interest expense was $413 million in 2001, compared to $171 million in 2000. Net interest expense in 2001 included interest expense of $786 million, partially offset by interest income of $373 million. Net interest expense in 2000 included interest expense of $633 million, partially offset by interest income of $462 million. The increase in interest expense in 2001 compared to 2000 is attributed primarily to: (i) increased levels of long-term debt, reflecting the issuance of $5.2 billion of long-term debt during the fourth quarter of 2000 and throughout 2001, (ii) an associated increase in the weighted average interest rate paid by the Company, and (iii) interest expense associated with a $2 billion multi-draw term loan entered into by the Company in March 2001 that was repaid and terminated in the fourth quarter of 2001. The decrease in interest income in 2001 compared to 2000 is attributed primarily to a reduction in interest income earned on impaired long-term customer finance receivables.

Gains on sales of investments and businesses

        Gains on sales of investments and businesses were $1.9 billion in 2001, compared to $1.6 billion in 2000. The 2001 net gains primarily resulted from: (i) the sale of investments in several cellular operating companies outside the U.S., (ii) the sale of the Integrated Information Systems Group and the Multiservice Networks Division, and (iii) the sale of equity securities of other companies held for investment purposes. The 2000 net gains primarily resulted from: (i) the sale of equity securities of other companies held for investment purposes, and (ii) the sale of investments in several cellular operating companies outside the U.S.

Other

        Charges classified as Other, as presented in Other Income (Expense), were $1.2 billion in 2001, compared to $63 million in 2000. Other charges in 2001 primarily related to investment impairment charges related to the Company's investments in United Pan-Europe Communications n.v., Open TV Corporation, Telus Corporation, and Teledesic Corporation. Other charges in 2000 primarily related to the Company's share of losses incurred by its equity method investments.

Effective tax rate

        The effective tax rate was 29% in 2001, representing a $1.6 billion net tax benefit. The effective tax rate was 41% in 2000, representing a $913 million net tax expense. The higher effective tax rate in 2000 was due primarily to the write-off of non-deductible in-process research and development costs that produced no tax benefits. The in-process

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-5

research and development costs were associated with acquisitions the Company made during 2000. The higher 2000 tax rate is also influenced by the fact that the Company had more earnings in the U.S., where taxes are higher, than in other regions and reorganization of businesses and other charges in countries where the Company could not realize associated tax benefits. The effective tax rate was lower in 2001 due to the Company's overall loss position and the inability to recognize tax benefits on losses in certain foreign jurisdictions.

Earnings (Loss)

        The Company incurred a loss before income taxes of $5.5 billion in 2001, compared with earnings before income taxes of $2.2 billion in 2000. After taxes, the Company incurred a net loss of $3.9 billion, or ($1.78) per share, in 2001, compared with net earnings of $1.3 billion, or $0.58 per share, in 2000.

        The $7.7 billion decline in earnings before income taxes in 2001 was primarily attributed to: (i) net losses from operations in 2001 due to the deterioration of sales more quickly than the reduction in fixed costs, (ii) a $1.4 billion increase in reorganization of businesses charges, (iii) $1.5 billion in charges for potentially uncollectible finance receivables in 2001, and (iv) $1.2 billion in charges for investment impairments in 2001, partially offset by: (i) a decline in SG&A expenditures of $1.0 billion, and (ii) an increase of $361 million in gains on sales of investments and businesses. Businesses sold accounted for $23 million and $8 million of earnings before income taxes in 2001 and 2000, respectively.

Reorganization of Businesses Programs

        Beginning in 2000 and through 2002, the Company announced plans to reduce its workforce, discontinue product lines, exit businesses and consolidate manufacturing operations. The Company initiated these plans in an effort to reduce costs and simplify its product portfolio. Cost savings realized in 2002 for the plans implemented in 2002 were approximately $187 million, of which $174 million, or 93%, are associated with reduced employee salaries and related employee costs resulting from the employee separation actions discussed below. Beyond 2002, the Company expects these 2002 reorganization of businesses programs to provide annualized incremental cost savings of approximately $475 million, of which the majority is associated with reduced employee salaries and related employee costs resulting from the employee separation actions.

        The Company recorded provisions for employee separation costs and exit costs based on estimates prepared at the time the restructuring plans were approved by management. Exit costs primarily consist of future minimum lease payments on vacated facilities and facility closure costs. Employee separation costs consist primarily of severance. At each reporting date, the Company evaluates its accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. The Company reverses accruals to income when it is determined they are no longer required.

For the Year Ended December 31, 2002

        For the year ended December 31, 2002, the Company recorded net charges of $1.8 billion, of which $56 million was included in Costs of Sales and $1.8 billion was recorded under Reorganization of Businesses in the Company's consolidated statements of operations. The aggregate $1.8 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Asset Writedowns	Total

Discontinuation of product lines	$(23)	$—	$—	$(23)
Business exits	27	(2)	—	25
Manufacturing & administrative consolidations	75	363	1,380	1,818

	$79	$361	$1,380	$1,820

Discontinuation of product lines

        During 2002, the Company reversed $23 million of accruals. This reversal primarily consisted of $14 million by the Commercial, Government and Industrial Solutions segment and $5 million by the Global Telecom Solutions segment related to customer and vendor liabilities arising from product cancellations that were negotiated and settled for less than the amounts originally claimed.

Business Exits

        During 2002, the Company incurred a net charge of $25 million relating to business exits. The $27 million net charge for exit costs consisted primarily of: (i) a $55 million charge in the Global Telecom Solutions segment for exit costs relating to a lease cancellation fee; (ii) $19 million of reversals into income in the Other Products segment for exit cost accruals, mainly related to the exit of the Multiservice Networks Division; and (iii) a $12 million reversal in the Commercial, Government and Industrial Solutions segment

F-6    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

related to the completion of exit activities for its smartcard business.

Manufacturing and Administrative Consolidations

        The Company's actions to consolidate manufacturing operations and to implement strategic initiatives to streamline its global organization resulted in a net charge of $1.8 billion for the year ended December 31, 2002. The charge consisted primarily of: (i) $1.1 billion in the Semiconductor Products segment for consolidation activities focused primarily on manufacturing facilities in Arizona, China, and Scotland in connection with the implementation of the "asset-light" semiconductor business model; (ii) $182 million in the Personal Communications segment, primarily related to the shut-down of an engineering and distribution center in Illinois; (iii) $156 million in the Global Telecom Solutions segment, primarily related to segment-wide employee separation costs; and (iv) $340 million for employee separation, fixed asset impairments and lease cancellation fees across all other segments.

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2002:

Segment	Exit Costs	Employee Separations	Asset Writedowns	Total

Personal Communications	$(5)	$70	$119	$184
Semiconductor Products	—	2	1,145	1,147
Global Telecom Solutions	56	128	25	209
Commercial, Government and Industrial Solutions	(16)	58	3	45
Broadband Communications	4	37	9	50
Integrated Electronic Systems	24	20	23	67
Other Products	(8)	19	7	18
General Corporate	24	27	49	100

	$79	$361	$1,380	$1,820

Reorganization of Businesses Accruals

        The following table displays a rollforward of the accruals established for exit costs from January 1, 2002 to December 31, 2002:

Exit Costs	Accruals at January 1, 2002	2002 Net Charges	2002 Amount Used	Accruals at December 31, 2002

Discontinuation of product lines	$54	$(23)	$(25)	$6
Business exits	108	27	(53)	82
Manufacturing & administrative consolidations	141	75	(87)	129

	$303	$79	$(165)	$217

        The 2002 net charges of $79 million represent $156 million of additional charges and $77 million of reversals into income. The 2002 amount used of $165 million reflects cash payments of $162 million and non-cash utilization of $3 million. The remaining accrual of $217 million, which is included in Accrued Liabilities in the Company's consolidated balance sheets, represents future cash payments, primarily for lease termination obligations, which will extend over several years.

        The following table displays a rollforward of the accruals established for employee separation costs from January 1, 2002 to December 31, 2002:

Employee Separation Costs	Accruals at January 1, 2002	2002 Net Charges	2002 Amount Used	Accruals at December 31, 2002

Business exits	$7	$(2)	$(5)	$—
Manufacturing & administrative consolidations	605	363	(549)	419

	$612	$361	$(554)	$419

        At January 1, 2002, the Company had an accrual of $612 million for employee separation costs, representing the severance costs for approximately 12,500 employees, of which 7,700 were direct employees and 4,800 were indirect employees. The 2002 net charges of $361 million represent additional charges of $502 million and reversals into income

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-7

of $141 million. The additional charges of $502 million represent the severance costs for approximately 9,700 employees, of which 3,100 are direct employees and 6,600 are indirect employees. The accrual is for various levels of employees. The reversals into income of $141 million represent the severance costs for approximately 1,800 employees previously identified for separation who resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers.

        During 2002, approximately 13,200 employees, of which 6,400 were direct employees and 6,800 were indirect employees, were separated from the Company. The 2002 amount used of $554 million reflects $534 million of cash payments to these separated employees and $20 million of non-cash utilization. The remaining accrual of $419 million, which is included in Accrued Liabilities in the Company's consolidated balance sheets, is expected to be paid to approximately 7,200 separated employees by the end of 2003.

For the year Ended December 31, 2001

        For the year ended December 31, 2001, the Company recorded net charges of $2.9 billion, of which $1.0 billion was included in Costs of Sales and $1.9 billion was recorded under Reorganization of Businesses in the Company's consolidated statements of operations. The aggregate $2.9 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$44	$—	$449	$92	$585
Business exits	151	—	30	25	206
Manufacturing & administrative consolidations	196	1,118	41	730	2,085

	$391	$1,118	$520	$847	$2,876

Discontinuation of Product Lines

        During 2001, the Company's plan to discontinue certain product lines resulted in net charges of $585 million. This charge consisted primarily of $427 million in the Personal Communications segment, principally for an additional writedown of the value of inventory relating to the discontinuation of analog and first-generation digital wireless telephones necessitated due to the accelerated erosion of average selling prices for these products in early 2001 and the discontinuation of two-way messaging and one-way paging products. The remaining charges consisted primarily of: (i) $68 million in the Broadband Communications segment, principally for the discontinuation of analog set-top box products; (ii) $23 million in the Semiconductor Products segment, principally for the discontinuance of certain wafer manufacturing technologies; and (iii) $37 million in the Commercial, Government and Industrial Solutions segment, principally for the discontinuation of a product line intended to serve shared public trunked radio customers. These charges included exit costs for vendor and customer liabilities arising from product cancellations. Some of these contractual obligations may extend over several years.

Business Exits

        During 2001, the Company incurred a net charge of $206 million relating to business exits. This charge consisted of: (i) $90 million in the Global Telecom Solutions segment relating to an operating joint venture in Japan; (ii) $39 million for the exit of the smartcard business in the Commercial, Government and Industrial Solutions segment; and (iii) $77 million in the Other Products segment to cease the development and sale of voice recognition systems and Wireless Application Protocol servers, as well as the exit of the Multiservice Networks Division. The exit costs included customer and supplier termination costs and lease payment and cancellation costs. Some of these contractual obligations may extend over several years.

Manufacturing and Administrative Consolidations

        The Company's actions to consolidate manufacturing operations and to implement strategic initiatives to streamline its global organization resulted in a net charge of $2.1 billion for the year ended December 31, 2001. The charge consisted primarily of $542 million in the Personal Communications segment and $818 million in the Semiconductor Products segment for severance costs, asset impairments and lease cancellation fees. Some of the lease obligations, which are included in exit costs, may extend over several years. The consolidation activities were focused primarily on: (i) the shut-down of manufacturing operations in Scotland, Illinois and Florida in the Personal Communications segment, (ii) the consolidation of portions of the Semiconductor Products segment's manufacturing operations in various locations, including Texas, Arizona, Hong Kong, and Japan, and (iii) the reduction of non-manufacturing workforce across all segments.

F-8    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2001:

Segment	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Personal Communications	$97	$208	$409	$255	$969
Semiconductor Products	12	386	—	443	841
Global Telecom Solutions	123	155	25	42	345
Commercial, Government and Industrial Solutions	45	97	22	36	200
Broadband Communications	19	53	51	23	146
Integrated Electronic Systems	18	103	1	19	141
Other Products	69	34	12	27	142
General Corporate	8	82	—	2	92

	$391	$1,118	$520	$847	$2,876

Reorganization of Businesses Accruals

        The following table displays a rollforward of the accruals established for exit costs from January 1, 2001 to December 31, 2001:

Exit Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Discontinuation of product lines	$55	$44	$(45)	$54
Business exits	32	151	(75)	108
Manufacturing & administrative consolidations	61	196	(116)	141

	$148	$391	$(236)	$303

        The 2001 amount used of $236 million reflects cash payments of $153 million and non-cash utilization of $83 million. The accrual at December 31, 2001 was $303 million, and was included in Accrued Liabilities in the Company's consolidated balance sheets. In 2002, the Company utilized $151 million of the accrual, reversed $74 million and expects $78 million in future cash payments primarily to be completed in 2003. Included in the above amount are payments for outstanding lease termination obligations, which will extend over several years.

        The following table displays a rollforward of the accruals established for employee separation costs from January 1, 2001 to December 31, 2001:

Employee Separation Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Business exits	$27	$—	$(20)	$7
Manufacturing & administrative consolidations	88	1,118	(601)	605

	$115	$1,118	$(621)	$612

        At January 1, 2001, the Company had an accrual of $115 million for employee separation costs, representing the severance costs for approximately 3,300 employees, of which 1,900 were direct employees and 1,400 were indirect employees. The 2001 net charges of $1.1 billion for employee separation costs represent the severance costs for approximately an additional 38,700 employees, of which 25,300 are direct employees and 13,400 are indirect employees. The accrual is for various levels of employees.

        During 2001, approximately 29,500 employees, of which 19,800 were direct employees and 9,700 were indirect employees, were separated from the Company. The 2001 amount used of $621 million reflects cash payments to these separated employees. The accrual at December 31, 2001 was $612 million and was included in Accrued Liabilities in the Company's consolidated balance sheets. In 2002, the Company utilized $421 million of the accrual, reversed $128 million and expects $63 million in future cash payments to be paid to separated employees by the second quarter of 2003.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-9

For the Year Ended December 31, 2000

        During the second half of 2000, the Company recorded a net charge of $1.5 billion for reorganization of businesses, of which $887 million was included in Costs of Sales and $596 million was recorded under Reorganization of Businesses in the Company's consolidated statements of operations. The aggregate $1.5 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$57	$—	$765	$266	$1,088
Business exits	56	44	56	52	208
Manufacturing & administrative consolidations	61	96	4	26	187

	$174	$140	$825	$344	$1,483

Discontinuation of Product Lines

        The Company's plan to streamline certain product lines resulted in a net charge of $1.1 billion for the year ended December 31, 2000. This charge was comprised of: (i) a writedown of the value of inventory for discontinued analog and first-generation digital wireless telephones and customer and supplier termination costs in the Personal Communications segment; (ii) charges for the discontinuation of certain 5-inch and 6-inch wafer manufacturing technologies in the Semiconductor Products segment; and (iii) charges for the discontinuation of certain fixed wireless infrastructure products in the Global Telecom Solutions segment. The exit costs included in the charge represent vendor and customer liabilities arising from product cancellations.

Business Exits

        During the year ended December 31, 2000, the Company incurred a net charge of $208 million relating to business exits. These charges primarily related to costs incurred in connection with: (i) the exit of a joint venture, SpectraPoint Wireless LLC, within the Global Telecom Solutions segment; (ii) the exit of the asynchronous digital subscriber line business, which manufactured chips for high-speed Internet access, within the Semiconductor Products segment; (iii) the exit of the flat panel display business, within the Other Products segment; and (iv) the exit of certain activities of the smartcard business, within the Commercial, Government and Industrial Solutions segment. The exit costs included customer and supplier termination costs and lease payment and cancellation costs.

Manufacturing and Administrative Consolidations

        The Company's plan to consolidate manufacturing operations and streamline internal supply-chain capacity resulted in a net charge of $187 million for the year ended December 31, 2000. The charge consisted primarily of severance benefit costs, asset impairments and lease cancellation fees. The consolidation activities were focused primarily on the shut-down of: (i) manufacturing operations in Ireland, Germany and Florida by the Personal Communications segment; (ii) manufacturing operations in Ireland by the Integrated Electronic Systems segment; (iii) manufacturing operations in Iowa by the Commercial, Government and Industrial Solutions segment; and (iv) certain research labs in Arizona and California by the Semiconductor Products segment.

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2000:

Segment	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Personal Communications	$69	$40	$694	$35	$838
Semiconductor Products	28	5	4	237	274
Global Telecom Solutions	41	7	62	21	131
Commercial, Government and Industrial Solutions	14	31	1	6	52
Broadband Communications	—	—	20	10	30
Integrated Electronic Systems	1	11	28	3	43
Other Products	20	41	16	32	109
General Corporate	1	5	—	—	6

	$174	$140	$825	$344	$1,483

F-10    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Reorganization of Businesses Accruals

        The following table displays a rollforward of the accruals established for exit costs from January 1, 2000 to December 31, 2000:

Exit Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Discontinuation of product lines	$—	$57	$(2)	$55
Business exits	4	56	(28)	32
Manufacturing & administrative consolidations	12	61	(12)	61

	$16	$174	$(42)	$148

        The 2000 amount used of $42 million reflects cash payments of $39 million and non-cash utilization of $3 million. The accrual at December 31, 2000 was $148 million, and was included in Accrued Liabilities in the consolidated balance sheets. In 2002 and 2001, the Company utilized $122 million of the accrual, reversed $21 million and expects to pay $5 million in 2003 as a result of contractual payment terms.

        The following table displays a rollforward of the accruals established for employee separation costs from January 1, 2000 to December 31, 2000:

Employee Separation Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Business exits	$—	$44	$(17)	$27
Manufacturing & administrative consolidations	11	96	(19)	88

	$11	$140	$(36)	$115

        The net charges of $140 million for employee separation costs represented the severance costs for approximately 3,900 employees, of which 2,100 were direct employees and 1,800 were indirect employees. As of December 31, 2000, approximately 670 employees, of which 260 were direct employees and 410 were indirect employees, had separated from the Company. The 2000 amount used of $36 million reflected cash payments to these separated employees. The accrual at December 31, 2000 was $115 million, and was included in Accrued Liabilities in the consolidated balance sheets. In 2001, the Company utilized the entire amount.

Liquidity and Capital Resources

        As highlighted in the Consolidated Statements of Cash Flows, the Company's liquidity and available capital resources are impacted by four key components: (i) current cash and cash equivalents, (ii) operating activities, (iii) investing activities, and (iv) financing activities.

Cash and Cash Equivalents

        At December 31, 2002, the Company's cash and cash equivalents (which are highly-liquid investments with an original maturity of three months or less) aggregated $6.5 billion, compared to $6.1 billion at December 31, 2001. On December 31, 2002, $4.2 billion of this amount was held in the U.S. and $2.3 billion was held by the Company or its subsidiaries in other countries. In 2002, the Company repatriated approximately $3.0 billion of cash to the United States from overseas. Repatriation of additional funds could be subject to delay and could have potential adverse tax consequences.

Operating Activities

        During the past 2 years, the Company has generated positive cash flow from operations for eight consecutive quarters. The cash provided by operating activities was $1.3 billion in 2002, compared to $2.0 billion in 2001. The Company used cash for operations of $1.2 billion in 2000. The primary contributors to cash flow from operations in 2002 were: (i) net earnings (adjusted for non-cash items) of $2.0 billion, (ii) a net increase in other assets and liabilities of $252 million, and (iii) a decrease of $155 million in accounts receivable, reflecting a decrease in four of the Company's six major segments, excluding the Global Telecom Solutions and the Semiconductor Products segments. These improvements were partially offset by: (i) a $980 million decrease in accounts payable and accrued liabilities, primarily attributed to: (a) reduced operating costs associated with the Company's cost-reduction activities, (b) cash payments for employee severance and exit costs, and (c) a $371 million funding guarantee payment relating to Iridium, and (ii) a $102 million increase in inventory.

        The Company's net accounts receivable were $4.4 billion at December 31, 2002, compared to $4.6 billion at December 31, 2001. The Company's weeks receivable, excluding net long-term finance receivables, improved to 7.0

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-11

weeks at December 31, 2002, compared to 7.9 weeks at December 31, 2001. The decrease in net accounts receivable was primarily due to a decline in the Company's net sales; however, the Company continued to show improvement in receivables management, as evidenced by the decline in weeks receivable for full year 2002 compared to full year 2001. The Company expects net accounts receivable levels in 2003 to be higher than net accounts receivable levels in 2002 due to the expected increase in sales. Weeks receivable in 2003 is expected to be equivalent to weeks receivable in 2002.

        The Company's net inventory was $2.9 billion at December 31, 2002, compared to $2.8 billion at December 31, 2001. The Company's inventory turns declined to 5.8 at December 31, 2002, compared to 6.4 at December 31, 2001. The Company expects net inventory levels in 2003 to be lower than net inventory levels in 2002 due to improvement in the supply-chain process. Inventory turns are expected to be higher in 2003 than in 2002 as inventory levels are expected to decline. Inventory management continues to be an area of focus as the Company balances the need to maintain strategic inventory levels to ensure competitive delivery performance to its customers with the risk of inventory obsolescence due to rapidly changing technology and customer requirements.

        To improve its future profitability, the Company implemented substantial reorganization of businesses plans beginning in 2000 and through 2002. Cash payments for exit costs and employee separations in connection with these plans were $696 million in 2002. The $636 million reorganization of businesses accrual at December 31, 2002 will result in future cash payments, the majority of which are expected to be paid in 2003.

        No cash contribution to the regular U.S. pension plan was required in 2001 or 2002; however, the Company expects to make a cash contribution of between $150 million and $200 million to this plan during 2003. Retirement related benefits are further discussed below in the "Significant Accounting Policies—Retirement Related Benefits" section.

Investing Activities

        The most significant components of the Company's investing activities are: (i) capital expenditures, (ii) strategic acquisitions of, or investments in, other companies, and (iii) proceeds from dispositions of investments and businesses.

        Net cash used for investing activities was $439 million in 2002, as compared to net cash provided from investing activities of $2.5 billion in 2001 and net cash used for investing activities of $4.1 billion in 2000. The $2.9 billion change in cash used for investing activities in 2002 compared to 2001 is primarily due to a decrease of $4.0 billion in proceeds received from dispositions of investments and businesses, partially offset by a $714 million decrease in capital expenditures and a $418 million decrease in spending on acquisitions and new investments.

        Capital Expenditures:    Capital expenditures were $607 million in 2002, compared to $1.3 billion in 2001 and $4.1 billion in 2000. Capital expenditures were down in all six of the Company's major business segments in 2002 compared to 2001. Although the Semiconductor Products segment (SPS) continues to comprise the largest portion of the Company's capital expenditures, SPS expenditures decreased 64% to $220 million in 2002, compared to $613 million in 2001. For the full year 2003, the Company expects capital expenditures to be no greater than $1.0 billion.

        Strategic Acquisitions and Investments:    The Company used cash for acquisitions and new investment activities of $94 million in 2002, compared to $512 million in 2001 and $1.9 billion in 2000. The largest components of the 2002 expenditures related to: (i) the acquisition of 4thpass Inc., a provider of software that enables wireless operators to manage and deliver applications and other mobile content over the air to mobile devices, by the Personal Communications segment, and (ii) the acquisition of certain network assets from Scana Communications, Inc. for use in providing radio network services in South Carolina, by the Commercial, Government and Industrial Solutions segment. The 2001 expenditures primarily related to investments in Callahan Associates International L.L.C. by the Broadband Communications segment and the acquisition of the remaining 50% interest in Tohoku Semiconductor Corporation, which included a $345 million assumption of debt, by the Semiconductor Products segment.

        Dispositions of Investments and Businesses:    The Company received cash proceeds from dispositions of investments and businesses of $96 million in 2002, compared to $4.1 billion in 2001 and $1.4 billion in 2000. The 2002 proceeds were generated primarily from the sale of equity securities of other companies held in the Company's investment portfolio and from the sale of the Company's CodeLink™ bioarray business. The 2001 proceeds were primarily generated from the sale of: (i) the Company's interests in several cellular operating companies outside the U.S., (ii) the Company's former Integrated Information Systems Group, and (iii) equity securities of other companies held for investment purposes and other assets.

        Short-Term Investments:    At December 31, 2002, the Company had $59 million in short-term investments (which are highly-liquid fixed-income investments with an original maturity greater than three months but less than one year), compared to $80 million of short-term investments at December 31, 2001.

        In addition to available cash and cash equivalents, the Company views its available-for-sale securities as an additional source of liquidity. The majority of these securities represent investments in technology companies and, accordingly, the fair market values of these securities are subject to

F-12    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

substantial price volatility. In addition, the realizable value of these securities is subject to market and other conditions. At December 31, 2002, the Company's available-for-sale securities portfolio had an approximate fair market value of $1.6 billion, which represented a cost basis of $615 million and an unrealized gain of $954 million. At December 31, 2001, the Company's available-for-sale securities portfolio had an approximate fair market value of $2.0 billion, which represented a cost basis of $1.4 billion and an unrealized gain of $556 million. In 2002, the Company impaired $655 million of certain available-for-sale securities as the decline in value of these securities was determined to be other than temporary.

        Nextel Ownership:    In March 2003, the Company sold 25 million of its 108.2 million shares of common stock of Nextel Communications, Inc. ("Nextel") to a single investment bank for resale into the open market. The Company received $13.42 per Nextel share from the block sale, generating approximately $335 million in gross proceeds. The book value of the 25 million shares that were sold was approximately $80 million, resulting in a realized gain for the Company of approximately $255 million.

        In March 2003, the Company also entered into three agreements with multiple investment banks to hedge up to 25 million of its remaining 83.2 million shares of Nextel common stock. The three agreements are to be settled over periods of three, four and five years, respectively. Under these agreements, the Company received no initial proceeds, but has retained the right to receive, at any time during the contract periods, the present value of the aggregate contract "floor" price. Pursuant to these agreements and exclusive of any present value discount, Motorola is entitled to receive aggregate proceeds of approximately $333 million. The precise number of shares of Nextel common stock that Motorola would deliver to satisfy the contracts is dependent upon the price of Nextel common stock on the various settlement dates. The maximum aggregate number of shares Motorola would be required to deliver under these agreements is 25 million and the minimum number of shares is 18.5 million. Alternatively, Motorola has the exclusive option to settle the contracts in cash. Motorola will retain all voting rights associated with the up to 25 million hedged Nextel shares. Although, pursuant to customary market practice, the covered shares are pledged to secure the hedge contracts.

Financing Activities

        The most significant components of the Company's financing activities are: (i) net proceeds from (or repayment of) commercial paper and short-term borrowings, (ii) net proceeds from (or repayment of) long-term debt securities, (iii) the payment of dividends, and (iv) proceeds from the issuances of stock due to the exercise of stock warrants and employee stock options and purchases under the employee stock purchase plan.

        Net cash used for financing activities was $484 million in 2002, as compared to net cash used of $1.8 billion in 2001 and net cash provided by financing activities of $5.1 billion in 2000. Cash used for financing activities in 2002 was primarily used to: (i) pay dividends, (ii) repay long-term debt and (iii) repurchase remarketing rights related to the retirement of the Company's Puttable Reset Securities (PURS)sm, partially offset by: (i) proceeds from the issuance of common stock due to the exercise of stock warrants and employee stock options, and (ii) purchases under the employee stock purchase plan.

        At December 31, 2002, the Company's outstanding short-term debt was $1.6 billion, compared to $870 million at December 31, 2001. The increase in short-term debt during 2002 reflects a reclassification of the $825 million of PURS due February 1, 2011 from long-term debt to the current portion of long-term debt. The reclassification was made in the first quarter of 2002 because on February 1, 2003, and each anniversary thereof while the PURS were outstanding, the Company could have been required to redeem the PURS. In December 2002, the Company entered into an agreement with Goldman, Sachs & Co. ("Goldman") to repurchase the PURS from Goldman for $825 million on February 3, 2003. The Company paid Goldman $106 million to terminate Goldman's annual remarketing rights associated with the PURS. On February 3, 2003, the Company purchased the $825 million of PURS from Goldman with cash on hand.

        At December 31, 2002, the Company had $495 million of outstanding commercial paper, compared to $514 million outstanding at December 31, 2001. The Company currently expects its outstanding commercial paper balances to average approximately $500 million throughout 2003.

        At December 31, 2002, the Company had long-term debt of $7.2 billion, compared to $8.4 billion of long-term debt at December 31, 2001. This reduction in long-term debt consists primarily of the reclassification of the $825 million of PURS discussed previously and the repurchase of $84 million face value of long-term debt previously issued by the Company through open market purchases.

        In December 2002, through a series of open market purchases, the Company purchased approximately $48 million face value of its 5.22% debentures due October 1, 2097 and approximately $36 million face value of its 6.50% debentures due November 15, 2028. These long-term debt instruments were purchased at prices below face value and, accordingly, the Company recorded a net gain of approximately $8 million on the repurchase of the debt.

        Given the Company's significant cash position, it may from time to time seek to opportunistically retire certain of its outstanding debt through open market cash purchases, privately-negotiated transactions or otherwise. Such repurchases, if any, will depend on prevailing market conditions, the Company's liquidity requirements, contractual restrictions and other factors.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-13

        Debt Ratings:    Two independent credit rating agencies, Standard & Poor's ("S&P") and Moody's Investor Services ("Moody's"), assign ratings to the Company's short-term and long-term debt. S&P's current credit rating for the Company's senior unsecured non-credit-enhanced long-term debt is "BBB" with a "stable outlook" and Moody's rating is "Baa2" with a "negative outlook". The current ratings for the Company's commercial paper are "A-2" by S&P and "P-2" by Moody's.

        The most recent actions by these agencies were on June 14, 2002, when S&P revised its credit rating for the Company's senior unsecured non-credit enhanced long-term debt to "BBB" with a "stable outlook" from "BBB+" with a "negative outlook", and on June 25, 2002, when Moody's revised its credit rating for the Company's senior unsecured non-credit enhanced long-term debt to "Baa2" with a "negative outlook" from "A3" on "credit watch". Both S&P and Moody's explicitly affirmed the Company's commercial paper ratings of "A-2" and "P-2", respectively, on those dates. At the beginning of 2002, the Company's senior unsecured non-credit-enhanced long-term debt was rated "BBB+" by S&P and "A3" by Moody's.

        The Company continues to have access to the commercial paper and long-term debt markets. However, the Company generally has had to pay a higher interest rate to borrow money than it would have if its credit ratings were higher. The Company has greatly reduced the amount of its commercial paper outstanding in comparison to historical levels. This reflects the fact that the market for commercial paper rated "A-2 / P-2" is much smaller than that for commercial paper rated "A-1 / P-1" and commercial paper or other short-term borrowings may be of limited availability to participants in the "A-2 / P-2" market from time-to-time or for extended periods.

        The Company's debt ratings are considered "investment grade." If the Company's senior long-term debt were rated lower than "BBB-" by S&P or "Baa3" by Moody's (which would be a decline of two levels from current ratings), the Company's long-term debt would no longer be considered "investment grade". If this were to occur, the terms on which the Company could borrow money would become more onerous. In addition, if these debt ratings were to be lower than "BBB" by S&P or "Baa2" by Moody's (which would be a decline of one level from current ratings), the Company and its domestic subsidiaries would be obligated to provide the lenders in the Company's domestic revolving credit facilities with a pledge of, and security interest in, domestic inventories and receivables. The Company would also have to pay higher fees related to these facilities. The Company has never borrowed under its domestic revolving credit facilities.

        As further described under "Customer Financing Arrangements" below, for many years the Company has utilized a receivables program to sell a broadly-diversified group of short-term receivables, through Motorola Receivables Corporation (MRC), to third parties. As of December 31, 2002, the MRC short-term receivables program provided for up to $400 million of outstanding short-term receivables at any time. In February 2003, the MRC short-term receivables program was renewed and the level of allowable outstanding short-term receivables was increased to $425 million. There were approximately $240 million of short-term receivables outstanding under the MRC short-term receivables program at December 31, 2002, as compared to $465 million outstanding at December 31, 2001 (when the receivables program provided for up to $600 million of outstanding receivables). The obligation of the third parties to continue to purchase receivables under the MRC short-term receivables program could be terminated if the Company's long-term debt was rated lower than "BB" by S&P or "Ba2" by Moody's (which would be a decline of four levels from current ratings). If the MRC short-term receivables program were terminated, the Company would no longer be able to sell its short-term receivables in this manner, but it would not be required to repurchase previously-sold receivables.

        Also, as further described under "Customer Financing Arrangements" below, the Company has sold a limited number of long-term loans to an independent third party in prior years through Motorola Funding Corporation. No finance receivables were sold under this program during 2002. Total finance receivables outstanding with the independent third party under this program at December 31, 2002 were $71 million, as compared to $166 million at December 31, 2001. In certain events, including if the Company's long-term debt were rated lower than "BBB" by S&P or "Baa2" by Moody's (which would be a decline of one level from current ratings), the Company could be required to make additional funded deductible payments to the insurer in order to maintain the credit insurance coverage of these loans. These additional payments would not exceed $35 million in the aggregate.

Lease Obligations and Credit Facilities

        The Company owns most of its major facilities, but does lease certain office, factory and warehouse space and land, as well as data processing and other equipment under principally non-cancelable operating leases. Rental expense, net of sublease income, was $294 million in 2002, $417 million in 2001 and $378 million in 2000.

F-14    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Contractual Obligations

        Summarized in the table below are the Company's obligations and commitments to make future payments under debt obligations (assuming earliest possible exercise of put rights by holders) and minimum lease payment obligations, net of minimum sublease income, as of December 31, 2002.

	Payments Due by Period
(in millions)	Total	2003	2004	2005	2006	2007	Thereafter

Debt Obligations	$8,932	$1,629	$544	$402	$1,402	$1,503	$3,452
Leases	770	205	162	121	110	79	93

Total Contractual Cash Obligations	$9,702	$1,834	$706	$523	$1,512	$1,582	$3,545

        The Company's ratio of net debt to net debt plus equity was 16.7% at December 31, 2002, compared to 18.4% at December 31, 2001. The decrease in this ratio is due to an increase in cash and cash equivalents and a decrease in total debt levels, partially offset by a reduction in stockholders' equity.

        The Company expects that from time to time outstanding commercial paper balances may be replaced with short or long-term borrowings. Although the Company believes that it can continue to access the capital markets in 2003 on acceptable terms and conditions, its flexibility with regard to long-term financing activity could be limited by: (i) the Company's current levels of outstanding long-term debt, and (ii) the Company's credit ratings. In addition, many of the factors that affect the Company's ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, in particular the telecommunications industry, are outside of the Company's control. There can be no assurances that the Company will continue to have access to the capital markets on favorable terms.

        At December 31, 2002, the Company's total domestic and non-U.S. credit facilities totaled $4.2 billion, of which $338 million was considered utilized. These facilities are principally comprised of: (i) a $900 million one-year revolving domestic credit facility (maturing in May 2003) which is not utilized, (ii) a $900 million three-year revolving domestic credit facility (maturing in May 2005) which is not utilized, and (iii) $2.4 billion of non-U.S. credit facilities (of which $338 million was considered utilized at December 31, 2002). Unused availability under the existing credit facilities, together with available cash and cash equivalents and other sources of liquidity, are generally available to support outstanding commercial paper, which was $495 million at December 31, 2002. In order to borrow funds under the domestic revolving credit facilities, the Company must be in compliance with various conditions, covenants and representations contained in the agreements. Important terms of the revolving domestic credit agreements include a springing contingent lien and covenants relating to net interest coverage and total debt-to-equity capitalization ratios. In the case of the contingent springing lien, if the Company's corporate credit ratings were to be lower than "BBB" by S&P or "Baa2" by Moody's (which would be a decline of one level from the current corporate credit ratings of "BBB" and "Baa2"), the Company and its domestic subsidiaries would be obligated to provide the lenders in the Company's domestic revolving credit facilities with a pledge of, and security interest in, domestic inventories and receivables. The Company was in compliance with the terms of the credit agreements at December 31, 2002. The Company has never borrowed under its domestic revolving credit facilities.

        Return on average invested capital, based on performance of the four preceding quarters ending with December 31, 2002 and 2001, was (15.9)%, and (18.0)%, respectively. The Company's current ratio was 1.75 at December 31, 2002, as compared to 1.77 at December 31, 2001.

        The Company believes that it has adequate internal and external resources available to fund expected working capital and capital expenditure requirements for the next twelve months as supported by the level of cash and cash equivalents in the U.S., the ability to repatriate cash and cash equivalents from foreign jurisdictions, the ability to borrow under existing or future credit facilities, the ability to issue commercial paper, access to the short-term and long-term debt markets, and proceeds from sales of available-for-sale securities and other investments.

Customer Financing Arrangements

        Outstanding Commitments:    Certain purchasers of the Company's infrastructure equipment continue to require suppliers to provide financing in connection with equipment purchases. Financing may include all or a portion of the purchase price of the equipment. At December 31, 2002, the Company had aggregate outstanding commitments to extend credit to third-parties of $175 million, as compared to outstanding commitments of $162 million at December 31, 2001. During 2002, the Company made loans to customers of $67 million, as compared to loans to customers of $434 million during 2001.

        Outstanding Finance Receivables:    During the "telecom boom" that peaked in late 2000, numerous wireless equipment makers, including the Company, made loans to customers, some of which were very large. The Company had net finance receivables of $467 million at December 31, 2002, compared to $1.1 billion at December 31, 2001 and $2.7 billion at December 31, 2000 (net of allowances for losses of $2.3 billion at December 31, 2002, $1.6 billion at December 31, 2001 and $239 million at December 31, 2000). These finance receivables are interest bearing, with

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-15

rates ranging from 3% to 15%. Interest income on impaired finance receivables is recognized only when payments are received. Total interest income recognized on finance receivables was $28 million in 2002, compared to $131 million in 2001 and $234 million in 2000.

        Telsim Loan:    During the second quarter of 2002, an additional $526 million charge was recorded to increase to $2 billion the allowance for losses relating to one customer, Telsim, in Turkey (the "Telsim Loan"). As of June 29, 2002, all receivables from Telsim were fully reserved, compared to a net receivable of $531 million at December 31, 2001 and a net receivable of $1.7 billion at December 31, 2000. Regardless of the reserves already taken, the Company will continue to pursue remedies to collect the over $2 billion owed to the Company under the Telsim Loan.

        The entire Telsim Loan has been in default since April 2001. Thus far, the Uzans (the family that controls Telsim) and Telsim have been uncooperative in restructuring the loan or in entering into a transaction with third-party investors to either sell or bring new equity into Telsim. The Uzans have also violated court orders in several jurisdictions.

        In January 2002, the Company, together with Nokia, filed suit against the owners of Telsim and certain related parties in the United States Southern District of New York (the "District Court") for injunctive relief and damages. As further described under "Item 3: Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, this suit, as well as other legal proceedings relating to the Telsim Loan in numerous jurisdictions, is ongoing.

        Although the Company will continue to vigorously pursue its recovery efforts, the Company currently believes that the litigation and collection process will be very lengthy in light of the Uzans' repeated decisions to violate court orders. As a result, the Company fully reserved the remaining carrying value of the Telsim Loan in the second quarter of 2002.

        NII Holdings Loan:    NII Holdings, Inc. ("NII") is an affiliate of Nextel Communications, Inc. with international wireless operations and investments. At December 31, 2002 and 2001, the Company had total loans due from NII (the "NII Loans") of $275 million and $382 million, respectively, and allowances for losses relating to the NII Loans of $6 million and $34 million, respectively. The Company ceased accruing interest on the outstanding amounts of the NII Loans in January 2002.

        In May 2002, NII filed for bankruptcy court protection. NII's Chapter 11 Reorganization Plan (the "Plan") was confirmed and NII emerged from bankruptcy on November 12, 2002. In connection with the bankruptcy proceedings, $56.7 million of the $332 million owed to the Company by NII was repaid in exchange for the Company's commitment to relend a like amount under certain conditions. In addition, with regard to the $275 million still owed to the Company by NII, the Company added to its pre-bankruptcy collateral position (which included equipment liens and shares of certain operating and holding companies) by obtaining security interests in all tangible assets of NII's operations in Mexico, Peru and Argentina. The Company recognizes interest on the outstanding NII Loans only when cash is received.

        Prior to NII's bankruptcy, Motorola also participated in a Chase-led syndicated loan totaling $150 million to an Argentinean subsidiary of NII. As part of the Plan, Motorola received approximately $1.7 million of the $33.5 million remaining balance on the $50 million it originally loaned, sharing pro rata with the other banks in the $5 million cash recovery being paid on this loan. In addition, Motorola received .667% of the fully diluted shares of NII in settlement of this loan.

        Based on confirmation of the Plan and the Company's security interests, the Company believes that it has adequately provided for additional losses, if any, relating to the NII Loans based on the information available to the Company at this time.

        Other Impaired Finance Receivables:    At December 31, 2002, other impaired finance receivables totaled $189 million and were due from eight customers, with the largest individual balance due being $115 million from Dolphin GmbH. Total allowances for losses for these receivables were $171 million, resulting in a net amount outstanding of $18 million.

        Guarantees of Third-Party Debt:    In addition to providing direct financing to certain equipment customers, the Company also assists customers in obtaining financing from banks and other sources to fund equipment purchases and working capital. The amount of loans from third parties for which the Company has committed to provide financial guarantees totaled $50 million at December 31, 2002, as compared to $205 million at December 31, 2001. Customer borrowings outstanding under these guaranteed third-party loan arrangements were $50 million at December 31, 2002, as compared to $114 million at December 31, 2001. During 2002, the Company was required to make payments of $50 million in satisfaction of its guarantees of third-party debt, as compared to payments of $27 million during 2001.

        The Company evaluates its contingent obligations under these financial guarantees by assessing the customer's financial status, account activity and credit risk, as well as the current economic conditions and historical experience. The $50 million of guarantees discussed above is comprised of guarantees for two customers in the amounts of $28 million and $22 million. Management's best estimate of probable losses of unrecoverable amounts, should these guarantees be called, was $25 million at December 31, 2002, as compared to $56 million at December 31, 2001.

F-16    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Sales of Receivables and Loans:    From time to time, the Company sells short-term receivables and long-term loans to third parties in transactions that qualifiy as "true-sales". Certain of these receivables are sold through separate legal entities, with Motorola Receivables Corporation ("MRC") selling short-term receivables and Motorola Funding Corporation ("MFC") selling long-term receivables. MRC and MFC are special purpose entities and the financial results for MRC and MFC are fully consolidated in the Company's financial statements. These receivables funding programs are administered through special purpose entities. Under FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", the Company does not believe it will be required to consolidate those entities.

        As of December 31, 2002, the MRC short-term receivables program provided for up to $400 million of short-term receivables to be outstanding with third parties at any time. In February 2003, the MRC short-term receivables program was renewed and the level of allowable outstanding short-term receivables was increased to $425 million. A total of $1.0 billion of receivables were sold through the MRC short-term program in 2002, as compared to $1.6 billion in 2001 and $1.4 billion in 2000. At December 31, 2002, there were approximately $240 million of short-term receivables outstanding under the MRC short-term receivables program, as compared to $465 million at December 31, 2001 (when the receivables program provided for up to $600 million of outstanding receivables). Under the MRC short-term receivables program, 90% of the value of the sold receivables sold is covered by credit insurance obtained from independent insurance companies. The credit exposure on the remaining 10% is covered by a retained interest in the sold receivables.

        In addition to the MRC short-term receivables program, the Company also sells other short-term receivables directly to third parties. Total short-term receivables sold by the Company (including those sold directly to third parties and those sold through the MRC short-term receivables program) were $2.9 billion in 2002, compared to $4.6 billion in 2001 and $3.8 billion in 2000. At December 31, 2002, a total of $802 million of short-term receivables were outstanding, as compared to $1.7 billion at December 31, 2001. The Company's total credit exposure to outstanding short-term receivables was $40 million at December 31, 2002, compared to $70 million at December 31, 2001. At December 31, 2002, the Company had reserves of $19 million recorded for potential losses pursuant to this credit exposure, compared to reserves of $18 million at December 31, 2001.

        The Company has sold a limited number of long-term receivables to an independent third party through MFC. In connection with the sale of long-term receivables, the Company retains obligations for the servicing, administering and collection of receivables sold. No such receivables were sold under this program during 2002. At December 31, 2002, the total finance receivables outstanding under this program were $71 million, compared to $166 million at December 31, 2001. The Company has provided an allowance for first loss of $14 million at December 31, 2002, as compared to $60 million at December 31, 2001.

Next Level Communications, Inc.

        At December 31, 2002, the Company and General Instrument Corporation, a wholly-owned subsidiary of the Company, owned 74% of the outstanding common stock of Next Level Communications, Inc. (Next Level), a publicly-traded subsidiary, which is consolidated in Motorola's financial statements. In addition, the Company owns all of the preferred stock of Next Level, which is convertible into common stock, and warrants to purchase common stock at various prices over various periods. Assuming the conversion of all preferred stock and the exercise of all warrants, Motorola beneficially owns approximately 90% of Next Level's common stock. Effective in the fourth quarter of 2001, the Company began to include in its consolidated results the minority interest share of Next Level's operating losses as a result of Next Level's cumulative net deficit equity position.

        In January 2003, the Company initiated a tender offer for the remaining outstanding publicly-held shares of Next Level that it does not own. The tender offer is still pending and is scheduled to expire on April 11, 2003.

Iridium Program

        On November 20, 2000, the United States Bankruptcy Court for the Southern District of New York issued an Order that approved the bid of Iridium Satellite LLC ("New Iridium") for the assets of Iridium LLC and its operating subsidiaries (collectively "Old Iridium"). The Bankruptcy Order provided, among other things, that all obligations of Motorola and its subsidiaries and affiliates under all executory contracts and leases with Old Iridium relating to the Iridium system would, upon completion of the asset sale, be deemed terminated and, to the extent executory, be deemed rejected. Claims against Motorola by Old Iridium and others with respect to certain credit agreements and related matters were not discharged. New Iridium completed the acquisition of the operating assets of Old Iridium, including the satellite constellation, terrestrial network, and real and intellectual property of Old Iridium, on December 12, 2000. At the same time, Motorola entered into a contract with New Iridium to provide transition services pending the transfer of operations and maintenance in full to the Boeing Company.

        As further described under "Item 3: Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, the Chase Manhattan Bank, as agent for the lenders under Old Iridium's $800 million Senior Secured Credit Agreement, filed four lawsuits against Motorola. In March 2003, the Company reached a settlement agreement with Chase, pursuant to which all four of the cases, including Motorola's counterclaim, were dismissed with prejudice. Under the settlement agreement, Motorola

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-17

released to Chase its claim to $371 million that was previously paid into an escrow account in April 2002 and made an additional payment of approximately $12 million.

        A committee of unsecured creditors (the "Creditors Committee") of Old Iridium was, over objections by Motorola, granted leave by the Bankruptcy Court to file a complaint on Old Iridium's behalf against Motorola. In March 2001, the Bankruptcy Court approved a settlement between the Creditors Committee and Old Iridium's secured creditors that provides for the creation of a litigation fund to be used in pursuit of the claims against Motorola. Motorola's appeal of this order is pending. On July 19, 2001, the Creditors Committee filed its complaint against Motorola in Bankruptcy Court on behalf of Old Iridium's debtors and estates, seeking in excess of $4 billion in damages. Discovery in this case is underway.

        Motorola has been named as one of several defendants in putative class action securities lawsuits pending in the District of Columbia arising out of alleged misrepresentations or omissions regarding the Iridium satellite communications business. The plaintiffs seek an unspecified amount of damages. On March 15, 2001, the federal district court consolidated the various securities cases under Freeland v. Iridium World Communications, Inc., et al., originally filed on April 22, 1999. Motorola moved to dismiss the plaintiffs' complaint on July 15, 2002, and that motion has not yet been decided. Plaintiffs have filed a motion for partial summary judgment, which is also pending.

        In addition, Motorola was named as a defendant in Andrews, et al. v. Iridium World Communications, LTD, et al., filed in the Superior Court of California (San Diego), by 42 plaintiff purchasers of Iridium securities who alleged violations of California securities laws. The parties reached a settlement agreement in December 2002 which is proceeding to finalization.

        The Iridium India gateway investors (IITL) filed a suit against Motorola, and certain current and former Motorola officers, in an India court under the India Penal Code claiming cheating and conspiracy in connection with investments in Old Iridium and the purchase of gateway equipment. Under Indian law if IITL were successful in the suit, IITL could recover compensation of the alleged financial losses. In September 2002, IITL also filed a civil suit in India against Motorola and Iridium LLC alleging fraud and misrepresentation in inducing IITL to invest in Iridium LLC and to purchase and operate an Iridium gateway in India. IITL claims in excess of $200 million in damages, plus interest.

        Creditors and other stakeholders in Old Iridium may seek to bring various other claims against Motorola.

        The Company recorded charges (income) relating to the Iridium program of $(63) million in 2002, and $365 million in 2001. There were no charges recorded by the Company in 2000. The income recognized in 2002 was primarily for the reduction in vendor termination claims and the refund of previously-incurred costs. The $365 million charge in 2001 related to an unfavorable ruling against the Company in a case filed by The Chase Manhattan Bank related to a guarantee of a credit agreement for Iridium LLC. As described above, the Company released its claim to the $371 million paid in connection with this ruling as part of its March 2003 settlement agreement with Chase.

        The Company had reserves related to the Iridium program of $152 million at December 31, 2002, compared to $605 million at December 31, 2001. These reserves are included in Accrued Liabilities in the consolidated balance sheets. The reduction in the reserve balance is comprised of $432 million in cash payments and $21 million of non-cash items. The cash payments are comprised of the $371 million funding guarantee payment made into an escrow account and $61 million of other payments, primarily related to transition services obligations and the settlement of vendor termination claims. The non-cash items primarily relate to the reduction in vendor termination claims for claims settled at amounts less than originally estimated. In addition to the amounts disclosed above, Motorola received cash from certain vendors for the refund of previously-incurred Iridium costs which were included as income.

        The reserve balance at December 31, 2002 of $152 million relates primarily to costs for the wind-down and transition of Motorola's operations to New Iridium and the disputes with Chase described above. The remaining reserves are expected to require future cash payments, primarily in 2003.

        These reserves are believed by management to be sufficient to cover Motorola's current exposures related to the Iridium program. However, these reserves do not include additional charges that may arise as a result of litigation related to the Iridium program. While the still pending cases are in very preliminary stages and the outcomes are not predictable, an unfavorable outcome of one or more of these cases could have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

Segment Information

        The following commentary should be read in conjunction with the 2002 financial results of each reporting segment as detailed in Note 10, "Information by Segment and Geographic Region", of the Company's consolidated financial statements.

        Orders, net sales, and operating results for the Company's major operations for 2002, 2001 and 2000 are presented below. Order information as of any particular date may not be an accurate indicator of future results, as orders are subject to revision or cancellation to reflect changes in customer needs.

F-18    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Personal Communications Segment

        The Personal Communications segment (PCS) designs, manufactures, sells and services wireless subscriber equipment, including wireless handsets and personal two-way radios, with related software and accessory products. In 2002, PCS net sales represented 41% of the Company's consolidated net sales, compared to 35% in both 2001 and 2000.

	Years Ended December 31			Percent Change
(Dollars in millions)	2002	2001	2000	2002 — 2001	2001 — 2000

Orders	$9,708	$10,869	$12,514	(11)%	(13)%
Segment net sales	10,847	10,436	13,246	4%	(21)%
Operating earnings (loss)	503	(1,585)	(332)	***	***

***
Percent change not meaningful

        In 2002, segment net sales increased 4% to $10.8 billion, compared to $10.4 billion in 2001. Orders declined 11% to $9.7 billion, compared to $10.9 billion in 2001. Orders declined primarily due to PCS's efforts to assist their customers in implementing an improved shorter-cycle ordering process which enabled PCS's customers to reduce inventory lead-times, inventory levels and order backlog. As a result, the segment's backlog decreased to $1.1 billion at December 31, 2002, compared to $2.2 billion at December 31, 2001. The backlog amount reported for 2001 reflects a decrease of $0.3 billion from the previously-reported figure, which reflects a revision to the realizable dollar value of the handset units in backlog. The number of handset units in backlog at December 31, 2001 was not adjusted.

        For the full year 2002, total industry handset unit shipments (also referred to as industry "sell-in") were approximately 400 million units, as compared to total industry sell-in of approximately 375 million units in 2001. Total industry handset units sold to end customers (also referred to as industry "sell-through") were approximately 400 million units in both 2002 and 2001. PCS continued to have the second-largest worldwide market share for wireless handsets. Market share for the segment was estimated to be 17.5% for the full year 2002, as compared to 16.6% for the full year 2001. Segment unit shipments were 70.2 million in 2002, up 12% from 62.5 million units in 2001. The segment's average selling price (ASP) was down 5% on an annual basis in 2002, primarily due to a mix shift in units toward lower price handsets in Latin America and Asia. The decline in ASP is reflective of historical reductions in selling prices, although the reduction in 2002 was less than historical averages. Over the last 5 years, the segment's ASPs have declined an average of 10% to 15% per year.

        In addition, the segment completed its plans to discontinue sales of paging products in 2002. Sales of paging products had been rapidly declining in recent years, and the segment concluded that they no longer complemented its product portfolio. Sales from paging products were $176 million in 2002 and $402 million in 2001.

        On a geographic basis, unit shipments in 2002, compared to 2001, were up 22% in the Americas, up 13% in Asia and down 6% in Europe. Sales were up 15% in the Americas, down 1% in Asia and down 7% in Europe. Orders were up 19% in the Americas, down 12% in Europe and down 44% in Asia.

        PCS's primary technologies are: (i) Global System for Mobile Communications (GSM), (ii) Code Division Multiple Access (CDMA), (iii) Time Division Multiple Access (TDMA), and (iv) iDEN® (integrated digital enhanced network). Unit shipments in 2002, compared to 2001, were up 69% in TDMA, up 23% in CDMA, up 7% in GSM and up 5% in iDEN. Sales were up 56% in TDMA, up 18% in CDMA, up 4% in iDEN and down 4% in GSM.

        A few customers represent a significant portion of PCS's sales. Purchases of iDEN® products by Nextel Communications, Inc. and its affiliates comprise approximately 15% of PCS's sales. In addition, approximately 19% of PCS's sales are to the China market and are primarily used on mobile systems operated by China Mobile and China Unicom, the two largest wireless operators in China.

        The segment's operating earnings in 2002 were $503 million, compared to an operating loss of $1.6 billion in 2001. The improvement in operating results was primarily related to: (i) a decrease in reorganization of business and other charges, (ii) increased sales, (iii) decreased manufacturing expenses due to benefits from cost-reduction activities and supply-chain efficiencies, (iv) a decrease in R&D costs, and (v) a decrease in SG&A costs, primarily relating to administrative costs. The Company records royalty income as an offset to SG&A expenses. Royalty income for the segment was $327 million in 2002 and $332 million in 2001.

        During 2002, PCS continued executing on the major cost-reduction actions started in late 2000 to improve its cost structure and competitiveness. PCS introduced several new products based on its platform design strategy, which reduces manufacturing costs by: (i) reducing the number of parts used, (ii) increasing the commonality of both handset parts and software, (iii) lowering the number of unique handset designs, and (iv) improving the cycle time of product development through greater standardization of processes. The reduction in the number of products

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-19

manufactured and parts complexity of each product also makes it easier for PCS to change its products to meet rapidly-evolving customer demand. The segment also utilized a substantially improved supply-chain process to increase the efficiency of manufacturing activities, thereby reducing costs.

        For the full year 2002, PCS recorded net charges of $301 million related to the reorganization of its business and other charges. These charges primarily consisted of: (i) a $119 million net charge for fixed asset impairments, primarily relating to implementation of a plan to close an engineering and distribution center in Harvard, Illinois, (ii) a $125 million charge for the segment's share of a potentially uncollectible finance receivable from Telsim, and (iii) a $70 million net charge related to employee severance costs.

        For the full year 2001, PCS recorded net charges of $1.3 billion related to reorganization of its business and other charges. These charges primarily consisted of: (i) $409 million in charges for product portfolio simplification write-offs, (ii) a $285 million charge related to the segment's share of a potentially uncollectible finance receivable from Telsim, (iii) $221 million in reorganization of business charges associated with the closure of a facility in Easter Inch, Scotland, (iv) $55 million in net reorganization of business charges to exit manufacturing activities in Harvard, Illinois, (v) $34 million in reorganization of business charges associated with the segment's plans to discontinue sales of paging products in 2002, and (vi) $250 million in other net segment-wide reorganization of business charges resulting from a significant reduction in workforce and the consolidation of numerous facilities throughout the world.

        PCS expects total industry sell-through for 2003 to be between 430 and 440 million units. Total industry sell-in is expected to be somewhat lower, due to the level of inventory in distribution channels at the end of 2002. PCS expects its market share to further increase in 2003. ASPs are expected to decline, although at less than the 5-year historical average of 10% to 15% per year. For the full year 2003 compared to the full year 2002, the segment expects sales to increase. PCS also expects improved operating earnings, primarily due to: (i) the expected increase in sales, (ii) an expected decrease in manufacturing expenses as a percent of sales, due to benefits from cost-reduction activities and supply-chain efficiencies, and (iii) an expected significant decrease in reorganization of business and other charges.

Semiconductor Products Segment

        The Semiconductor Products segment (SPS) designs, produces and sells embedded processors for customers serving the wireless, networking and automotive markets and for standard products. In 2002, SPS net sales represented 18% of the Company's consolidated net sales, compared to 17% in 2001 and 21% in 2000.

	Years Ended December 31			Percent Change
(Dollars in millions)	2002	2001	2000	2002 — 2001	2001 — 2000

Orders	$5,042	$4,254	$7,974	19%	(47)%
Segment net sales	4,818	4,936	7,876	(2)%	(37)%
Operating earnings (loss)	(1,515)	(1,911)	202	21%	***

***
Percent change not meaningful

        In 2002, segment net sales decreased 2% to $4.8 billion, compared to $4.9 billion in 2001. Orders increased 19% to $5.0 billion, compared to $4.3 billion in 2001. The segment's backlog was $1.1 billion at December 31, 2002, compared to $0.9 billion at December 31, 2001.

        The semiconductor industry, which traditionally has had volatile sales cycles, had its worst decline in history in 2001, when industry-wide sales were down more than 30% compared to 2000. Industry sales in 2002 were essentially flat with 2001. Average selling prices (ASPs) for the semiconductor industry declined at a higher rate in 2002 than in 2001, primarily as a result of excess manufacturing capacity in the industry. The rate of industry ASP decline slowed towards the end of 2002 in connection with the apparent industry recovery.

        SPS's net sales and order results were indicative of the broader conditions in the semiconductor industry. The segment's 19% increase in orders in 2002, compared to 2001, reflected the industry's apparent recovery in the later stages of 2002 as order activity exceeded sales activity. A portion of SPS's product portfolio involves non-proprietary products, which are subject to the intense pricing pressure that is seen in the semiconductor industry. ASPs for these products declined during 2002 in line with industry ASPs. Many of SPS's products involve proprietary technologies. ASPs for these products decline at a much slower rate than those in the semiconductor industry as a whole.

        On an end-market basis, in 2002, as compared to 2001, orders were up 18% in the Transportation and Standard Products group, up 14% in the Networking and Computing Systems group and up 38% in the Wireless and Broadband Subscriber Systems group. Sales were up 4% in the Transportation and Standard Products group, up 5% in the Wireless and Broadband Subscriber Systems group and down 12% in the Networking and Computing Systems group.

F-20    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        On a geographic basis, in 2002, as compared to 2001, orders were up 12% in the Americas, up 18% in Europe and up 27% in Asia. Sales were down 11% in the Americas, down 8% in Europe and up 14% in Asia. The segment sales and order pattern followed the industry trend in all regions. The growth in Asia is attributed to the fact that this region attracts a greater percentage of the electronics equipment manufacturing base.

        Other businesses of the Company collectively constitute SPS's largest customer, representing 24% of 2002 segment revenue, as compared to 22% in 2001 and 25% in 2000. SPS's largest customer within the Company is the Personal Communications segment.

        The segment's operating loss was $1.5 billion in 2002, compared to an operating loss of $1.9 billion in 2001. The decrease in the operating loss was primarily related to: (i) an increase in gross margin, primarily attributed to benefits from facility consolidation and cost-reduction actions, and (ii) lower SG&A costs, partially attributed to an increase in royalty income from intellectual property licensing, partially offset by an increase in reorganization of business and other charges, primarily related to fixed asset impairments. The Company records royalty income as an offset to SG&A expenses. Royalty income for the segment was $182 million in 2002 and $161 million in 2001.

        One focus of the segment's cost-reduction activities has been to replace internal manufacturing capacity by outsourcing an increasing percentage of production to foundries and contract houses. At the end of 2002, SPS had reduced its total manufacturing facilities to 12, as compared to 22 manufacturing facilities at the end of 2000. Of the 12 manufacturing facilities at the end of 2002, 9 were wafer fabrication facilities, as compared to 16 wafer fabrication facilities at the end of 2000. By mid-2003, SPS expects to reduce its total manufacturing facilities to 10, of which 8 will be wafer fabrication facilities.

        For the full year 2002, SPS recorded net charges of $1.2 billion related to the reorganization of its business and other charges. These charges primarily related to: (i) $1.1 billion of asset impairments related to facilities in Arizona, China and Scotland, as the segment executed upon its business model to reduce the number of wafer fabrication facilities, and (ii) $80 million for potential repayments of incentives.

        For the full year 2001, SPS recorded net charges of $911 million related to reorganization of its business and other charges. These charges primarily related to: (i) $443 million for fixed asset impairments, and (ii) $386 million for segment-wide employee severance costs incurred in the closure of 8 factories.

        The segment continues to implement its "asset light" business model, which is aimed at achieving substantial improvements in future profitability and cash flow performance by: (i) improving asset efficiency, (ii) maximizing the return on research and development, and (iii) reducing the segment's historical ratio of capital expenditures to sales. Capital expenditures in the segment decreased 64% to $220 million, or 4.6% of segment net sales, in 2002, compared to $613 million, or 12.4% of segment net sales, in 2001. Both amounts represent significantly lower capital expenditure levels than in 2000 and earlier years.

        Due to ongoing economic uncertainty, particularly in light of world events, it has become increasingly difficult to estimate the 2003 growth of the semiconductor industry markets served by the segment. Market analysts' estimates of 2003 market growth continue to vary widely, and now range from 0% to 22% growth. The segment expects its sales to increase at a rate that is comparable to industry growth in the markets it serves. The segment also expects improved operating results due to the expected increase in sales, the benefits of lower manufacturing expenses due to cost-reduction activities, and a significant decrease in reorganization of business and other charges.

Global Telecom Solutions Segment

        The Global Telecom Solutions segment (GTSS) designs, manufactures, sells, installs, and services wireless infrastructure communication systems, including hardware and software. GTSS provides end-to-end wireless networks, including radio base stations, base site controllers, associated software and services, and third-party switching for Code Division Multiple Access (CDMA), Global System for Mobile Communications (GSM), iDEN® (integrated digital enhanced network), and Universal Mobile Telecommunications Systems (UMTS) technologies. In 2002, GTSS net sales represented 17% of the Company's consolidated net sales, compared to 22% in 2001 and 20% in 2000.

	Years Ended December 31			Percent Change
(Dollars in millions)	2002	2001	2000	2002 — 2001	2001 — 2000

Orders	$4,313	$6,231	$7,559	(31)%	(18)%
Segment net sales	4,540	6,442	7,597	(30)%	(15)%
Operating earnings (loss)	(621)	(1,409)	812	56%	***

***
Percent change not meaningful

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-21

        In 2002, segment net sales decreased 30% to $4.5 billion, compared to $6.4 billion in 2001. Orders decreased 31% to $4.3 billion, compared to $6.2 billion in 2001. Sales and orders were significantly lower in 2002, compared to 2001 in each of the segment's technologies and in all regions of the world. The segment's backlog was $1.2 billion at December 31, 2002, compared to $1.5 billion at December 31, 2001.

        The wireless infrastructure industry experienced its most challenging years during 2001 and 2002. Industry sales were down approximately 18% in 2002, compared to flat growth in 2001. Service providers spent less on new equipment because of the difficult economic environment, severe pressure to reduce costs, deteriorating voice average revenue per user, and, for many, higher debt burdens. The segment's decline in sales and orders was indicative of conditions in the segment's industry, but represents a greater decline than the overall industry due to the lower level of capital spending specific to the segment's customer base.

        The nature of the segment's business is long-term contracts with major operators that require sizeable investments, often in excess of $100 million, by its customers. In 2002, three customers—Nextel Communications Inc. (and its affiliates), KDDI, a service provider in Japan, and China Unicom—represented approximately 43% of the segment's sales. The loss of a major customer could have a significant impact on the segment's business and, because contracts are long-term, would impact revenue over several quarters.

        The segment's operating loss in 2002 was $621 million, compared to an operating loss of $1.4 billion in 2001. The improvement in operating results was primarily related to: (i) a decrease in reorganization of business and other charges, (ii) a decrease in SG&A expenses, and (iii) a decrease in R&D expenses, partially offset by the decrease in sales. The Company records royalty income as an offset to SG&A expenses. Royalty income for the segment was $71 million in 2002 and $72 million in 2001.

        For the full year 2002, GTSS recorded net charges of $610 million related to the reorganization of its business and other charges. These charges primarily related to: (i) a $401 million charge for the segment's share of a potentially uncollectible finance receivable from Telsim, (ii) a $128 million net charge for segment-wide employee severance costs, and (iii) a $55 million charge for exit costs related to a lease cancellation.

        For the full year 2001, GTSS recorded net charges of $1.4 billion related to the reorganization of its business and other charges. These charges primarily related to: (i) a $1.1 billion charge for the segment's share of a potentially uncollectible finance receivable from Telsim, (ii) a $155 million net charge for segment-wide employee severance costs, (iii) a $123 million net charge for exit costs, and (iv) a $42 million net charge for fixed asset impairments.

        The wireless infrastructure industry's migration to third-generation (3G) systems, which are high-capacity wireless networks designed to provide enhanced data services, improved Internet access and increased voice capacity, continues to progress slowly. Network operators are continuing to "slow-roll" or postpone the build-out of 3G Universal Mobile Telecommunications Systems (UMTS) systems, primarily because of: (i) funding constraints due to the very substantial fees network operators paid for 3G licenses; (ii) implementation issues associated with the introduction of this very complex new technology; (iii) limited development of new data applications; and (iv) limited handset availability. As a result of the slow migration to 3G, service providers are expected to continue to use General Packet Radio Service (GPRS), a 2.5G technology, to grow their data subscriber base and to build their business case for 3G systems. Operators are also giving serious consideration to deployment of EDGE technology, which is a Global System for Mobile Communications (GSM)-derivative technology that provides data bandwidths higher than GPRS in the existing GSM spectrum assignments.

        GTSS is executing a strategy to enhance its position as a total systems supplier, primarily through developing strategic alliances with key vendors to supply a complete family of network products. One of the most significant alliances is the recently-announced agreement to supply a Motorola branded softswitch, which GTSS believes will position it as a leader in the evolution to next-generation IP networks. GTSS is also seeking to enhance its network products and revenues with a portfolio of services that reduce operator capital expenditure requirements, increase network capacity and improve system quality. These quality improvements benefit operators through increased customer satisfaction, greater usage and lower churn, all of which can have a positive impact on operator revenue. This total systems solution strategy represents an improved value proposition to operators and improves GTSS's competitive position in the marketplace.

        In 2003, the segment expects wireless infrastructure industry sales to decline between 6% and 12% due to continued reductions in capital expenditures by wireless service providers in all regions of the world. The segment expects its 2003 sales to decrease at a rate that is comparable to the industry decline. The segment also expects an improvement in operating results due to a decrease in SG&A and R&D expenditures, as well as a significant decrease in reorganization of business and other charges.

F-22    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Commercial, Government and Industrial Solutions Segment

        The Commercial, Government and Industrial Solutions segment (CGISS) designs, manufactures, sells, installs, and services analog and digital two-way radio voice and data products and systems to a wide range of public-safety, government, utility, transportation and other worldwide markets. In addition, CGISS participates in the emerging market of integrated information solutions for public-safety and enterprise customers. In 2002, CGISS net sales represented 14% of the Company's consolidated net sales, compared to 14% in 2001 and 12% in 2000.

	Years Ended December 31			Percent Change
(Dollars in millions)	2002	2001	2000	2002 — 2001	2001 — 2000

Orders	$3,789	$4,469	$4,947	(15)%	(10)%
Segment net sales	3,729	4,306	4,561	(13)%	(6)%
Operating earnings	313	52	443	***	(88)%

***
Percent change not meaningful

        In 2002, segment net sales decreased 13% to $3.7 billion, compared to $4.3 billion in 2001. Orders decreased 15% to $3.8 billion, compared to $4.5 billion in 2001. These decreases are primarily attributed to the sale of the Company's former Integrated Information Systems Group (IISG) in 2001. In addition, delays in Federal, state and local government funding for new homeland security projects have adversely impacted sales for the total industry and CGISS.

        During 2001, the Company sold IISG, its former defense and government electronics business, which was included in the CGISS segment. Orders, sales and operating earnings for IISG in 2001 were $499 million, $456 million and $45 million, respectively. Orders, sales and operating earnings for IISG in 2000 were $754 million, $572 million and $37 million, respectively. Excluding the full year 2001 IISG net sales and order results, 2002 net sales would have decreased 3% from $3.9 billion and 2002 orders would have decreased 5% from $4.0 billion. The segment's backlog was $1.7 billion at both December 31, 2002 and 2001.

        On a geographic basis, $2.4 billion, or 65%, of the segment's 2002 net sales were in North America (which is part of the Americas region referenced below), as compared to $3.0 billion, or 69%, in 2001. Orders in North America were $2.6 billion in 2002, as compared to $3.1 billion in 2001.

        2002 orders, as compared to 2001, were down 3% in Asia, down 8% in Europe and down 18% in the Americas. Sales were up 8% in Europe and down 17% in both the Americas and Asia. The majority of IISG's sales and orders were in the Americas. Excluding the impact of IISG, sales and orders would have both been down 3% in the Americas.

        The segment's operating earnings increased to $313 million in 2002, compared to operating earnings of $52 million in 2001. The increase in operating earnings was primarily related to: (i) a decrease in reorganization of business and other charges, (ii) an increase in gross margin, and (iii) a decrease in SG&A costs, partially offset by the decline in sales. Excluding the full year 2001 IISG operating results, operating earnings would have been $7 million in 2001.

        For the full year 2002, CGISS recorded net charges of $48 million related to the reorganization of its business and other charges. These charges primarily related to segment-wide employee separation costs.

        For the full year 2001, CGISS recorded net charges of $343 million related to the reorganization of its business and other charges. These charges primarily related to: (i) a $97 million net charge for segment-wide employee severance costs, (ii) an $88 million charge for a potentially uncollectible finance receivable, (iii) a $45 million net charge for exit costs, and (iv) a $36 million net charge for fixed asset impairments.

        CGISS's performance will continue to be impacted by: (i) the heightened need for safety and security solutions worldwide; (ii) the formation of the U.S. Homeland Security Department in 2002; and (iii) demand for larger, more complex systems. While there is a heightened need for safety and security systems, the worldwide economic slowdown has created budget deficits at the local level, which has slowed government spending globally. In the U.S., many local governments continue to await funding from the Federal government to help fund local homeland security programs. Although the recent formation of the U.S. Homeland Security Department is expected to provide more clarity over time regarding funding of safety and security programs, its creation creates new challenges in dealing with a new government agency made up of many smaller agencies. Finally, as the demand for larger, more complex systems continues, CGISS will face new challenges in meeting its customers' demands.

        Two-way radio industry sales growth in 2003 is forecasted to be between 2% and 8%, as homeland security programs are established at Federal, state and local levels in the U.S. and other countries. For the full year 2003 compared to the full year 2002, the segment expects an increase in sales and improved operating earnings due to the expected increase in sales.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-23

Broadband Communications Segment

        The Broadband Communications segment (BCS) designs, manufactures and sells a wide variety of broadband products for the cable television industry, including: (i) digital systems and set-top terminals for cable television networks; (ii) high speed data products, including cable modems and cable modem termination systems (CMTS), as well as Internet Protocol (IP)-based telephony products; (iii) hybrid fiber coaxial network transmission systems used by cable television operators; (iv) digital satellite television systems for programmers; (v) direct-to-home (DTH) satellite networks and private networks for business communications; and (vi) digital broadcast products for the cable and broadcast industries. In 2002, BCS net sales represented 8% of the Company's consolidated net sales, compared to 10% in 2001 and 9% in 2000.

	Years Ended December 31			Percent Change
(Dollars in millions)	2002	2001	2000	2002 — 2001	2001 — 2000

Orders	$1,695	$2,837	$3,791	(40)%	(25)%
Segment net sales	2,087	2,854	3,416	(27)%	(16)%
Operating earnings (loss)	(150)	195	367	***	(47)%

***
Percent change not meaningful

        In 2002, segment net sales declined 27% to $2.1 billion, compared to $2.9 billion in 2001. Orders declined 40% to $1.7 billion, compared to $2.8 billion in 2001. The decline in sales and orders is indicative of the difficult conditions in the segment's industry. In addition, the reduction in orders reflects a shorter cycle time required for customer fulfillment. The segment's backlog was $324 million at December 31, 2002, compared to $716 million at December 31, 2001.

        Demand for the segment's products depends primarily on: (i) capital spending by providers of cable services for constructing, rebuilding or upgrading their communications systems, and (ii) the marketing of advanced communications services by those providers. After many years of solid growth, in 2002 the cable equipment industry faced a second consecutive year of sales declines. The difficult economic environment continued to impact cable service providers, who have seen declines in net digital subscriber additions. The providers have responded by reducing capital spending in order to lower their cost structure, improve cash flow and reduce their significant debt levels. This is reflected in lower purchases of digital set-top terminals, as well as a reduction in purchases of network transmission systems and equipment. The industry also experienced a reduction in average selling prices (ASPs) for cable modems.

        On a geographic basis, $1.8 billion, or 85%, of the segment's net sales were in North America in 2002, compared to $2.3 billion, or 81%, in 2001. Orders in the North America region were $1.4 billion in 2002, compared to $2.3 billion in 2001. Of the $767 million decline in net sales in 2002, the majority related to the decline in sales in North America of digital set-top box units.

        In 2002, sales of digital set-top boxes decreased to $1.2 billion, compared to $1.6 billion in 2001. Digital set-top box unit shipments were 5.5 million in 2002, down 24% from 7.2 million units in 2001. ASPs for digital set-top boxes declined approximately 4% in 2002. The decline in unit shipments is consistent with the overall decline in the set-top box industry, and the segment retained its leading market share.

        In 2002, sales of cable modems decreased to $235 million, compared to $365 million in 2001. Cable modem unit shipments were 3.5 million in 2002, up 9% from 3.2 million units in 2001. ASPs for cable modems decreased approximately 40% in 2002, due to increased competition in low-end cable modems.

        BCS is dependent upon a small number of customers for a significant portion of its sales. A small number of large cable television multiple system operators (MSO) own a large portion of the cable systems and account for a significant portion of the total capital spending in the cable equipment industry. Consolidation of these MSO's continued in 2002, with Comcast Corporation acquiring AT&T Broadband to form the largest MSO in North America. The segment's combined sales to Comcast and AT&T Broadband in 2002 represented approximately 40% of segment net sales.

        The segment incurred an operating loss in 2002 of $150 million, compared to operating earnings of $195 million in 2001. The decline in operating results was primarily related to: (i) an intangible asset impairment charge relating to a license to certain intellectual property that enables BCS to provide national authorization services for digital set-top terminals, (ii) the decline in sales, and (iii) an increase in warranty expenditures due to a product recall, partially offset by: (i) manufacturing cost reductions, including supply-chain savings, resulting in a higher gross margin as a percent of sales, (ii) a decrease in R&D and SG&A expenditures, and (iii) a decrease in other overhead costs resulting from the segment's facility consolidations and other cost-containment actions.

        For the full year 2002, BCS recorded net charges of $407 million related to the reorganization of its business and other charges. These charges primarily related to: (i) a $325 million charge for an intangible asset impairment of an intellectual property license, (ii) a $37 million net charge for segment-wide employee separation costs, and (iii) an

F-24    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

$11 million charge for in-process research and development related to the acquisition of Synchronous, Inc., partially offset by the recognition of a pension curtailment gain of $13 million related to the General Instrument pension plan.

        For the full year 2001, BCS recorded net charges of $255 million related to the reorganization of its business and other charges. These charges primarily related to: (i) a $53 million net charge for segment-wide employee separation costs, (ii) a $51 million charge for product portfolio simplification write-offs, (iii) $42 million in charges for exit costs and fixed asset impairments, (iv) a $33 million litigation settlement charge, and (v) a $20 million charge for in-process research and development related to the acquisition of RiverDelta Networks Inc.

        Over the next several years, BCS expects more competition for its cable products as a result of regulatory and customer-driven changes. In 2003, the primary impact will result from BCS licensing some of its technology to several competitors in response to customer requirements.

        For the full year 2003, compared to the full year 2002, the segment expects broadband equipment industry sales to decline approximately 10% to 15%, due to continued lower capital expenditures by cable operators. The segment expects its sales in 2003 to decrease at a rate that is comparable to the industry decline. The segment expects to improve operating results due to a significant decrease in reorganization of business and other charges.

Integrated Electronic Systems Segment

        The Integrated Electronic Systems segment (IESS) designs, manufactures and sells: (i) automotive and industrial electronics systems and solutions, (ii) telematics products and solutions, (iii) portable energy storage products and systems, and (iv) multi-function embedded board and computer system products. In 2002, IESS net sales represented 8% of the Company's consolidated net sales, compared to 7% in 2001 and 8% in 2000.

	Years Ended December 31			Percent Change
(Dollars in millions)	2002	2001	2000	2002 — 2001	2001 — 2000

Orders	$2,236	$2,094	$2,920	7%	(28)%
Segment net sales	2,189	2,239	2,869	(2)%	(22)%
Operating earnings (loss)	52	(171)	168	***	***

***
Percent change not meaningful

        In 2002, segment net sales decreased 2% to $2.19 billion, compared to $2.24 billion in 2001. Orders increased 7% to $2.2 billion, compared to $2.1 billion in 2001.

        There are three primary business groups within the IESS segment: (i) the Automotive Communications and Electronic Systems Group (ACES), (ii) the Motorola Computer Group (MCG), and (iii) the Energy Systems Group (ESG). In 2002, ACES, MCG and ESG represented 60%, 12% and 28% of the segment's net sales, respectively. In 2001, ACES, MCG, and ESG represented 50%, 21% and 29% of the segment's net sales, respectively. The segment's backlog was $308 million at December 31, 2002, compared to $261 million at December 31, 2001.

        Comparing 2002 to 2001, ACES' sales were up 18% and orders were up 24%, primarily due to: (i) the success of several new products launched during the year, (ii) the addition of new features on existing products, and (iii) increased usage of its products in automobile production. MCG's 2002 sales decreased 45% and orders decreased 27%, due to the continuing downturn in the telecommunications equipment industry, its primary market. ESG's 2002 sales decreased 5% and orders decreased 1%.

        A large part of the IESS's business is dependent upon other Motorola businesses, primarily the Personal Communications segment, and three external automotive manufacturers. IESS sold 63% of its products to four customers—19% to other Motorola businesses, 16% to General Motors, 14% to Ford and 14% to Daimler Chrysler.

        The segment reported operating earnings of $52 million in 2002, compared to an operating loss of $171 million in 2001. The improvement in operating results was primarily related to: (i) benefits from cost-reduction activities, reflected in lower manufacturing costs and lower SG&A costs, and (ii) a decrease in reorganization of business and other charges, partially offset by the decline in sales.

        During 2002, the segment continued implementing major cost-reduction actions intended to improve its cost structure, refocus its long-term strategies and improve competitiveness. In 2002, IESS recorded net charges of $63 million related to the reorganization of its business and other charges. These charges primarily related to: (i) $24 million in net charges for exit costs, (ii) $23 million in net charges for fixed asset impairments, and (iii) $20 million in net charges for segment-wide employee separation costs.

        In 2001, IESS recorded net charges of $159 million related to the reorganization of its business and other charges. These charges primarily related to: (i) $103 million in net charges for segment-wide employee separation costs,

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-25

(ii) a $20 million charge for in-process research and development relating to the acquisition of Blue Wave Systems, Inc., (iii) $19 million in net charges for fixed asset impairments, and (iv) $18 million in net charges for exit costs.

        Demand for ACES products is strongly linked to automobile sales in the U.S. and other countries and the level of electronic content per vehicle. Demand for ESG products is strongly linked to the sales of other Motorola businesses, particularly the sales of the Personal Communications segment. Demand for MCG products is linked to sales of telecommunications, manufacturing, and other infrastructure systems in the U.S. and other countries. The challenging economic environment has negatively affected each of these end markets. Recovery in the markets served by IESS's customers will be an important component of IESS's future performance.

        For the full year 2003 compared to the full year 2002, the segment expects an increase in sales. The segment also expects improved operating earnings due to the expected increase in sales and a significant decrease in reorganization of business charges.

Other

        Other is comprised of the Other Products segment and general corporate items. The Other Products segment includes: (i) Next Level Communications, Inc., a publicly-traded subsidiary in which the Company has a controlling interest, (ii) various corporate programs representing developmental businesses and research and development projects, which are not included in any major segment, and (iii) the Company's holdings in cellular operating companies outside the U.S.

	Years Ended December 31			Percent Change
(Dollars in millions)	2002	2001	2000	2002 — 2001	2001 — 2000

Segment net sales	$486	$755	$1,057	(36)%	(29)%
Operating loss	(419)	(1,210)	(699)	65%	(73)%

***
Percent change not meaningful

        In 2002, Other Products segment net sales decreased 36% to $486 million, compared to $755 million in 2001. The decrease in sales is primarily attributed to the sale of several cellular operating companies outside the U.S. and the sale of the Company's former Multiservice Networks Division (MND) in 2001.

        The Company sold MND, a provider of end-to-end managed network solutions, which was included in the Other Products segment in 2001. Sales and the operating loss for MND in 2001 were approximately $97 million and $16 million, respectively.

        The segment incurred an operating loss of $419 million in 2002, compared to an operating loss of $1.2 billion in 2001. The decrease in the operating loss was primarily related to a decrease in reorganization of business and other charges, and the benefits from cost-reduction activities.

        For the full year 2002, the segment recorded net charges of $36 million related to the reorganization of its businesses and other charges. These net charges primarily consist of: (i) $56 million in net charges for fixed asset impairments, (ii) $46 million in net charges for segment-wide employee separation costs, and (iii) $16 million in net charges for exit costs, partially offset by: (i) income of $63 million for Iridium vendor termination settlements and the related reduction of accruals no longer needed, and (ii) income of $24 million for the reduction of accruals no longer needed due to the settlement of certain environmental claims.

        For the full year 2001, the segment recorded net charges of $804 million related to the reorganization of its businesses and other charges. These charges primarily related to: (i) a $365 million charge related to an unfavorable court ruling in litigation involving the company's guarantee of a credit agreement for Iridium LLC, (ii) $116 million in net charges for segment-wide employee separation costs, (iii) an $81 million charge for goodwill impairments, primarily related to the Internet Software and Content Group, (iv) a $77 million charge for segment-wide exit costs, (v) a $50 million charge relating to potentially uncollectible finance receivables, and (vi) a $29 million net charge for fixed asset impairments.

        At December 31, 2002, the Company and General Instrument Corporation, a wholly-owned subsidiary of the Company, owned 74% of the outstanding common stock of Next Level Communications, Inc. (Next Level), a publicly-traded subsidiary, which is consolidated in Motorola's financial statements. In addition, the Company owns all of the preferred stock of Next Level, which is convertible into common stock, and warrants to purchase common stock at various prices over various periods. Assuming the conversion of all preferred stock and the exercise of all warrants, Motorola beneficially owns approximately 90% of Next Level's common stock. Effective in the fourth quarter of 2001, the Company began to include in its consolidated results the minority interest share of Next Level's operating losses as a result of Next Level's cumulative net deficit equity position.

F-26    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        In January of 2003, the Company initiated a tender offer for the remaining outstanding publicly-held shares of Next Level that it does not own. The tender offer is still pending and is scheduled to expire on April 11, 2003.

Significant Accounting Policies

        Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.

        Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. This forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies require significant judgment and estimates:

    —
    Valuation of investments and long-lived assets

    —
    Restructuring activities

    —
    Allowance for losses on finance receivables

    —
    Retirement-related benefits

    —
    Long-term contract accounting

    —
    Deferred tax asset valuation

    —
    Inventory valuation reserves

Valuation of Investments and Long-Lived Assets

        The Company assesses the impairment of investments and long-lived assets, which includes identifiable intangible assets, goodwill and property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include: (i) underperformance relative to expected historical or projected future operating results; (ii) changes in the manner of use of the assets or the strategy for our overall business; (iii) negative industry or economic trends; (iv) declines in stock price of an investment for a sustained period; and (v) our market capitalization relative to net book value.

        When the Company determines that the carrying value of intangible assets, goodwill and long-lived assets may not be recoverable, an impairment charge is recorded. Impairment is generally measured based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model or prevailing market rates of investment securities, if available.

        At December 31, 2002 and 2001, the net book values of these assets were as follows (in millions):

December 31	2002	2001

Property, plant and equipment	$6,104	$8,913
Investments	2,053	2,954
Intangible assets	232	555
Goodwill	1,375	1,184

Total	$9,764	$13,606

        Beginning in late 2000 and continuing through 2002, as a result of the Company's initiatives to consolidate operations and exit businesses, impairment reviews were performed. Based upon these reviews, management determined that various long-lived and intangible assets had been impaired. The Company recorded fixed asset impairment charges of $1.4 billion in 2002 and $847 million in 2001. The 2002 charges primarily related to manufacturing facilities in the Semiconductor Products segment, and the 2001 charges primarily related to manufacturing facilities in the Semiconductor Products segment and the Personal Communications segment.

        As a result of the downturn of the worldwide economic environment and capital markets, the Company recorded impairment charges related to its investment portfolio of $1.3 billion and $1.2 billion in 2002 and 2001, respectively. These investments primarily represented investments in cable operating companies and in Nextel Communications, Inc. Additionally, the available-for-sale securities portfolio reflected a net pre-tax unrealized gain position of $954 million at December 31, 2002, compared to a net pre-tax unrealized gain position of $556 million at December 31, 2001.

        In the second quarter of 2002, the Broadband Communications segment recorded an intangible asset impairment charge of $325 million relating to a license to certain intellectual property that enables the segment to provide national authorization services for digital set-top terminals. Historically, the segment has amortized this intangible asset based on an expected revenue stream. In the second quarter of 2002, it was determined that the future revenue stream would decline significantly due to an anticipated drop in the number of new subscribers utilizing the services provided under the license, caused primarily by the expected consolidations of cable operators, specifically the acquisition of AT&T Broadband by Comcast Corporation.

        The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. As a result, the

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-27

Company has ceased amortizing goodwill. No goodwill impairment charges were required upon transition to SFAS No. 142. Additionally, on October 1, 2002, the date of the annual impairment review, the Company determined that no goodwill impairment charges were required.

        The Company cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on these reported asset values. Such events may include strategic decisions made in response to the economic conditions relative to product lines, operations and the impact of the economic environment on our customer base.

Restructuring Activities

        Beginning in 2000 and through 2002, the Company announced plans to reduce its workforce, discontinue product lines, exit businesses and consolidate manufacturing operations. The Company initiated these plans in an effort to reduce costs and simplify its product portfolio. Net restructuring charges under these plans have been approximately $2.3 billion during the period from 2000 through 2002, covering employee separation costs and exits costs based on estimates prepared at the time the restructuring plans were approved by management. Exit costs primarily consist of future minimum lease payments on vacated facilities and facility closure costs. Employee separation costs consist primarily of severance payments to terminated employees. At each reporting date, the Company evaluates its accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. The Company reverses accruals to income when it is determined they are no longer required.

Allowance for Losses on Finance Receivables

        The Company has historically provided financing to certain customers in connection with sizeable purchases of the Company's infrastructure equipment. Financing provided has included all or a portion of the equipment purchase price, as well as working capital for certain purchasers.

        Gross financing receivables were $2.7 billion at December 31, 2002 and $2.8 billion at December 31, 2001, with an allowance for losses on these receivables of $2.3 billion and $1.6 billion, respectively. Of the receivables at December 31, 2002, $2.5 billion ($286 million, net of allowance for losses of $2.2 billion) were considered impaired based on management's determination that the Company will be unable to collect all amounts due according to the contractual terms of the relevant agreement. By comparison, impaired receivables at December 31, 2001 were $2.5 billion ($916 million, net of allowance for losses of $1.6 billion).

        The Company recorded a $1.4 billion and $526 million charge in 2001 and 2002, respectively, relating to one customer, Telsim. Gross receivables from Telsim are $2.0 billion and were fully reserved as of December 31, 2002.

        Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors considered include economic conditions, collateral values and each customer's payment history and credit worthiness. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management's best estimate of potential losses. The resulting net finance receivable balance is intended to represent the estimated realizable value as determined based on the fair value of the underlying collateral, if the receivable is collateralized, or the present value of expected future cash flows discounted at the effective interest rate implicit in the underlying receivable.

Retirement-Related Benefits

        The Company accounts for its pension benefits and its postretirement health care benefits using actuarial models required by SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", respectively. These models use an attribution approach that generally spreads individual events over the service lives of the employees in the plan. Examples of "events" are plan amendments and changes in actuarial assumptions such as discount rate, expected long-term rate of return on plan assets, and rate of compensation increases. The principle underlying the required attribution approach is that employees render service over their service lives on a relatively consistent basis and, therefore, the income statement effects of pension benefits or postretirement health care benefits are earned in, and should be expensed in, the same pattern.

        There are various assumptions used in calculating the net periodic benefit expense and related benefit obligations. One of these assumptions is the expected long-term rate of return on plan assets. The required use of expected long-term rate of return on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and therefore result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized in the net periodic pension calculation over five years.

        The Company uses long-term historical actual return experience with consideration of the expected investment mix of the plans' assets, as well as future estimates of long-term investment returns to develop its expected rate of return assumption used in calculating the net periodic pension cost and the net retirement healthcare expense. The Company's investment return assumption for the Regular

F-28    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Pension Plan and Postretirement Health Care Benefits Plan was 8.50% in 2002 and 9.00% in 2001. The investment return assumption for the Officers' Pension Plan was 6.00% in 2002 and 2001.

        A second key assumption is the discount rate. The discount rate assumptions used for pension benefits and postretirement health care benefits accounting reflects, at December 31 of each year, the prevailing market rates for high-quality, fixed-income debt instruments that, if the obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. The Company's discount rate for obligations was 6.75% in 2002 and 7.25% in 2001.

        A final set of assumptions involves the cost drivers of the underlying benefits. The rate of compensation increase is a key assumption used in the actuarial model for pension accounting and is determined by the Company based upon its long-term plans for such increases. In both 2002 and 2001, the Company's rate for future compensation increase was 4.00% for non-officer employees and 3.00% for officers. For retiree medical plan accounting, the Company reviews external data and its own historical trends for health care costs to determine the health care cost trend rates. Based on this review, the health care trend rate used to determine the December 31, 2002 accumulated postretirement benefit obligation was 12% for 2003 with a declining trend rate each year until it reaches 5% by 2017, with a flat 5% rate for 2017 and beyond.

        Several years of negative financial market returns have resulted in a decline in the fair-market value of plan assets. This, when combined with declining discount rate assumptions in the last several years, has resulted in a decline in the funded status of many of the Company's domestic and certain non-U.S. plans. Consequently, the Company's accumulated benefit obligation for various plans exceeded the fair-market value of the plan assets for these plans at December 31, 2002. As required by SFAS No. 87, the Company recorded a non-cash, after-tax, net charge of $647 million to equity relating to the Regular Pension Plan, the Officers' Pension Plan, and certain non-U.S. subsidiaries retirement programs in the fourth quarter of 2002. This charge was included in Non-Owner Changes to Equity in the consolidated balance sheets, and did not impact the Company's pension expense, earnings or cash contribution requirements in 2002.

        For the Regular Pension Plan, the Company currently estimates 2003 expenses will be approximately $125 million, as compared to an actual expense of $72 million for 2002 and an actual expense of $129 million for 2001. The increase in the 2003 Regular Pension Plan expense compared to 2002 is due to: (i) assumption changes in the discount rate and the expected long-term rate of return, (ii) an increase in the overall service year benefits earned for the expected number of active participants, and (iii) investment losses, partially offset by the result of a decline in the number of active participants. In 2002, the Regular Pension Plan expense decreased compared to 2001 as a result of the decline in the number of active participants, as well as the impact of Plan design changes. No cash contribution to the Regular Pension Plan was required in 2002; however, the Company expects to make a cash contribution of between $150 million and $200 million to this plan during 2003.

        For the Postretirement Health Care Benefits Plan, the Company currently estimates 2003 expenses will be approximately $50 million, as compared to an actual expense of $38 million in 2002 and $27 million in 2001. The increase is due primarily to rising health care costs. The Company has partially funded its accumulated benefit obligation of $771 million with Plan assets valued at $218 million at December 31, 2002. No cash contributions were required in 2002 or 2001; however, the Company is currently evaluating whether funding will resume in 2003.

        The impact on the future financial results of the Company in relation to retirement-related benefits is dependent on economic conditions, employee demographics and investment performance. The Company's measurement date of its plan assets and obligations is December 31. Thus, during the fourth quarter of each year, management reviews and, if necessary, adjusts the assumptions associated with its benefit plans.

Long-Term Contract Accounting

        The Company applies the percentage-of-completion methodology as stated in Statement of Position 81-1 "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" to recognize revenues on various long-term contracts involving proven technologies. These contracts primarily involve the design, engineering, manufacturing, and installation of wireless infrastructure communication systems by GTSS and two-way radio voice and data systems by CGISS. These systems are designed to meet specific customer specifications and typically require an extended period of time to construct.

        The Company executes contracts with customers that describe the equipment and system specifications to be delivered, including the consideration to be received. Revenue is recognized as work progresses on each contract and is based on the percentage of costs incurred to date compared to the total estimated contract costs. Estimates of total contract costs and progress toward completion of each contract are prepared using estimates and judgments based on historical experience and on other factors believed to be relevant under the circumstances. Management regularly assesses normal, recurring business risks and uncertainties inherent in these customer contracts and considers the impact, if any, of these uncertainties in the preparation of contract estimates. These uncertainties may include system performance and implementation delays resulting from events both within and outside the control of the Company. Losses on individual contracts, if any, are recognized during the period in which the loss first becomes evident.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-29

        Changes in these estimates could negatively impact the Company's operating results. In addition, unforeseen conditions could arise over the contract term that may have a significant impact on the operating results. It is reasonably likely that different operating results would be reported if the Company used other acceptable revenue recognition methodologies, such as the completed-contract method, or applied different assumptions.

Deferred Tax Asset Valuation

        The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. If the Company continues to operate at a loss or is unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Company could be required to increase its valuation allowance against its deferred tax assets resulting in an increase in its effective tax rate and an adverse impact on operating results.

        At December 31, 2002 and 2001, the Company's deferred tax assets related to U.S. tax carryforwards were $756 million and $1.8 billion, respectively, a majority of which are foreign tax credits that may be carried forward until 2005 and 2006. Due to the significant foreign cash repatriations made during 2002, the Company was able to utilize a significant portion of its foreign tax credit carryforwards. The remaining U.S. tax carryforwards are comprised of net operating loss carryforwards and research and experimental credits which expire over periods ranging from five to twenty years and alternative minimum tax credits that can be carried forward indefinitely.

        The deferred tax asset for U.S. tax carryforwards is determined to be realizable based on management's estimates of future taxable income and the implementation of certain tax-planning strategies. As a result, no valuation allowance has been provided. Should the Company fail to generate enough taxable income in future years, a portion of the tax carryforwards could expire unused, which would cause an increase in the Company's effective tax rate. In addition, certain non-U.S. subsidiaries, primarily in Germany, Japan and the UK, have generated tax loss carryforwards resulting in gross deferred tax assets of $575 million at December 31, 2002. Due to the uncertainty in these countries as to the realizability of these amounts, management has provided a valuation allowance of $512 million at December 31, 2002, resulting in net non-U.S. subsidiary deferred tax assets of $243 million.

Inventory Valuation Reserves

        The Company records valuation reserves on its inventory for estimated obsolescence or unmarketability. The amount of the reserve is equal to the difference between the cost of the inventory and the estimated market value based upon assumptions about future demand and market conditions. On a quarterly basis, management in each segment performs an analysis of the underlying inventory to identify reserves needed for excess and obsolescence and for the remaining inventory assesses the net realizable value. Management uses its best judgment to estimate appropriate reserves based on this analysis.

        In addition to normal excess and obsolescence provisions for inventory, in 2001 the Company recorded $583 million in inventory write-down charges for product portfolio simplifications primarily in the Personal Communications segment attributable to accelerated erosion of average selling prices for analog and first-generation digital wireless telephones.

        Net Inventories consisted of the following:

December 31	2002	2001

Finished goods	$1,131	$1,140
Work-in-process and production materials	2,742	2,782

	3,873	3,922
Less inventory reserves	(1,004)	(1,166)

	$2,869	$2,756

        The Company balances the need to maintain strategic inventory levels to ensure competitive delivery performance to its customers with the risk of inventory obsolescence due to rapidly changing technology and customer requirements. As indicated above, the Company's inventory reserves represented 26% and 30% of the gross inventory balance at December 31, 2002 and 2001, respectively. These reserve levels are maintained by the Company to provide for unique circumstances facing our businesses. The Company has inventory reserves for pending cancellations of product lines due to technology changes, long-life cycle products, lifetime buys at the end of supplier production runs, business exits, and a shift of production to outsourcing.

        The decline in the reserve balance in 2002 compared to 2001 primarily relates to scrapping of excess and obsolete inventory with the appropriate reduction in the related gross inventory balance. If actual future demand or market conditions are less favorable than those projected by management, additional inventory writedowns may be required. Likewise, as with other reserves based on management's judgment, if the reserve is no longer needed, amounts are reversed into income. There were no significant reversals into income of this type in 2002.

F-30    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Accounting Pronouncements

        In July 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". Statement 146 no longer permits the accrual of exit costs at the date management approves a plan. Rather, with the exception of certain employee terminations carried out within 60 days of a plan approval, exit costs (including employee separation costs) will be recognized as they are incurred. Statement 146 is effective for exit plans initiated after December 31, 2002. Statement 146 does not change the accounting for the Company's restructuring activities initiated prior to 2003.

        In November 2002, the FASB published Interpretation No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". The interpretation requires the Company to recognize a liability for the fair value of certain guarantees issued or modified after December 31, 2002. In addition, certain disclosures are required for the nature of the guarantees, the maximum potential future payments that could be required under the guarantees, and the current liability recorded for these guarantees. In accordance with the transition provisions of the interpretation, the Company adopted the disclosure provisions in December 2002. The Company does not expect the adoption of this statement to have a material impact on the Company's financial position, results of operations or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The Interpretation also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements, which the Company has adopted, apply to financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption of this statement to have a material impact on the Company's financial position, results of operations or cash flows.

New Statement Lines and Minor Reclassifications

        As described in a Form 8-K filed on April 9, 2002 (the "Original 8-K"), beginning in the first quarter of 2002, the Company added new statement lines in its consolidated statements of operations to align more closely with the financial statement presentation of other technology companies. As a result, and as reflected in the Original Form 8-K, the presentation format of historical financial information for 2000 and 2001 was changed so that the format was comparable to the presentation format adopted in 2002. This change in presentation format did not change the Company's results of operations as historically reported.

        In connection with the change in presentation format reflected in the Original 8-K, certain 2001 depreciation expenses and software costs were misallocated to Costs of Sales rather than Selling, General and Administrative expenses. On October 15, 2002, a Form 8-K/A was filed to reflect the appropriate allocation of these costs and to provide reclassified consolidated statements of operations for 2001 that conform to the presentation format adopted in 2002. This reclassification only impacts the 2001 financial statements that were included in the Original 8-K, and does not impact 2001 financial statements that reflected the pre-2002 presentation format. Consistent with the Original 8-K, the reclassifications reflected in the Form 8-K/A, filed in October 2002, do not change the Company's results of operations as historically reported.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

        As a multinational company, the Company's transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company's policy is not to speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

        The Company's strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units' assessment of risk. Almost all of the Company's non-functional currency receivables and payables, which are denominated in major currencies that can be traded on open markets, are hedged. The Company uses forward contracts and options to hedge these currency exposures. In addition, the Company hedges some firmly committed transactions and some forecasted transactions. The Company expects that it may hedge investments in foreign subsidiaries in the

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-31

future. A portion of the Company's exposure is from currencies that are not traded in liquid markets, such as those in Latin America, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

        At December 31, 2002 and 2001, the Company had net outstanding foreign exchange contracts totaling $2.1 billion and $3.1 billion, respectively. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of U.S. dollars, the five largest net foreign exchange hedge positions as of December 31, 2002 and 2001:

	December 31
Buy (Sell)	2002	2001

Chinese Renminbi	$(702)	$(650)
British Pound	(323)	(410)
Japanese Yen	(262)	(521)
Canadian Dollar	251	146
Brazilian Real	(100)	(165)

        The Company is exposed to credit-related losses if counterparties to financial instruments fail to perform their obligations. However, it does not expect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

        Foreign exchange financial instruments that are subject to the effects of currency fluctuations which may affect reported earnings include derivative financial instruments and other financial instruments, which are not denominated in the currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash, short-term investments, long-term finance receivables, equity investments, and notes as well as accounts payable and receivable. Accounts payable and receivable are reflected at fair value in the financial statements. The fair value of the remainder of the foreign exchange financial instruments would hypothetically decrease by $61 million as of year-end 2002 if the U.S. dollar were to appreciate against all other currencies by 10%. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: (i) all current payables and receivables that are hedged were not realized, (ii) all hedged commitments and anticipated transactions were not realized or canceled, and (iii) hedges of these amounts were not canceled or offset. The Company does not expect that any of these conditions will be realized. The Company expects that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged. If the hedged transactions were included in the sensitivity analysis, the hypothetical change in fair value would be immaterial. The foreign exchange financial instruments are held for purposes other than trading.

Fair Value Hedges

        The Company recorded charges (income) of $2 million and $(2) million for the years ended December 31, 2002 and 2001, respectively, representing the ineffective portions of changes in the fair value of fair value hedge positions. These amounts are included in Other within Other Income (Expense) in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no fair value hedges discontinued for the years ended December 31, 2002 and 2001.

Cash Flow Hedges

        The Company recorded charges (income) of $(.1) million and $9 million for the years ended December 31, 2002 and 2001, respectively, representing the ineffective portions of changes in the fair value of cash flow hedge positions. These amounts are included in Other within Other Income (Expense) in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no cash flow hedges discontinued for the years ended December 31, 2002 and 2001.

        During the years ended December 31, 2002 and 2001, on a pre-tax basis, income of $10 million and $51 million, respectively, was reclassified from equity to earnings and is included in Other within Other Income (Expense) in the Company's consolidated statement of operations. If exchange rates do not change from year-end, the Company estimates that $2 million of pre-tax net derivative losses included in Non-Owner Changes to Equity within Stockholders' Equity would be reclassified into earnings within the next twelve months and will be reclassified in the same period that the hedged item affects earnings. The actual amounts that will be reclassified into earnings over the next twelve months will vary from this amount as a result of changes in market conditions.

        At December 31, 2002, the maximum term of derivative instruments that hedge forecasted transactions, except those related to payment of variable interest on existing financial instruments, was three years. However, on average, the duration of the Company's derivative instruments that hedge forecasted transactions was seven months.

Net Investment in Foreign Operations Hedge

        At December 31, 2002 and 2001, the Company did not have any hedges of foreign currency exposure of net investments in foreign operations. However, the Company expects that it may hedge investments in foreign subsidiaries in the future.

F-32    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Investments Hedge

        At December 31, 2002, the Company did not have any derivatives to hedge the value of its equity investments in affiliated companies. Since December 31, 2002, the Company has entered into hedge contracts with respect to some of its shares of Nextel common stock as described above in "Liquidity and Capital Resources—Investing Activities".

Fair Value of Financial Instruments

        The Company's financial instruments include cash equivalents, short-term investments, accounts receivable, long-term finance receivables, accounts payable, accrued liabilities, notes payable, long-term debt, foreign currency contracts and other financing commitments.

        Using available market information, the Company determined that the fair value of long-term debt at December 31, 2002 was $6.8 billion compared to a carrying value of $7.2 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

        The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 2002.

Equity Price Market Risk

        The value of the available for sale securities would change by $157 million as of year-end 2002 if the price of the stock in each of the publicly-traded companies were to change by 10%. These equity securities are held for purposes other than trading.

Interest Rate Risk

        At December 31, 2002, the Company's short-term debt consisted primarily of $495 million of commercial paper, priced at short-term interest rates. The Company has $8.2 billion of long-term debt, including current maturities, which is primarily priced at long-term, fixed interest rates. To change the characteristics of a portion of these interest rate payments, the Company has entered into a number of interest rate swaps.

        In March 2002, the Company entered into interest rate swaps to change the characteristics of interest rate payments on its $1.4 billion 6.75% debentures due 2006 and its $300 million 7.60% notes due 2007 from fixed-rate payments to short-term LIBOR based variable rate payments to manage fixed and floating rates in its debt portfolio. In June 1999, the Company's finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% debentures due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The short-term LIBOR based variable payments on the interest rate swaps was 2.9% for the three months ended December 31, 2002. The fair value of the interest rate swaps as of December 31, 2002 was approximately $212 million and would hypothetically decrease by $17.1 million if LIBOR rates were to increase by a hypothetical 10%. Except for these interest rate swaps, at December 31, 2002, the Company had no outstanding derivatives, currency swaps or options relating to either its debt instruments or investments.

        The Company is exposed to credit-related losses in the event of nonperformance by the counter parties to swap contracts. The Company minimizes its credit risk on these transactions by only dealing with leading, credit-worthy financial institutions having long-term debt ratings of "A" or better and, therefore, does not anticipate nonperformance. In addition, the contracts are distributed among several financial institutions, thus minimizing credit risk concentration.

Environmental Matters

        A discussion of the Company's environmental matters is detailed in Note 9 to the Consolidated Financial Statements.

Item 14. Controls and Procedures

        (a)    Evaluation of disclosure controls and procedures. Our chief executive officer and our chief financial officer have concluded, based on their evaluation within 90 days before the filing date of this annual report, that the Company's "disclosure controls and procedures" (as defined in the Securities Exchange Act of 1934 Rules 13a-14(c) and 15-d-14(c)) are effective to ensure that information required to be disclosed in the reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms.

        (b)  Changes in internal controls. There have been no significant changes in our internal controls or in other factors that could significantly affect our disclosure controls and procedures subsequent to the date of the previously-mentioned evaluation.

Business Risks

        Statements that are not historical facts are forward-looking statements based on current expectations that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements included under the heading "Earnings Outlook for 2003" and statements about: (i) future financial performance by the Company or any of its segments, including sales, orders and profitability, (ii) reorganization of businesses or other charges that may occur in the future, (iii) gross margin for the Company or any of its segments, (iv) selling, general and administrative expenditures, (v) research and development expenditures, (vi) net interest expense, (vii) future charges, payments, use

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-33

of accruals and cost savings in connection with reorganization of businesses programs, (viii) effective tax rates, (ix) the Company's ability and cost to repatriate additional funds, (x) capital expenditures by the Company or any of its segments, (xi) net accounts receivable and weeks receivable levels, (xii) inventory levels and inventory turns, (xiii) level of commercial paper borrowings, (xiv) the Company's ability to access the capital markets, (xv) the impact on the Company from a change in credit ratings, (xvi) future cash contributions to pension plans or retiree health benefit plans, (xvii) the outcome of ongoing and future legal proceedings, including those relating to Iridium, (xviii) the adequacy of reserves relating to long-term finance receivables and other contingencies, (xix) industry shipments of wireless handsets, (xx) average selling prices for wireless handsets, (xxi) expected market share for the Company or any of its segments, (xxii) closures of wafer fabrication facilities and other semiconductor manufacturing facilities, (xxiii) the impact of the semiconductor product segment's "asset light" business model, (xxiv) worldwide semiconductor industry sales, (xxv) worldwide industry sales of wireless infrastructure equipment, (xxvi) worldwide industry sales of two-way radios, (xxvii) the impact of regulatory and customer-driven changes on the cable equipment industry, (xxviii) worldwide broadband equipment industry sales, (xxix) the impact of acquisitions or divestitures, (xxx) the impact of ongoing currency policy in foreign jurisdictions and other foreign currency exchange risks, (xxxi) future hedging activity by the Company, (xxxii) the ability of counterparties to financial instruments to perform their obligations, (xxxiii) future obligations under existing guarantees, and (xxxiv) the impact of recent accounting pronouncements on the Company.

        The Company wishes to caution the reader that the factors below, and those business risks and factors described elsewhere in the commentary or in our other Securities and Exchange Commission filings, could cause the Company's actual results to differ materially from those stated in the forward-looking statements.

Impact of the Economic Recession

  •
  Our business has been very negatively impacted by the economic recession that began in the latter part of 2000. We incurred sizeable net losses in 2001 and 2002. The success of ongoing changes in fiscal, monetary and regulatory policies worldwide and the duration of the war in Iraq will continue to influence the economy's rate of recovery. If these actions are not successful, and/or the war is longer than currently anticipated, the economic recovery could slow and our business will continue to be negatively impacted as our customers buy fewer products and services from us.

Downturn in the Telecommunications Industry

  •
  The economic recession and "dot com" bust has had a materially negative impact on the worldwide telecommunications industry over the last 2 years. The rate at which the telecommunications industry improves is critical to our ability to improve our overall financial performance.

Uncertainty of Current Economic and Political Conditions

  •
  Current conditions in the domestic and global economies are extremely uncertain. As a result, it is difficult to estimate the level of growth for the economy as a whole. It is even more difficult to estimate growth in various parts of the economy, including the markets in which we participate. Because all components of our budgeting and forecasting are dependent upon estimates of growth in the markets we serve and demand for our products, the prevailing economic uncertainties render estimates of future income and expenditures even more difficult than usual to make. The future direction of the overall domestic and global economies will have a significant impact on our overall performance.

  •
  The war in Iraq and other global conflicts, including in the Middle East and North Korea, are creating many economic and political uncertainties that are impacting the global economy. A longer than anticipated war in Iraq or continued escalation of other conflicts could severely impact demand for our products. In addition, because of the uncertainties caused by these conflicts it is very difficult to determine the impact on the struggling economy and how our business will perform.

  •
  The terrorist attacks in 2001 created many economic and political uncertainties that have severely impacted the global economy. We experienced a further decline in demand for our products after the attacks. The potential for future terrorist attacks is creating worldwide uncertainties and makes it very difficult to determine the impact on the struggling economy and how our business will perform.

Impact of Cost-Reduction Efforts

  •
  Since the second half of 2000, we have been reducing costs and simplifying our product portfolios in all of our businesses. We discontinued product lines, exited businesses, consolidated manufacturing operations and reduced our employee population by approximately 50,000. The impact of these cost-reduction efforts on our sales and profitability may be influenced by:

  •
  Our ability to successfully complete these ongoing efforts;

F-34    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    •
    Our ability to generate the level of cost savings we expect and/or that are necessary to enable us to effectively compete;

    •
    The risk that we may not be able to retain key employees;

    •
    Our manufacturing capacity; and

    •
    The performance of other parties under outsourcing arrangements.

  •
  An important cost-reduction action is to reduce the number of our facilities, including manufacturing facilities. All of our businesses have exited facilities and/or consolidated facilities. As a result, our products are manufactured in fewer facilities. While we have business continuity and risk management plans in place in case capacity is significantly reduced or eliminated at a given facility, with fewer alternative facilities manufacturing could be disrupted for longer periods of time. As a result, we could have difficulties fulfilling our orders and our sales and profits could decline.

  •
  Another cost-reduction action has been to develop outsourcing arrangements for the design and/or manufacture of certain products and components. If these third parties fail to deliver quality products and components on time and at reasonable prices, we could have difficulties fulfilling our orders and our sales and profits could decline.

Cost of Licenses to Use Radio Frequencies

  •
  Radio frequencies are required to provide wireless services. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to wireless services. The growth of the wireless communications industry may be affected if adequate frequencies are not allocated or, alternatively, if new technologies are not developed to better utilize the frequencies currently allocated for such use.

  •
  Industry growth has been and may continue to be affected by the cost of new licenses required to use frequencies and the related frequency relocation costs. Typically, governments sell these licenses at auctions. Over the last several years, the costs of these licenses and the related frequency relocation costs have increased significantly, particularly for frequencies used in connection with 3G technology. The significant cost for licenses and related frequency relocation costs have slowed and may continue to slow the growth of the industry. Growth is slowed because some operators have funding constraints limiting their ability to purchase new licenses, pay the relocation costs or purchase technology to upgrade systems. The financial results for a number of our businesses have been and may continue to be affected by the industry's rate of growth.

Adequate Supplies

  •
  Our ability to meet customer demands depends, in part, on our ability to obtain timely and adequate delivery of materials, parts and components from our suppliers and internal manufacturing capacity. We have experienced shortages in the past, including components for wireless handsets, that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not encounter these problems in the future. A reduction or interruption in supplies or a significant increase in the price of one or more supplies could have a material adverse effect on our businesses.

Financial Flexibility

  •
  From time to time we access the capital markets to obtain long-term financing. Although we believe that we can continue to access the capital markets in 2003 on acceptable terms and conditions, our flexibility with regard to long-term financing activity could be limited by the Company's current levels of outstanding debt and our credit ratings. In addition, many of the factors that affect our ability to access the capital markets, such as the liquidity of the overall capital markets and the current state of the economy, including in particular the health of the telecommunications and semiconductor industries, are outside of our control. There can be no assurances that we will continue to have access to the capital markets on favorable terms.

  •
  Our credit ratings have been downgraded several times over the last two years, most recently on June 14, 2002. While we remain an investment grade credit, if our ratings were to decline two levels from the current ratings we would no longer be considered investment grade. Our financial flexibility would be reduced and our cost of borrowing would increase. Some of the factors that impact our credit ratings, including the overall economic heath of the telecommunications and semiconductor industries, are outside of our control. There can be no assurances that our current credit ratings will continue.

  •
  Our commercial paper is rated "A-2/P-2". Given the much smaller size of the market for commercial paper rated "A-2/P-2" and the number of large commercial paper issuers in this market, commercial paper or other short-term borrowings may be unavailable or of limited availability to participants in this market. Although we continue to issue commercial paper, we have greatly reduced it as a funding

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-35

    source. There can be no assurances that we will continue to have access to the commercial paper markets on favorable terms.

Ability to Draw under Credit Facilities and Renew One-Year Facility

  •
  We view our existing one-year and three-year revolving domestic credit facilities as sources of available liquidity. These facilities contain various conditions, covenants and representations with which we must be in compliance in order to borrow funds. We have never borrowed under these facilities. If we wish to borrow under these facilities in the future, there can be no assurance that we will be in compliance with these conditions, covenants and representations. By its terms, the one-year credit facility expires on May 29, 2003. We anticipate renewing the facility on terms at least as favorable as the existing facility, but there can be no assurances of renewal or the terms on which we renew.

Strategic Acquisitions and the Integration of New Businesses

  •
  In order to position ourselves to take advantage of growth opportunities, we have made, and may continue to make, strategic acquisitions that involve significant risks and uncertainties. These risks and uncertainties include: (1) the difficulty in integrating newly-acquired businesses and operations in an efficient and effective manner; (2) the challenges in achieving strategic objectives, cost savings and other benefits from acquisitions; (3) the risk that our markets do not evolve as anticipated and that the technologies acquired do not prove to be those needed to be successful in those markets; (4) the potential loss of key employees of the acquired businesses; (5) the risk of diverting the attention of senior management from our operations; (6) the risks of entering new markets in which we have limited experience; (7) difficulties in expanding information technology systems and other business processes to accommodate the acquired businesses; and (8) future impairments of goodwill of an acquired business.

  •
  Many acquisition candidates in the industries in which we participate carry higher relative valuations than we do. This is particularly evident in software and services businesses. Acquiring a business that has a higher valuation than Motorola is dilutive to our earnings, especially when the acquired business has little or no revenue. In addition, we may not pursue opportunities that are highly dilutive to earnings and have, in the past, foregone such acquisitions.

  •
  Key employees of acquired businesses may receive substantial value in connection with a transaction in the form of change-in-control agreements, acceleration of stock options and the lifting of restrictions on other equity-based compensation rights. To retain such employees and integrate the acquired business, we may offer additional, sometimes costly, retention incentives.

  •
  The impact of generally accepted accounting principles ("GAAP") effective in 2002 may further deter us from pursuing acquisition candidates the value of which is largely attributable to goodwill. Under GAAP, the recorded goodwill acquired in connection with business combinations is no longer amortized. An impairment test of the recorded goodwill must be performed at least annually. If the value of goodwill were impaired, we would be required to recognize a charge against our earnings. Uncertainty as to the timing and magnitude of any such charge would influence our decision to acquire businesses whose values far exceed their tangible assets.

Strategic Alliances

  •
  Our success is, in part, dependent upon our ability to effectively partner with other industry leaders to meet customer product and service requirements and our design and technology innovations.

Fluctuations in the Fair Values of Portfolio Investments

  •
  We hold a portfolio of investments in various issuers. Since the majority of these securities represent investments in technology companies, the fair market values of these securities are subject to significant price volatility and, in general, have suffered severe declines in market value since mid-2000. In addition, the realizable value of these securities is subject to market and other conditions.

  •
  We also have invested in numerous privately-held companies, many of which can still be considered in startup or developmental stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose all or substantially all of our investments in these companies, and in some cases have.

Future Possible Impairment of Certain Assets

  •
  Under GAAP, effective in 2002, we recorded goodwill acquired in connection with business combinations and performed an impairment test on the recorded goodwill, as it is no longer amortized, at least annually. If the value of goodwill is impaired, we are required to recognize a charge against our earnings. As of December 31, 2002, our net book value of goodwill was $1.4 billion. If all or a portion

F-36    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    of this goodwill became impaired, it would negatively impact our earnings.

  •
  Under GAAP, the Company also must assess the value of its property, plant and equipment to evaluate whether those assets are impaired. If the value of those assets is impaired, we are required to recognize a charge against our earnings. As of December 31, 2002, the net book value of those assets was $6.1 billion. In 2002, the Company recorded fixed asset impairment charges of $1.4 billion, primarily related to manufacturing facilities. Additional impairment charges would negatively impact our earnings.

  •
  Under GAAP, the Company also must assess the value of its investment portfolio to evaluate whether those assets are impaired. If the value of those assets is impaired, we are required to recognize a charge against our earnings. As of December 31, 2002, the net book value of those assets was $2.1 billion. In 2002, the Company recorded investment portfolio impairment charges of $1.3 billion. Additional impairment charges would negatively impact our earnings.

Deferred Tax Assets

  •
  If the Company continues to operate at a loss or is unable to generate sufficient future taxable income in certain jurisdictions, or if there is a significant change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, the Company could be required to increase its valuation allowance against its deferred tax assets resulting in an increase in its effective tax rate and an adverse impact on future operating results.

Recruitment and Retention of Employees

  •
  Competition for key technical personnel in high-technology industries is intense. We believe that our future success depends in large part on our continued ability to hire, assimilate and retain qualified engineers and other highly-skilled personnel needed to compete and develop successful new products. We may not be as successful at recruiting, assimilating and retaining these highly-skilled personnel as our competitors, especially because of our recent employee reductions.

Changes in Government Policy or Economic Conditions

  •
  Our results may be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. Our results may also be affected by social and economic conditions, which impact our operations, including in emerging markets in Asia and Latin America and in markets subject to ongoing political hostilities and war, including the Middle East.

Risk Related to Our International Operations and Sales

  •
  Our customers are located throughout the world and more than half of our sales are outside of the U.S. In addition, we have many manufacturing, administrative and sales facilities outside the U.S., more than half of our products are manufactured outside the U.S. and approximately 54% of our employees are employed outside the U.S.

  •
  As with all companies that have sizeable sales and operations outside the U.S., we are exposed to risks that could negatively impact sales and/or profitability, including from: (1) tariffs and trade barriers; (2) regulations related to customs and import/export matters; (3) longer payment cycles; (4) tax issues; (5) currency fluctuations; (6) challenges in collecting accounts receivable; (7) cultural and language differences; and (8) employment regulations.

  •
  Many of our products that are manufactured outside of the U.S. are manufactured in Asia. In particular, we have sizeable operations in China, including manufacturing operations. 14% of our sales are made in China. The legal system in China is still developing and is subject to change. Accordingly, our operations and orders for products in China could be adversely impacted by changes to, or interpretation of, Chinese law. Further, if manufacturing in the region was disrupted, our overall capacity could be significantly reduced and sales and/or profitability could be negatively impacted.

  •
  We have operations, including manufacturing operations, in Israel and also sell our products there. The current hostilities in the region could negatively impact our operations in Israel and our sales in the whole region.

Uncertainties of the Internet

  •
  There are currently few laws or regulations that apply directly to access to, or commerce on, the Internet. We could be adversely affected by any such regulation in any country where we operate. The adoption of such measures could decrease demand for our products and at the same time increase the cost of selling such products.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-37

Outcome of Litigation; Protection of Patents

  •
  Our results could be materially adversely impacted by unfavorable outcomes to any pending or future litigation, including any relating to the Iridium project.

  •
  Our results may be affected by the outcome of pending and future litigation relating to, and the protection and validity of, patents and other intellectual property rights. Our patent and other intellectual property rights are important competitive tools and many generate income under license agreements. There can be no assurances as to the favorable outcome of litigation or that intellectual property rights will not be challenged, invalidated or circumvented in one or more countries.

Uncertainties Related to Insurance

  •
  The Company has many types of insurance coverage. Since the terrorist attacks on September 11, 2001, the cost of insurance has increased, deductibles have increased, and in some cases insurance has not been available. Motorola also self insures for some risks and obligations. As insurance becomes more expensive or unavailable, we may have to self insure for more matters. If there are large losses related to self insured matters, our financial performance will be impacted.

Rapid Technological Change

  •
  The markets for our products are characterized by rapidly changing technologies, frequent new product introductions, short product life cycles and evolving industry standards. Our success depends, in substantial part, on the timely and successful introduction of new products and upgrades of current products to comply with emerging industry standards and to address competing technological and product developments carried out by our competitors. The development of new, technologically-advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Products may contain defects or errors that are detected only after deployment. If our products are not competitive or do not work properly our business will suffer.

Development of New Products and Technologies

  •
  Our results are subject to risks related to our significant investment in developing and introducing new products, such as: (1) advanced digital wireless handsets; (2) CDMA 1X, UMTS and other technologies for 3G wireless networks; (3) products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems; (4) integrated digital radios; (5) integrated public safety solutions and (6) advanced semiconductor products. These risks include: (i) difficulties and delays in the development, production, testing and marketing of products; (ii) customer acceptance of products; (iii) the development of industry standards; (iv) the significant amount of resources we must devote to the development of new technology; and (v) the ability to differentiate our products and compete with other companies in the same markets.

Transition to Newer Digital Technologies

  •
  Our success, in part, will be affected by the ability of our wireless businesses to continue our transition to newer digital technologies, particularly 3G technology, and successfully compete in that business and gain market share. We face intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market.

Demand for Customer Financing

  •
  The competitive environment in which we operate may require us to provide long-term customer financing to win a contract. Customer financing arrangements may include all or a portion of the purchase price for our products and services, as well as working capital. In some circumstances, these loans can be very large. We may also assist customers in obtaining financing from banks and other sources and may also provide financial guarantees on behalf of our customers. Our success, particularly in our infrastructure businesses, may be dependent, in part, upon our ability to provide customer financing on competitive terms.

Customer Credit Risk

  •
  While we have generally been able to place a portion of our customer financings with third-party lenders, a portion of these financings are supported directly by us. There can be higher risks associated with some of these financings, particularly when provided to start-up operations such as local network providers, to customers in developing countries, or to customers in specific financing-intensive areas of the industry (such as 3G wireless operators). At the end of 2002, we had reserves of $2.3 billion relating to our finance receivables primarily due to customer defaults. Should additional customers fail to meet their obligations on new or existing loans, losses could be incurred and such losses could have an adverse effect on us.

F-38    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Risks from Large System Contracts

  •
  We are exposed to risks due to large system contracts for infrastructure equipment and the resulting reliance on large customers. These include: (1) the technological risks of such contracts, especially when the contracts involve new technology, and (2) the financial risks to us under these contracts, including the estimates inherent in projecting costs associated with large contracts and the related impact on operating results. We are also facing increasing competition from traditional system integrators and the defense industry as system contracts get larger and more complicated. Political developments can impact the nature and timing of these large contracts.

Renewed Growth in the Cable Industry

  •
  The cable industry is a major customer of our Broadband Communications segment. Primarily due to the economic recession that began in 2001 and in an effort to improve their cash flow and lower their cost structure, cable operators significantly reduced their capital spending in 2001 and 2002. The ability of that segment to grow is dependent, in part, on growth in the cable industry and that industry's ability to compete with other entertainment providers.

Impact of Consolidations in the Telecommunications and Cable Industries

  •
  The telecommunications and cable industries have experienced significant consolidation and this trend is expected to continue. We and one or more of our competitors may each supply products to the companies that have merged or will merge. This consolidation could result in delays in purchasing decisions by the merged companies and/or Motorola playing a lesser role in the supply of communications products to the merged companies.

  •
  Because of continuing consolidation within the cable industry worldwide, a small number of operators own a majority of cable television systems and account for a significant portion of the capital spending made by cable television system operators. Last year, sales to Broadband Communications segment's largest customers, Comcast, which merged with AT&T Broadband in 2002, represented approximately 40% of Broadband Communications segment's total sales.

Regulatory and other Changes Impacting our Cable Products

  •
  Currently, reception of digital television programming from the cable broadband network requires a set-top terminal with certain technology. This security technology has limited the availability of set-top terminals to those manufactured by a few cable network manufacturers, including Motorola. The FCC enacted regulations requiring separation of security functionality from set-top terminals to increase competition and encourage the sale of set-top terminals in the retail market. Traditionally, cable service providers sold or leased the set-top terminal to their customer. As the retail market develops for set-top terminals, sales of our set-top terminals may be negatively impacted.

  •
  The FCC has mandated that digital tuners to enable access to cable networks be incorporated into television sets by 2006. As a result, sales of set-top terminals may be negatively impacted.

Recovery from Semiconductor Market Recession

  •
  During the second half of 2002, the semiconductor industry appeared to be beginning to recover from the recent industry-wide recession. There can be no assurances that this recovery will continue or what the rate of any such recovery will be.

Ability to Compete in Semiconductor Market

  •
  Our success is dependent, in part, on the ability of our semiconductor business to compete in the highly competitive semiconductor market. Factors that could adversely affect our ability to compete include: (1) production inefficiencies and higher costs related to underutilized facilities; (2) shortage of manufacturing capacity for some products; (3) competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; (4) risk of inventory obsolescence due to shifts in market demand; (5) renewed growth of embedded technologies and systems and our ability to compete in that market; and (6) the effect of orders from our equipment businesses.

Success and Impact of Increased Use of Semiconductor Foundry and Contract House Manufacturing Capacity and Partnerships

  •
  The success of our semiconductor business may be dependent on its ability to increase utilization of foundry and contract house manufacturing capacity and partner with other manufacturers to share costs of funding major capital projects, including research and development. These efforts may impact our capital expenditures, production costs and ability to satisfy delivery requirements.

                                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS    F-39

Renewed Growth in the Automobile Industry

  •
  Demand for our automotive products is linked to consumer demand for automobiles. The automobile industry has been adversely impacted by the economic recession. Renewed growth for automotive products is partially dependent on increased vehicle production in the U.S. and Europe.

        MOTOROLA and the Stylized M Logo are registered in the U.S. Patent and Trademark Office. All other trademarks indicated as such herein are the property of their respective owners.

        Iridium® is a registered trademark and service mark of Iridium LLC.

        SM "Puttable Reset Securities PURS" is a service mark of Goldman, Sachs & Co.

        © Motorola, Inc. 2003

F-40    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Motorola, Inc. and Subsidiaries
Financial Highlights

	Years Ended December 31
(Dollars in millions, except as noted)	2002	2001

Net sales	$26,679	$29,873
Operating loss	(1,813)	(5,803)
% of sales	(6.8)%	(19.4)%
Loss before income taxes	(3,446)	(5,511)
% of sales	(12.9)%	(18.4)%
Net loss	(2,485)	(3,937)
% of sales	(9.3)%	(13.2)%
Diluted loss per common share (in dollars)	(1.09)	(1.78)
Research and development expenditures	3,754	4,318
Capital expenditures	607	1,321
Working capital	7,324	7,451
Current ratio	1.75	1.77
Return on average invested capital	(15.9)%	(18.0)%
Return on average stockholders' equity	(20.6)%	(24.8)%
% of net debt to net debt plus equity	16.7%	18.4%
Book value per common share (in dollars)	$4.85	$6.07
Year-end employment (in thousands)	97	111

                                    FINANCIAL HIGHLIGHTS    F-41

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

        Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required.

        Motorola's internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

        KPMG LLP, independent auditors, are retained to audit Motorola's financial statements. Their accompanying report is based on audits conducted in accordance with auditing standards generally accepted in the United States of America, which include the consideration of the Company's internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

        The Board of Directors exercises its responsibility for these financial statements through its Audit and Legal Committee, which consists entirely of independent non-management Board members. The Audit and Legal Committee meets periodically with the independent auditors and with the Company's internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.

Christopher B. Galvin Chairman of the Board and Chief Executive Officer	David W. Devonshire Executive Vice President and Chief Financial Officer

F-42    CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Motorola, Inc.:

        We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Notes 1 and 8 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.

Chicago, Illinois
January 21, 2003, except as to the fifth paragraph of Note 9, which is as of March 4, 2003

                                    CONSOLIDATED FINANCIAL STATEMENTS    F-43

Motorola, Inc. and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31
(In millions, except per share amounts)	2002	2001	2000

Net sales	$26,679	$29,873	$37,346
Costs of sales	17,938	22,661	25,168

Gross margin	8,741	7,212	12,178

Selling, general and administrative expenses	4,203	4,723	5,733
Research and development expenditures	3,754	4,318	4,437
Reorganization of businesses	1,764	1,858	596
Other charges	833	2,116	517

Operating earnings (loss)	(1,813)	(5,803)	895

Other income (expense):
Interest expense, net	(356)	(413)	(171)
Gains on sales of investments and businesses, net	96	1,931	1,570
Other	(1,373)	(1,226)	(63)

Total other income (expense)	(1,633)	292	1,336

Earnings (loss) before income taxes	(3,446)	(5,511)	2,231
Income tax expense (benefit)	(961)	(1,574)	913

Net earnings (loss)	$(2,485)	$(3,937)	$1,318

Earnings (loss) per common share:
Basic	$(1.09)	$(1.78)	$0.61
Diluted	$(1.09)	$(1.78)	$0.58
Weighted average common shares outstanding:
Basic	2,282.3	2,213.3	2,170.1
Diluted	2,282.3	2,213.3	2,256.6
Dividends paid per share	$0.16	$0.16	$0.16

See accompanying notes to consolidated financial statements.

F-44    CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31
(In millions, except per share amounts)	2002	2001

ASSETS
Current assets
Cash and cash equivalents	$6,507	$6,082
Short-term investments	59	80
Accounts receivable, net	4,437	4,583
Inventories, net	2,869	2,756
Deferred income taxes	2,358	2,633
Other current assets	904	1,015

Total current assets	17,134	17,149

Property, plant and equipment, net	6,104	8,913
Investments	2,053	2,954
Deferred income taxes	3,112	1,152
Other assets	2,749	3,230

Total assets	$31,152	$33,398

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$1,629	$870
Accounts payable	2,268	2,434
Accrued liabilities	5,913	6,394

Total current liabilities	9,810	9,698

Long-term debt	7,189	8,372
Other liabilities	2,429	1,152
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company- guaranteed debentures	485	485
Stockholders' equity
Preferred stock, $100 par value
Authorized shares: 0.5 (none issued)	—	—
Common stock, $3 par value Authorized shares: 2002 and 2001—4,200.0 Issued and outstanding: 2002—2,315.3; 2001—2,254.0	6,947	6,764
Additional paid-in capital	2,233	1,707
Retained earnings	2,582	5,434
Non-owner changes to equity	(523)	(214)

Total stockholders' equity	11,239	13,691

Total liabilities and stockholders' equity	$31,152	$33,398

See accompanying notes to consolidated financial statements.

                                    CONSOLIDATED FINANCIAL STATEMENTS    F-45

Motorola, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

		Non-Owner Changes To Equity
(In millions, except per share amounts)	Common Stock and Additional Paid-In Capital	Fair Value Adjustment To Available For Sale Securities, Net of Tax	Foreign Currency Translation Adjustments, Net of Tax	Other Items, Net of Tax	Retained Earnings	Comprehensive Earnings (Loss)

Balances at January 1, 2000	$6,418	$3,830	$(239)	$(73)	$8,757

Net earnings					1,318	$1,318
Conversion of zero coupon notes	6
Unrealized losses on securities, net		(2,294)				(2,294)
Foreign currency translation adjustments			(100)			(100)
Minimum pension liability adjustment				(1)		(1)
Issuance of common stock and stock options exercised	1,338
Dividends declared ($0.16 per share)					(348)

Balances at December 31, 2000	7,762	1,536	(339)	(74)	9,727	$(1,077)

Net loss					(3,937)	$(3,937)
Unrealized losses on securities, net		(1,193)				(1,193)
Foreign currency translation adjustments			(173)			(173)
Minimum pension liability adjustment				30		30
Issuance of common stock and stock options exercised	753
Equity security units issuance costs	(44)
Loss on derivative instruments, net				(1)		(1)
Dividends declared ($0.16 per share)					(356)

Balances at December 31, 2001	8,471	343	(512)	(45)	5,434	$(5,274)

Net loss					(2,485)	$(2,485)
Unrealized gains on securities, net		245				245
Foreign currency translation adjustments			94			94
Minimum pension liability adjustment				(647)		(647)
Issuance of common stock and stock options exercised	709
Loss on derivative instruments, net				(1)		(1)
Dividends declared ($0.16 per share)					(367)

Balances at December 31, 2002	$9,180	$588	$(418)	$(693)	$2,582	$(2,794)

See accompanying notes to consolidated financial statements.

F-46    CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31
(In millions)	2002	2001	2000

OPERATING
Net earnings (loss)	$(2,485)	$(3,937)	$1,318
Adjustments to reconcile net earnings (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,108	2,552	2,527
Charges for reorganization of businesses and other charges	2,627	4,786	1,483
Gain on sales of investments and businesses	(96)	(1,931)	(1,570)
Deferred income taxes	(1,570)	(2,273)	239
Investment impairments and other	1,391	1,252	332
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	155	2,445	(1,471)
Inventories	(102)	1,838	(2,305)
Other current assets	39	249	(532)
Accounts payable and accrued liabilities	(980)	(3,030)	(666)
Other assets and liabilities	252	25	(519)

Net cash provided by (used for) operating activities	1,339	1,976	(1,164)

INVESTING
Acquisitions and investments, net	(94)	(512)	(1,912)
Proceeds from sale of investments and businesses	96	4,063	1,433
Capital expenditures	(607)	(1,321)	(4,131)
Proceeds from sale of property, plant and equipment	143	14	174
Sales of short-term investments	23	233	345

Net cash provided by (used for) investing activities	(439)	2,477	(4,091)

FINANCING
Net proceeds from (repayment of) commercial paper and short-term borrowings	(180)	(5,688)	3,884
Net proceeds from issuance of debt	64	4,167	1,190
Repayment of debt	(299)	(305)	(5)
Issuance of common stock	401	362	383
Debt redemption payment	(106)	—	—
Payment of dividends	(364)	(356)	(333)

Net cash provided by (used for) financing activities	(484)	(1,820)	5,119

Effect of exchange rate changes on cash and cash equivalents	9	148	(100)

Net increase (decrease) in cash and cash equivalents	425	2,781	(236)
Cash and cash equivalents, beginning of year	6,082	3,301	3,537

Cash and cash equivalents, end of year	$6,507	$6,082	$3,301

Cash Flow Information

CASH PAID DURING THE YEAR FOR:
Interest, net	$569	$844	$529
Income taxes, net of refunds	83	676	130

See accompanying notes to consolidated financial statements.

                                    CONSOLIDATED FINANCIAL STATEMENTS    F-47

1. Summary of Significant Accounting Policies

        Principles of Consolidation:    The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. The Company's investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company's investments in other entities are accounted for using the cost method.

        Cash Equivalents:    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Revenue Recognition:    The Company recognizes revenue for product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and collection of the related receivable is probable which is generally at the time of shipment. Accruals are established for price protection, returns and cooperative marketing programs for distributors related to these sales. For long-term contracts, the Company uses the percentage-of-completion method to recognize revenues and costs based on the percentage of costs incurred to date compared to the total estimated contract costs. For contracts involving new unproven technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific terms have been completed. Provisions for losses are recognized during the period in which the loss first becomes apparent. Revenue for services is recognized ratably over the contract term or as services are being performed.

        Inventories:    Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

        Property, Plant and Equipment:    Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using declining-balance and straight-line methods, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years), and commences once the assets are ready for their intended use.

        Intangible Assets:    SFAS No. 142, "Goodwill and Other Intangible Assets" adopted January 1, 2002, requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. Goodwill related to acquisitions prior to July 1, 2001 continued to be amortized through December 31, 2001. Goodwill related to acquisitions subsequent to June 30, 2001 was not amortized. Intangible assets continued to be amortized over their respective estimated useful lives ranging from 3 to 10 years. The Company has no intangible assets with indefinite useful lives. No goodwill impairment charges were required at the date of adoption, January 1, 2002 or at October 1, 2002, the date of the annual impairment review.

        Impairment of Long-Lived Assets:    Long-lived assets held and used by the Company and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets calculated using a discounted future cash flows analysis. Assets held for sale, if any, are reported at the lower of the carrying amount or fair value less cost to sell.

        Investments:    Investments include, principally, available-for-sale securities at fair value, held-to-maturity debt securities at amortized cost, securities that are restricted for more than one year or not publicly traded at cost, and equity method investments. For the available-for-sale securities, any unrealized holding gains and losses, net of deferred taxes, are excluded from operating results and are recognized as a separate component of Stockholders' Equity until realized. The fair values of the securities are determined based on prevailing market prices. The Company assesses declines in the value of individual investments to determine whether such decline is other-than-temporary and thus the investment is impaired. This assessment is made by considering available evidence including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company, and the Company's intent and ability to hold the investment.

        Finance Receivables:    Finance receivables are considered impaired when management determines it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement, including principal and interest. Impaired finance receivables are valued based on the present value of expected future cash flows, discounted at the receivable's effective rate of interest, or the fair value of the collateral if the receivable is collateral dependent. Interest income and late fees on impaired finance receivables are recognized only when payments are received. Previously impaired finance receivables are no longer considered impaired and are reclassified to performing when they have performed under a work out or restructuring for four consecutive quarters.

        Fair Values of Financial Instruments:    The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period.

F-48    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

        Foreign Currency Translation:    Many of the Company's non-U.S. operations use the respective local currencies as the functional currency. Those non-U.S. operations which do not use the local currency as the functional currency use the U.S. dollar. The effects of translating the financial position and results of operations of local currency functional operations into U.S. dollars are included in a separate component of Stockholders' Equity.

        Foreign Currency Transactions:    The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is included within Other Income (Expense) in the consolidated statements of operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

        Stock Compensation Costs:    The Company measures compensation cost for stock options and restricted stock using the intrinsic value-based method. Compensation cost, if any, is recorded based on the excess of the quoted market price at grant date over the amount an employee must pay to acquire the stock. The Company has evaluated the pro forma effects of using the fair value-based method of accounting and as such, net earnings (loss), basic earnings (loss) per common share and diluted earnings (loss) per common share would have been as follows:

Years Ended December 31	2002	2001	2000

Net earnings (loss):
Net earnings (loss) as reported	$(2,485)	$(3,937)	$1,318
Add: Stock-based employee compensation expense included in reported net earnings (loss), net of related tax effects	28	33	32
Deduct: Stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(319)	(373)	(208)

Pro forma	$(2,776)	$(4,277)	$1,142

Basic earnings (loss) per common share:
As reported	$(1.09)	$(1.78)	$0.61
Pro forma	$(1.22)	$(1.93)	$0.53
Diluted earnings (loss) per common share:
As reported	$(1.09)	$(1.78)	$0.58
Pro forma	$(1.22)	$(1.93)	$0.51

        The weighted-average fair value of options granted was $5.04, $7.18, and $15.23 for 2002, 2001 and 2000, respectively. The fair value of each option is estimated at the date of grant using a modified Black-Scholes option pricing model, with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: dividend yields of 1.3%, 1.0% and 0.5%; expected volatility of 45.1%, 45.9% and 39.8%; risk-free interest rate of 3.8%, 4.5% and 6.1%; and expected lives of 5 years for each grant.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Reclassifications:    Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 2002 presentation.

        Recent Accounting Pronouncements:    In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While the statement supersedes Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", it retains many of the fundamental provisions of that statement. Statement No. 144 also retains the requirement to report separately discontinued operations (Opinion No. 30) and extends that reporting to a component of an entity that either has been disposed of by sale, abandonment, or in a distribution to owners or is classified as held for sale. The Company adopted this statement January 1, 2002 with no material effect on the Company's financial position, results of operations or cash flows.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure", which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation". Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Company adopted the disclosure provisions of this statement in December 2002.

2. Other Financial Data

Statement of Operations Information

Other Charges

        Other charges (income) included in operating earnings (loss) consist of the following:

Years Ended December 31	2002	2001	2000

Other charges (income):
Goodwill and intangible asset impairments	$326	$116	$—
Potentially uncollectible finance receivables	526	1,501	—
Iridium settlements	(63)	365	—
In-process research and development charges	12	40	332
Other	32	94	185

	$833	$2,116	$517

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-49

Other Income (Expense)

        The following table displays the amounts comprising Interest Expense, net, and Other included in Other Income (Expense) in the Company's consolidated statements of operations:

Years Ended December 31	2002	2001	2000

Interest expense, net:
Interest expense	$(668)	$(786)	$(633)
Interest income	312	373	462

	$(356)	$(413)	$(171)

Other:
Investment impairments	$(1,253)	$(1,212)	$—
Foreign currency gains (losses)	(35)	14	15
Debt redemption charges, net	(98)	—	—
Other	13	(28)	(78)

	$(1,373)	$(1,226)	$(63)

Earnings (Loss) Per Common Share

        The following table presents the computation of the basic and diluted earnings (loss) per common share:

Years ended December 31	2002	2001	2000

Basic earnings (loss) per common share:
Net earnings (loss)	$(2,485)	$(3,937)	$1,318
Weighted average common shares outstanding	2,282.3	2,213.3	2,170.1
Per share amount	$(1.09)	$(1.78)	$0.61

Diluted earnings (loss) per common share:
Net earnings (loss)	$(2,485)	$(3,937)	$1,318
Add: Interest on zero coupon notes, net	—	—	2

Net earnings (loss), as adjusted	$(2,485)	$(3,937)	$1,320

Weighted average common shares outstanding	2,282.3	2,213.3	2,170.1
Add effect of dilutive securities:
Stock options/restricted stock	—	—	54.1
Warrants	—	—	27.4
Zero coupon notes	—	—	5.0

Diluted weighted average common shares outstanding	2,282.3	2,213.3	2,256.6

Per share amount	$(1.09)	$(1.78)	$0.58

        In the computation of diluted loss per common share for the years ended December 31, 2002 and 2001, the assumed conversions of the zero coupon notes due 2009 and 2013, all stock options, restricted stock, warrants, and equity security units were excluded because their inclusion would have been antidilutive. In the computation of diluted earnings per common share for the year ended December 31, 2000, approximately 57.0 million stock options with exercise prices greater than the average market price of the underlying common stock were excluded because their inclusion would have been antidilutive.

Balance Sheet Information

Accounts Receivable

        Accounts receivable, net, consists of the following:

December 31	2002	2001

Accounts receivable	$4,675	$4,805
Less allowance for doubtful accounts	(238)	(222)

	$4,437	$4,583

Inventories

        Inventories, net, consist of the following:

December 31	2002	2001

Finished goods	$1,131	$1,140
Work-in-process and production materials	2,742	2,782

	3,873	3,922
Less inventory reserves	(1,004)	(1,166)

	$2,869	$2,756

Property, Plant, and Equipment

        Property, plant and equipment, net, consists of the following:

December 31	2002	2001

Land	$328	$322
Building	5,035	6,208
Machinery and equipment	15,069	16,278

	20,432	22,808
Less accumulated depreciation	(14,328)	(13,895)

Property, plant and equipment, net	$6,104	$8,913

        For the years ended December 31, 2002, 2001 and 2000, the Company recorded impairment charges of $1.4 billion, $847 million, and $344 million, respectively. The 2002 and 2001 charges primarily consisted of impairments for certain buildings and equipment in connection with manufacturing consolidation activities undertaken by the Semiconductor Products and Personal Communications

F-50    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

segments. The charges in 2000 are primarily for discontinuation of certain wafer manufacturing technologies in the Semiconductor Products segment. Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was $2 billion, $2.4 billion and $2.4 billion, respectively.

Investments

        Investments consist of the following:

December 31	2002	2001

Available-for-sale securities:
Cost basis	$615	$1,416
Gross unrealized gains	974	686
Gross unrealized losses	(21)	(130)

Fair value	1,568	1,972
Held-to-maturity debt securities, at cost	29	154
Other securities, at cost	231	488
Equity method investments	225	340

	$2,053	$2,954

        The Company recorded investment impairment charges of $1.3 billion and $1.2 billion for the years ended December 31, 2002 and 2001, respectively. These impairment charges represent other-than-temporary declines in the value of the Company's investment portfolio. The $1.3 billion in 2002, is primarily comprised of: (i) a $464 million writedown in the value of the Company's investment in Nextel Communications, Inc.; (ii) a $73 million writedown of the Company's investment in Telus Corporation; (iii) a $123 million and a $198 million writedown of the Company's debt security holdings and associated warrants in Callahan Associates International L.L.C., respectively, which were based on the results of an independent third-party valuation; and (iv) a $95 million charge to write the value of the Company's investment in an Argentine cellular operating company to zero. The $1.2 billion in 2001 is primarily comprised of: (i) $640 million of impairments of the Company's investments in United Pan-Europe Communications n. v., Open TV Corporation and other investments in cable operating companies and related cable software companies; (ii) a $111 million writedown of the Company's investment in Telus Corporation; and (iii) a $100 million writedown of the Company's investment in Teledesic Corporation. The Company did not record any impairment charges for the year ended December 31, 2000. Investment impairment charges are included in Other within Other Income (Expense) in the Company's consolidated statements of operations.

        Gains on sales of investments and businesses, consists of the following:

Years Ended December 31	2002	2001	2000

Gains on sale of equity securities, net	$28	$103	$1,277
Gains on sale of businesses and equity method investments	68	1,828	293

	$96	$1,931	$1,570

         For the year ended December 31, 2001, the $1.8 billion gain on the sale of businesses and equity method investments is primarily comprised of: (i) a $526 million gain on the sale of the Company's Integrated Information Systems Group; (ii) $725 million in gains from the sale of the Company's investments in certain cellular operating companies in Israel, Hong Kong, Egypt, Korea, Pakistan, Jordan and Brazil; and (iii) a $556 million gain on the sale of the Company's investments in certain cellular operating companies in Mexico to Telefonica Moviles of Madrid (Telefonica) in exchange for approximately 123 million shares of Telefonica stock valued at approximately Euros 1.9 billion (US$ 1.6 billion). The Company entered into transactions designed to hedge all currency and stock price risk associated with its holdings in Telefonica as it disposed of these shares. These transactions represented economic hedges, which did not qualify as hedges for accounting purposes under SFAS 133 and, accordingly, market fluctuations were reflected in the Company's consolidated statements of operations. For the year ended December 31, 2001, the Company recorded a total cost of the monetization of the Telefonica shares of $131 million which is reflected in the gain on sale.

        For the year ended December 31, 2000, the gains resulted primarily from the Company's sale of shares in Broadcom Corporation, the sale and exchange of its shares in Clearnet Communications Inc. for shares in Telus Corporation, and the sales of its investments in cellular telephone operating companies in Egypt and Chile.

Other Assets

        Other Assets consists of the following:

December 31	2002	2001

Long-term finance receivables, net of allowance of $2,251 and $1,647	$381	$907
Goodwill, net of accumulated amortization of $444 and $444	1,375	1,184
Intangible assets, net of accumulated amortization of $231 and $162	232	555
Other	761	584

	$2,749	$3,230

        Included in the Other portion of Other Assets are notes receivable relating to the sale of investments in cellular operating companies in 2000. The gross receivables at December 31, 2002 and 2001 were $97 million and $107 million, respectively, with reserves of $57 million and $41 million, respectively. At December 31, 2002, $55 million of these notes receivable were in default. In January 2003 the Company received a payment of $41 million relating to these notes.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-51

Accrued Liabilities

        Accrued Liabilities consist of the following:

December 31	2002	2001

Compensation	$870	$818
Exit cost and employee separation accruals	636	915
Customer reserves	406	402
Warranty reserves	322	313
Iridium reserves	152	605
Other	3,527	3,341

	$5,913	$6,394

Stockholders' Equity Information

Warrants

        For the years ended December 31, 2002, 2001 and 2000, proceeds from the exercise of stock warrants were $167 million (20 million shares), $127 million (15 million shares) and $95 million (11 million shares), respectively. At December 31, 2002, there were no outstanding warrants.

Comprehensive Earnings (Loss)

        The net unrealized gains (losses) on securities included in Comprehensive Earnings (Loss) are comprised of the following:

Years Ended December 31	2002	2001	2000

Gross unrealized losses on securities, net of tax	$(143)	$(1,624)	$(1,510)
Less: Realized gains (losses), net of tax	(388)	(431)	784

Net unrealized gains (losses) on securities, net of tax	$245	$(1,193)	$(2,294)

3. Debt and Credit Facilities

Long-term debt

December 31	2002	2001

Puttable Reset Securities due 2011 (puttable annually beginning 2003)	$825	$825
Zero coupon notes due 2013 (puttable in 2003 and 2008)	81	79
6.75% debentures due 2004	499	498
Zero coupon notes due 2009 (puttable in 2004)	19	18
6.5% debentures due 2025 (puttable in 2005)	398	398
6.75% debentures due 2006	1,399	1,399
7.6% notes due 2007	300	300
6.5% senior notes due 2007 (debt portion of Equity Security Units)	1,200	1,200
6.5% notes due 2008	200	200
5.8% debentures due 2008	324	323
7.625% debentures due 2010	1,191	1,190
8.0% notes due 2011	598	598
7.5% debentures due 2025	398	398
6.5% debentures due 2028	405	440
8.4% debentures due 2031	3	3
5.22% debentures due 2097	191	227
Other long-term debt	183	419

	8,214	8,515
Less: current maturities	(1,025)	(143)

Long-term debt	$7,189	$8,372

Short-term debt

December 31	2002	2001

Notes to banks	$109	$189
Commercial paper	495	514
Other short-term debt	—	24

	604	727
Add: Current maturities	1,025	143

Notes payable and current portion of long-term debt	$1,629	$870

Weighted average interest rates on short-term borrowings

Commercial paper	2.1%	4.7%
Other short-term debt	5.6%	4.0%

        At December 31, 2002, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option™ Notes (LYONs™), had a face value at maturity and net carrying value of $27 million and $19 million, respectively. The 2009 LYONs were originally priced at a 6% yield to maturity and are convertible into 54.804 shares of the Company's common stock for each $1,000 note. The Company can redeem

F-52    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

these notes at any time at their accreted values. In addition, on September 7, 2004, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. The purchase price is $744.10 per $1,000 principal amount at September 7, 2004.

        At December 31, 2002, the LYONs due 2013 had a face value at maturity and net carrying value of $103 million and $81 million, respectively. The 2013 LYONs were originally priced at a 2.25% yield to maturity and are convertible into 33.534 shares of the Company's common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 27, 2003, and September 27, 2008, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. Purchase prices are $799.52 and $894.16 per $1,000 principal amount at September 27, 2003, and September 27, 2008, respectively.

        On December 17, 2002, the Company entered into a contract with Goldman, Sachs & Co. (Goldman) to fully retire the Company's $825 million of Puttable Reset Securities PURSSM due February 1, 2011. Under the terms of the agreement, Goldman agreed to sell the PURS to the Company on February 3, 2003 for their $825 million stated principal amount. Goldman acquired the PURS under its pre-existing call option, which was exercised by Goldman in late November 2002. Absent the agreement, beginning on February 1, 2003 and annually thereafter until maturity, the interest rate on the PURS was to be reset and the PURS were to be remarketed by Goldman. Under the agreement, Motorola made a payment of $106 million to Goldman to terminate Goldman's rights to remarket the PURS annually through their scheduled maturity in 2011. This charge is included in Other within Other Income (Expense) in the Company's consolidated statements of operations.

        In January of 2002, the Company completed the exchange of $600 million of registered 8.00% Notes due November 1, 2011 (the "Registered Notes") for $600 million of unregistered 8.00% Notes due November 1, 2011 (the "Unregistered Notes"). The Company originally sold the Unregistered Notes on October 31, 2001. The initial purchasers of the Unregistered Notes offered them inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside of the United States in reliance on Regulation S under the Securities Act. The net proceeds to the Company from the sale of the Unregistered Notes were $593 million. The Company used the proceeds to reduce short-term indebtedness and for general corporate purposes. There were no additional proceeds received as a result of the exchange of the Registered Notes for the Unregistered Notes.

        Also on October 31, 2001, the Company sold $1.05 billion of 7.00% Equity Security Units (the "Units"). The Units consist of: (i) purchase contracts under which (a) the holder will purchase shares of common stock of the Company, $3 par value per share, on November 16, 2004, and (b) the Company will pay contract adjustment payments at the annual rate of .50% of the $50 per Unit face amount, and (ii) 6.50% Senior Notes due November 16, 2007 that pay interest at the annual rate of 6.50% of the $50 per Unit face amount until November 16, 2004, on which date the Notes will be remarketed and repriced to their final maturity. If the remarketing is not successfully completed, the pledged Notes will be retained in satisfaction of the holders' obligations to purchase shares of common stock under the purchase contract. The Units were sold pursuant to the Company's existing $2 billion "universal" shelf registration statement. On November 9, 2001, the Company sold an additional $150 million of the Units (the "green shoe Units") to the underwriters pursuant to their exercise of an over-allotment option. The net proceeds to the Company from the sale of the Units, including the green shoe Units, of $1.16 billion, was used to reduce short-term indebtedness and for general corporate purposes.

        In February 1999, Motorola Capital Trust I, a Delaware statutory business trust and wholly owned subsidiary of the Company (the "Trust"), sold Trust Originated Preferred SecuritiesSM ("TOPrS") to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sale of common stock to the Company, to buy a series of 6.68% Deferrable Interest Junior Subordinated Debentures due March 31, 2039 ("Subordinated Debentures") from the Company with the same payment terms as the TOPrS. The sole assets of the Trust are the Subordinated Debentures. The TOPrS are shown as Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Company-Guaranteed Debentures in the Company's consolidated balance sheets. The Company's obligations relating to the TOPrS include obligations to make payments on the Subordinated Debentures and obligations under the related Indenture, Trust Guarantee and Declaration of Trust. Taken together, these obligations represent a full and unconditional guarantee of amounts due under the TOPrS.

        The LYONs issues are subordinated to all existing and future senior indebtedness of the Company and rank on a parity with each other.

        Aggregate requirements for long-term debt maturities (assuming earliest put date) during the next five years are as follows: 2003-$1.0 billion; 2004-$544 million; 2005-$402 million; 2006-$1.4 billion; 2007-$1.5 billion.

        The Company has a $900 million one-year revolving domestic credit agreement and a $900 million three-year revolving domestic credit agreement with a group of banks. The one-year and three-year revolving domestic credit agreements expire in May 2003 and May 2005, respectively. At December 31, 2002, commitment fees assessed against the daily average amounts unused ranged from 12.5 to 15 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-53

Company was in compliance at December 31, 2002. The Company's debt rating is considered "investment grade". If the Company's senior long-term debt were rated lower than "BBB-" by S&P or "Baa3" by Moody's (which would be a decline of two levels from current ratings), the Company's debt would no longer be considered investment grade. If this were to happen, the terms on which the Company could borrow money would become more onerous. In addition, if these debt ratings declined to lower than "BBB" by S&P or "Baa2" by Moody's (which would be a decline of one level from current ratings), the Company and its domestic subsidiaries would be obligated to provide the lenders in the Company's revolving domestic credit facilities with a pledge of, and security interest in, domestic inventories and receivables. The Company would also have to pay higher fees related to these facilities. The Company also has $2.4 billion of non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. At December 31, 2002, the Company's total domestic and non-U.S. credit facilities totaled $4.2 billion, of which $338 million was considered utilized. Unused availability under the existing credit facilities, together with available cash and cash equivalents and other sources of liquidity, are generally available to support outstanding commercial paper.

LYONs is a trademark of Merrill Lynch & Co., Inc.
SM  "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.
SM  "Puttable Reset Securities PURS" is a service mark of Goldman, Sachs & Co.

4. Risk Management

Derivative Financial Instruments

Foreign Currency Risk

        As a multinational company, the Company's transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce its overall exposure to the effects of currency fluctuations on cash flows. The Company's policy is not to speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

        The Company's strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units' assessment of risk. Almost all of the Company's non-functional currency receivables and payables, which are denominated in major currencies that can be traded on open markets, are hedged. The Company uses forward contracts and options to hedge these currency exposures. In addition, the Company hedges some firmly committed transactions and some forecasted transactions. The Company expects that it may hedge investments in foreign subsidiaries in the future. A portion of the Company's exposure is from currencies that are not traded in liquid markets, such as those in Latin America, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and component sourcing.

        At December 31, 2002 and 2001, the Company had net outstanding foreign exchange contracts totaling $2.1 billion and $3.1 billion, respectively. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities, and transactions being hedged. The following table shows, in millions of U.S. dollars, the five largest net foreign exchange hedge positions as of December 31, 2002 and 2001:

	December 31
Buy (Sell)	2002	2001

Chinese Renminbi	$(702)	$(650)
British Pound	(323)	(410)
Japanese Yen	(262)	(521)
Canadian Dollar	251	146
Brazilian Real	(100)	(165)

        The Company is exposed to credit-related losses if counterparties to financial instruments fail to perform their obligations. However, it does not expect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

Interest Rate Risk

        In March 2002, the Company entered into interest rate swaps to change the characteristics of interest rate payments on its $1.4 billion 6.75% debentures due 2006 and its $300 million 7.60% notes due 2007 from fixed-rate payments to short-term LIBOR based variable rate payments to manage fixed and floating rates in its debt portfolio. In June 1999, the Company's finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% debentures due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The short-term LIBOR based variable payments on the interest rate swaps was 2.9% for the three months ended December 31, 2002. The fair value of the interest rate swaps as of December 31, 2002 was approximately $212 million. Except for these interest rate swaps, at

F-54    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

December 31, 2002 the Company had no outstanding derivatives, currency swaps or options relating to either its debt instruments or investments.

        The Company is exposed to credit-related losses in the event of nonperformance by the counter parties to swap contracts. The Company minimizes its credit risk on these transactions by only dealing with leading, credit-worthy financial institutions having long-term debt ratings of "A" or better and, therefore, does not anticipate nonperformance. In addition, the contracts are distributed among several financial institutions, thus minimizing credit risk concentration.

Stockholders' Equity

        Derivative instruments activity, net of tax, included in Non-Owner Changes to Equity within Stockholders' Equity for the years ended December 31, 2002 and 2001 is as follows:

Transition adjustment as of January 1, 2001	$24
Increase in fair value	9
Reclassifications to earnings	(34)

Balance at December 31, 2001	(1)
Increase in fair value	6
Reclassifications to earnings	(7)

Balance at December 31, 2002	$(2)

Fair Value Hedges

        The Company recorded charges (income) of $2 million and $(2) million for the years ended December 31, 2002 and 2001, respectively, representing the ineffective portions of changes in the fair value of fair value hedge positions. These amounts are included in Other within Other Income (Expense) in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no fair value hedges discontinued for the years ended December 31, 2002 and 2001.

Cash Flow Hedges

        The Company recorded charges (income) of $(.1) million and $9 million for the years ended December 31, 2002 and 2001, respectively, representing the ineffective portions of changes in the fair value of cash flow hedge positions. These amounts are included in Other within Other Income (Expense) in the Company's consolidated statements of operations. The Company did not have any amount excluded from the measure of effectiveness and had no cash flow hedges discontinued for the years ended December 31, 2002 and 2001.

        During the years ended December 31, 2002 and 2001 on a pre-tax basis, income of $10 million and $51 million, respectively, was reclassified from equity to earnings and is included in the Other within Other Income (Expense) in the Company's consolidated statements of operations. If exchange rates do not change from year-end, the Company estimates that $2 million of pre-tax net derivative losses included in Non-Owner Changes to Equity within Stockholders' Equity would be reclassified into earnings within the next twelve months and will be reclassified in the same period that the hedged item affects earnings. The actual amounts that will be reclassified into earnings over the next twelve months will vary from this amount as a result of changes in market conditions.

        At December 31, 2002, the maximum term of derivative instruments that hedge forecasted transactions, except those related to payment of variable interest on existing financial instruments, was three years. However, on average, the duration of the Company's derivative instruments that hedge forecasted transactions was seven months.

Net Investment in Foreign Operations Hedge

        At December 31, 2002 and 2001, the Company did not have any hedges of foreign currency exposure of net investments in foreign operations. However, the Company expects that it may hedge investments in foreign subsidiaries in the future.

Investments Hedge

        At December 31, 2002, the Company did not have any derivatives to hedge the value of its equity investments in affiliated companies.

Fair Value of Financial Instruments

        The Company's financial instruments include cash equivalents, short-term investments, accounts receivable, long-term finance receivables, accounts payable, accrued liabilities, notes payable, long-term debt, foreign currency contracts and other financing commitments.

        Using available market information, the Company determined that the fair value of long-term debt at December 31, 2002 was $6.8 billion compared to a carrying value of $7.2 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

        The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 2002.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-55

5. Income Taxes

        Components of earnings (loss) before income taxes are as follows:

Years Ended December 31	2002	2001	2000

United States	$(3,734)	$(6,893)	$586
Other nations	288	1,382	1,645

	$(3,446)	$(5,511)	$2,231

        Components of income tax expense (benefit) are as follows:

Years Ended December 31	2002	2001	2000

United States	$206	$—	$197
Other nations	395	699	424
State (U.S.)	8	—	53

	609	699	674
Deferred	(1,570)	(2,273)	239

	$(961)	$(1,574)	$913

        Deferred tax charges (benefits) that were recorded within Non-Owner Changes to Equity in the consolidated balance sheets resulted primarily from fair value adjustments to available for sale securities and minimum pension liability adjustments. The adjustments were $(135) million, $(751) million and $(1.5) billion for the years ended December 31, 2002, 2001 and 2000, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. federal income taxes applicable to undistributed earnings of non-U.S. subsidiaries. Undistributed earnings that the Company intends to reinvest indefinitely, and for which no U.S. Federal income taxes has been provided, aggregate $7.6 billion, $7.1 billion and $7.9 billion at December 31, 2002, 2001 and 2000, respectively. The portion of earnings not reinvested indefinitely may be distributed substantially free of additional U.S. federal income taxes given the U.S. federal tax provisions accrued on undistributed earnings and the utilization of available foreign tax credits.

        Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and income tax expense (benefit) are as follows:

Years Ended December 31	2002	2001	2000

Income tax expense (benefit) at statutory rate	$(1,206)	$(1,929)	$781
Taxes on non-U.S. earnings	320	368	(108)
State income taxes	(117)	(162)	80
Foreign export sales	(18)	(15)	(16)
Non-deductible acquisition charges	4	85	139
Other	56	79	37

	$(961)	$(1,574)	$913

Significant components of deferred tax assets (liabilities) are as follows:

December 31	2002	2001

Inventory	$662	$502
Contract accounting methods	(1)	65
Employee benefits	732	433
Capitalized items	1,859	780
Tax basis differences on investments	553	166
Depreciation tax basis differences on fixed assets	(187)	(427)
Undistributed non-U.S. earnings	(91)	(889)
Tax carryforwards	819	1,864
Cost-based investment mark-to-market	(337)	(212)
Iridium reserves	95	278
Business reorganization	244	347
Long-term financing reserves	703	631
Other	419	247

	$5,470	$3,785

        Gross deferred tax assets were $9.4 billion and $8.8 billion at December 31, 2002 and 2001, respectively. Gross deferred tax liabilities were $3.4 billion and $4.5 billion at December 31, 2002 and 2001, respectively. The Company has U.S. tax carryforwards of $756 million and $1.8 billion at December 31, 2002 and 2001, respectively. These carryforwards are primarily foreign tax credit carryovers that may be carried forward until 2005 and 2006. Due to the significant foreign cash repatriations made during 2002 the Company was able to utilize a significant portion of its foreign tax credit carryforwards. The remaining U.S. tax carryforwards are comprised of net operating loss carryovers and research and experimental credits which expire over periods ranging from five to twenty years and alternative minimum tax credits that can be carried forward indefinitely. The deferred tax asset for the U.S. tax carryforwards is considered more likely than not to be realizable by management based on estimates of future income and the implementation of tax-planning strategies. At December 31, 2002 and 2001 certain of the Company's non-U.S. subsidiaries had net deferred tax assets from tax loss carryforwards of $63 million and $34 million, respectively, net of valuation allowances of $512 million and $493 million, respectively. The Company has recorded valuation allowances against a portion of the non-U.S. subsidiaries tax carryforwards to reflect the deferred tax asset at the net amount that is more likely than not to be realized.

        The Internal Revenue Service (IRS) has examined the federal income tax returns for the Company through 1995 and has settled the respective returns through 1991. The IRS has proposed certain adjustments to the Company's income and tax credits for the years 1992 through 1995 that would result in additional tax. The Company disagrees with most of the proposed adjustments and is contesting them at the Appeals level of the IRS. The IRS is currently performing the field level examination of the 1996 through 2000 tax returns. In the opinion of the Company's management, the

F-56    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

final disposition of these matters, and proposed adjustments from other tax authorities, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

6. Employee Benefit and Incentive Plans

Pension Benefits

        The Company's noncontributory pension plan (the Regular Pension Plan) covers most U.S. employees who become eligible after one year of service. The benefit formula is dependent upon employee earnings and years of service. Effective January 1, 2001, the General Instrument Pension Plan was amended with benefits accumulated under that plan frozen and all participants eligible for participation in the Company's Regular Pension Plan.

        The Company has a noncontributory supplemental retirement benefit plan (the Officers' Plan) for its elected officers. The Officers' Plan contains provisions for funding the participants' expected retirement benefits when the participants meet the minimum age and years of service requirements. Elected officers who were not yet vested in the Officers' Plan as of December 31, 1999 had the option to remain in the Officers' Plan or elect to have their benefit bought out in restricted stock units. Effective December 31, 1999 no new elected officers were eligible to participate in the Officers' Plan.

        The Company has an additional noncontributory supplemental retirement benefit plan (the Motorola Supplemental Pension Plan—MSPP), which provides supplemental benefits in excess of the limitations imposed by the Internal Revenue Code on the Regular Pension Plan. All newly elected officers, including former participants in the General Instrument SERP plan, are participants in MSPP. Elected officers covered under the Officers' Plan or who participated in the restricted stock buy-out are not eligible to participate in MSPP.

        The Company uses a five-year, market-related asset value method of amortizing asset-related gains and losses. Prior service costs are being amortized over periods ranging from 9 to 15 years.

        Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used for the plans were as follows:

December 31	2002	2001

Discount rate for obligations	6.75%	7.25%
Future compensation increase rate (regular)	4.00%	4.00%
Future compensation increase rate (officers)	3.00%	3.00%
Investment return assumption (regular)	8.50%	9.00%
Investment return assumption (officers)	6.00%	6.00%

        Discount rates are established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. At December 31, 2002, the investment portfolio was predominantly equity investments. The Company uses long-term historical actual return experience with consideration to the expected investment mix of the plans' assets, and future estimates of long-term investment returns to develop its expected rate of return assumption used in calculating the net periodic pension cost.

        The net U.S. periodic pension cost for the regular pension plan, officers' plan, and MSPP was as follows:

Regular Pension Plan

Years Ended December 31	2002	2001	2000

Service cost	$165	$189	$170
Interest cost	231	238	214
Expected return on plan assets	(303)	(301)	(283)
Amortization of unrecognized prior service cost	(8)	(9)	(5)
Settlement/Curtailment (gain)/loss	(13)	12	—

Net periodic pension cost	$72	$129	$96

Officers' Plan and MSPP

Years Ended December 31	2002	2001	2000

Service cost	$21	$39	$47
Interest cost	15	23	21
Expected return on plan assets	(5)	(6)	(5)
Amortization of:
Unrecognized net loss	5	12	14
Unrecognized prior service cost	2	3	3
Unrecognized net obligation	—	—	1
Settlement/Curtailment loss	44	12	9

Net periodic pension cost	$82	$83	$90

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-57

        The status of the Company's plans is as follows:

	2002		2001
December 31	Regular	Officers and MSPP	Regular	Officers and MSPP

Change in benefit obligation:
Benefit obligation at January 1	$3,293	$286	$3,146	$298
Service cost	165	21	189	39
Interest cost	231	15	238	23
Plan amendments	—	3	4	(3)
Divestitures	(31)	(1)	(83)	—
Settlement/Curtailment	—	11	(39)	—
Actuarial (gain) loss	260	18	19	(2)
Tax payments	—	(34)	—	(29)
Benefit payments	(193)	(87)	(181)	(40)

Benefit obligation at December 31	$3,725	$232	$3,293	$286

Change in plan assets:
Fair value at January 1	$2,957	$174	$3,487	$170
Return on plan assets	(430)	15	(262)	14
Company tax contributions	—	30	—	25
Company contributions	—	38	4	34
Divestitures	(31)	(1)	(83)	—
Tax payments	—	(34)	—	(29)
Benefit payments	(193)	(87)	(181)	(40)
Other payments	—	—	(8)	—

Fair value at December 31	$2,303	$135	$2,957	$174

Funded status of the plan	$(1,422)	$(97)	$(336)	$(111)
Unrecognized net (gain) loss	1,287	101	287	102
Unrecognized prior service cost	(79)	2	(89)	10

Prepaid (accrued) pension cost	$(214)	$6	$(138)	$1

Components of prepaid (accrued) pension cost:
Prepaid benefit cost	$—	$—	$—	$—
Intangible asset	—	7	—	13
Accrued benefit liability	(1,001)	(64)	(138)	(83)
Deferred income taxes	301	24	—	27
Non-owner changes to equity	486	39	—	44

	$(214)	$6	$(138)	$1

        Several years of negative financial market returns have resulted in a decline in the fair-market value of plan assets. This, when combined with declining discount rate assumptions in the last several years, has resulted in a decline in the plans' funded status. Consequently, the Company's accumulated benefits obligation exceeded the fair-market value of the plan assets for various plans including the Regular Pension Plan and the Officers' Pension Plan. As required, after-tax charges (income) of $481 million, $(30) million and $1 million for the years ended December 31, 2002, 2001 and 2000, respectively, were recorded to reflect the net change in the Company's additional minimum pension liability associated with these plans. This charge (income) was included in Non-Owner Changes to Equity in the consolidated balance sheets.

        Certain non-U.S. subsidiaries have varying types of retirement programs providing benefits for substantially all of their employees. Amounts charged to earnings for all non-U.S. programs were $86 million, $109 million and $85 million for the years ended December 31, 2002, 2001 and 2000, respectively. Additionally the Company recorded an after-tax charge of $166 million which related to the additional minimum pension liability associated with the Company's non-U.S. retirement programs. This charge was included in Non-Owner Changes to Equity in the consolidated balance sheets.

F-58    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Postretirement Health Care Benefits

        Certain health care benefits are available to eligible domestic employees meeting certain age and service requirements upon termination of employment. For eligible employees hired prior to January 1, 2002, the Company offsets a portion of the postretirement medical costs to the retired participant.

        The assumptions used were as follows:

December 31	2002	2001

Discount rate for obligations	6.75%	7.25%
Investment return assumptions	8.50%	9.00%

        Net retiree health care expenses were as follows:

Years ended December 31	2002	2001	2000

Service cost	$14	$13	$16
Interest cost	48	43	42
Expected return on plan assets	(30)	(31)	(30)
Amortization of:
Unrecognized net loss	7	6	3
Unrecognized prior service cost	(1)	(4)	—

	$38	$27	$31

        The funded status of the plan is as follows. Plan assets are comprised primarily of equity securities, bonds and cash equivalents.

December 31	2002	2001

Change in benefit obligation:
Benefit obligation at January 1	$605	$594
Service cost	14	13
Interest cost	48	43
Plan amendments	28	(10)
Divestitures	—	(10)
Actuarial (gain) loss	122	18
Benefit payments	(42)	(31)
Other payments	(4)	(12)

Benefit obligation at December 31	$771	$605

Change in plan assets:
Fair value at January 1	$303	$372
Return on plan assets	(43)	(28)
Company contributions	—	—
Divestitures	—	(10)
Benefit payments	(42)	(31)

Fair value at December 31	$218	$303

Funded status of the plan	(553)	(302)
Unrecognized net loss	378	190
Unrecognized prior service cost	(4)	(32)

Accrued retiree health care cost	$(179)	$(144)

        The health care trend rate used to determine the December 31, 2002 accumulated postretirement benefit obligation is 12.00% for 2003, after that the trend rate is graded down per year until it reaches 5.0% by 2017, and then remains flat. The health care trend rate used to determine the December 31, 2001 accumulated postretirement benefit obligation and the 2002 net retiree health care expense was 6.00% or 5.00% for medical benefits for 2002 and beyond, depending on the option chosen.

        Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

	1% Point Increase	1% Point Decrease

Effect on:
Accumulated postretirement benefit obligation	$22	$(38)
Net retiree health care expense	2	(4)

        The Company has no significant postretirement health care benefit plans outside the United States.

Stock Compensation Plans

Employee Stock Purchase Plan

        The employee stock purchase plan allows eligible participants to purchase shares of the Company's common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share is 85% of the lower of the fair market value of the Company's stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first one from October 1 through March 31 and the second one from April 1 through September 30. For the years ended December 31, 2002, 2001 and 2000, employees purchased 16.1 million, 16.0 million and 7.7 million shares, respectively, at prices ranging from $8.65 to $12.07, $12.12 to $12.50 and $24.01 to $25.23, respectively.

Stock Options

        Under the Company's stock option plans, options to acquire shares of common stock have been made available for grant to certain employees, non-employee directors and to existing option holders in connection with the merging of option plans following an acquisition. Each option granted has an exercise price of 100% of the market value of the common stock on the date of grant. The majority of the options have a contractual life of 10 years and vest and become exercisable at 25% increments over four years.

        Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock and restricted stock units outstanding on the date on which the change in control occurs will lapse.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-59

        Stock options activity was as follows (in thousands, except exercise price and employee data):

	2002		2001		2000
Years Ended December 31	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price

Options outstanding at January 1	217,073	$24	154,892	$27	110,940	$16
Options granted	100,066	13	82,489	18	69,908	41
Options exercised	(8,402)	9	(5,728)	7	(18,856)	13
Options terminated, cancelled or expired	(22,201)	25	(14,580)	28	(7,100)	35

Options outstanding at December 31	286,536	20	217,073	24	154,892	27

Options exercisable at December 31	141,551	23	96,729	21	82,819	17

Approx. number of employees granted options	44,600		43,100		32,400

        The following table summarizes information about stock options outstanding and exercisable at December 31, 2002 (in thousands, except exercise price):

	Options Outstanding			Options Exercisable
Exercise price range	No. of options	Wtd. avg. exercise price	Wtd. avg. contractual life (in yrs.)	No. of options	Wtd. avg. exercise price

Under $7	876	$4	6.4	713	$4
$ 7-$13	40,384	9	5.8	8,678	10
$14-$20	154,095	16	7.4	61,768	17
$21-$27	44,938	22	1.8	44,127	22
$28-$34	4,153	31	7.1	2,799	31
$35-$41	3,093	38	7.3	1,748	38
$42-$48	38,612	44	11.9	21,506	44
$49-$55	338	52	9.2	186	52
$56-$63	47	58	7.1	26	58

	286,536			141,551

Restricted Stock and Restricted Stock Unit Grants

        Restricted stock and restricted stock unit grants (restricted stock) consist of shares or the rights to shares of the Company's common stock which are awarded employees. The grants are restricted such that they are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the employee. Total restricted stock and restricted stock units issued and outstanding at December 31, 2002 and 2001 were 5.4 million and 6.6 million, respectively. At December 31, 2002 and 2001, the amount of related deferred compensation reflected in Stockholders' Equity in the consolidated balance sheets was $76 million and $120 million, respectively. Net additions (reductions) to deferred compensation for the years ended December 31, 2002 and 2001 were $(12) million and $13 million, respectively. Approximately 1.7 million, 2.3 million, and 5.8 million restricted stock and restricted stock units were granted in 2002, 2001 and 2000, respectively. The amortization of deferred compensation for the years ended December 31, 2002, 2001, and 2000 was $32 million, $47 million and $52 million, respectively.

Stock Appreciation Rights

        Stock appreciation rights (SARs) are granted in place of stock options in order to comply with the laws and regulations of foreign jurisdictions. SARs enable the recipients to receive cash in an amount equal to the excess of the fair market value of the underlying common stock on the date the SARs are exercised over the fair market value of the underlying common stock on the date the SARs were granted. The majority of the SARs have a contractual life of 10 years. Total SARs outstanding were 1.1 million and 1.0 million at December 31, 2002 and 2001, respectively.

Other Benefits

        Defined Contribution Plans:    The Company and certain subsidiaries have profit sharing and savings plans, principally contributory, in which all eligible employees participate. The Company makes two types of contributions to these plans, matching contributions and profit sharing contributions. Matching contributions are based upon the amount of the employees' contributions and do not depend on the Company's profits. Profit sharing contributions are generally based upon pre-tax earnings, as defined, with an

F-60    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

adjustment for the aggregate matching contribution. Effective in 2002, the Company decreased its matching contribution from 4.5% to 3% on the first 6% of employee contributions. Company contributions for the years ended December 31, 2002, 2001 and 2000 were $100 million, $151 million and $192 million, respectively.

        Motorola Incentive Plan:    In 2002, the Performance Excellence Equals Rewards program and the Incentive Pay Plans were replaced by the Motorola Incentive Plan (MIP). MIP provides eligible employees with an annual payment, calculated as a percentage of an employee's eligible earnings, in the year after the close of the current calendar year if specified business goals are met. The provision for awards for the years ended December 31, 2002, 2001 and 2000 were $288 million, $217 million and $380 million, respectively.

        Long Range Incentive Program:    The Company's Long Range Incentive Program of 1994 rewards participating elected officers for the Company's achievement of outstanding long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. The provision for long-range incentive awards for the year ended December 31, 2000 was $5 million. There was no provision for years ended December 31, 2002 and 2001.

7. Financing Arrangements

        Finance receivables consist of the following:

December 31	2002	2001

Gross finance receivables	$2,718	$2,762
Less allowance for losses	(2,251)	(1,647)

	467	1,115
Less current portion	(86)	(208)

Long-term finance receivables	$381	$907

        Current finance receivables are included in Accounts Receivable and long-term finance receivables are included in Other Assets in the Company's consolidated balance sheets. Interest income recognized on finance receivables for the years ended December 31, 2002, 2001, and 2000 was $28 million, $131 million, and $234 million, respectively.

        An analysis of impaired finance receivables included in total finance receivables is as follows:

December 31	2002	2001

Impaired finance receivables:
Requiring allowance for losses	$2,225	$2,190
Expected to be fully recoverable	275	350

	2,500	2,540
Less allowance for losses on impaired finance receivables	2,214	1,624

Impaired finance receivables, net	$286	$916

        Interest income on impaired finance receivables is recognized as cash is collected and totaled $19 million, $3 million, and $4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        At December 31, 2002 and 2001, the Company had $2.0 billion of gross receivables from one customer, Telsim, in Turkey (the "Telsim Loan"). As a result of difficulties in collecting the amounts due from Telsim the Company recorded charges of $526 million and $1.37 billion for the years ended December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, the net receivable from Telsim was zero and $531 million, respectively.

        On April 30, 2001, $728 million of the Telsim Loan became due, but was not paid, thus rendering the entire Telsim Loan in default. Following the cure period, the Company notified Telsim that it had accelerated payment of all amounts due under the loan, including interest. As security for the Telsim Loan, 66% of the stock of Telsim had been pledged to the Company. In addition, the Company has other creditor remedies granted by law. In direct breach of contractual agreements, Telsim issued additional shares and diluted the ownership percentage of Telsim represented by shares previously pledged to Motorola from 66% to 22%.

        In January 2002, the Company, together with Nokia, filed suit against the Uzans (the family who controls of Telsim) and certain related parties in the United States Southern District of New York (the "District Court") for injunctive relief and damages. In May 2002, the Court entered a Preliminary Injunction (following a week-long, contested evidentiary hearing), confirming the prejudgment relief it previously granted and further ordering the defendants to deposit the stock they had diluted into the registry of the Court. Due to the defendants' failure to deposit the stock into the registry of the Court by the Court-imposed deadline of May 24, 2002, the defendants were found to be in contempt of court in the United States.

        Although the Company will continue to vigorously pursue its recovery efforts, the Company currently believes that the litigation and collection process will be very lengthy in light of the Uzans' repeated decisions to violate court orders. As a result, the Company fully reserved the remaining carrying value of the Telsim Loans in the second quarter of 2002.

        From time to time, the Company sells short-term receivables and long-term loans to third parties in transactions that qualify as "true-sales". Certain of these receivables are sold through separate legal entities, with Motorola Receivables Corporation ("MRC") selling short-term receivables and Motorola Funding Corporation ("MFC") selling long-term receivables. MRC and MFC are special purpose entities and the financial results for MRC and MFC are fully consolidated in the Company's financial statements. These receivables funding programs are administered through special purpose entities. Under FASB Interpretation 46, "Consolidation of Variable Interest Entities", the Company does not believe it will be required to consolidate those entities.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-61

        As of December 31, 2002 the MRC short-term receivables program provided for up to $400 million of short-term receivables to be outstanding with the third parties at any time. In February 2003, the MRC short-term receivables program was renewed and the level of allowable outstanding short-term receivables was increased to $425 million. A total of $1.0 billion of receivables were sold through the MRC short-term program in 2002, as compared to $1.6 billion in 2001 and $1.4 billion in 2000. At December 31, 2002, there were approximately $240 million of short-term receivables outstanding under the MRC short-term receivables program, as compared to $465 million at December 31, 2002 (when the receivables program provided for up to $600 million of outstanding receivables.) Under the MRC short-term receivables program, 90% of the value of the sold receivables sold is covered by credit insurance obtained from independent insurance companies. The credit exposure on the remaining 10% is covered by a retained interest in the sold receivables.

        In addition to the MRC short-term receivables program, the Company also sells other short-term receivables directly to third parties. Total short-term receivables sold by the Company (including those sold directly to third parties and those sold through the MRC short-term receivables program) were $2.9 billion in 2002, compared to $4.6 billion in 2001 and $3.8 billion in 2000. At December 31, 2002, a total of $802 million of short-term receivables were outstanding, as compared to $1.7 billion at December 31, 2001. The Company's total credit exposure to outstanding short-term receivables was $40 million at December 31, 2002, compared to $70 million at December 31, 2001. At December 31, 2002, the Company had reserves of $19 million recorded for potential losses pursuant to this credit exposure, compared to reserves of $18 million at December 31, 2001.

        The Company has sold a limited number of long-term receivables to an independent third party through MFC. In connection with the sale of long-term receivables, the Company retains obligations for the servicing, administering and collection of receivables sold. No such receivable were sold under this program during 2002. At December 31, 2002 the total finance receivables outstanding under this program were $71 million, compared to $166 million at December 31, 2001. The Company has provided an allowance for first loss of $14 million at December 31, 2002, as compared to $60 million at December 31, 2001.

        Certain purchasers of the Company's infrastructure equipment continue to require suppliers to provide financing in connection with equipment purchases. Financing may include all or a portion of the purchase price of the equipment as well as working capital. At December 31, 2002 the Company had outstanding commitments to extend credit to third-parties totaling $175 million.

        In addition to providing direct financing to certain equipment customers as evidenced by the finance receivables above, the Company also assists customers in obtaining financing directly from banks and other sources to fund equipment purchases. The amount of loans from third parties for which the Company has committed to provide financial guarantees totaled $50 million and $205 million at December 31, 2002 and 2001, respectively, with payments of $50 million and $27 million made by the Company for the years ended December 31, 2002 and 2001, respectively under the terms of these guarantees. These financial guarantees are scheduled to expire in 2005. Customer outstanding borrowings under these third party loan arrangements were $50 million and $114 million at December 31, 2002 and 2001, respectively. Accrued liabilities of $25 million and $56 million at December 31, 2002 and 2001, respectively, have been recorded to reflect management's best estimate of probable losses of unrecoverable amounts, should these guarantees be called.

8. Goodwill and Other Intangible Assets

        SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002, requires that goodwill no longer be amortized, but instead be tested for impairment at least annually. Goodwill related to acquisitions prior to July 1, 2001 continued to be amortized through December 31, 2001. Goodwill related to acquisitions subsequent to June 30, 2001 was not amortized. Adjusting for the impact of the discontinuance of the amortization of goodwill, net earnings (loss) and per share amounts would have been as follows:

Years Ended December 31	2002	2001	2000

Net earnings (loss):
Reported	$(2,485)	$(3,937)	$1,318
Goodwill amortization	—	125	161

Adjusted	$(2,485)	$(3,812)	$1,479

Basic earnings (loss) per common share:
Reported	$(1.09)	$(1.78)	$0.61
Goodwill amortization	—	0.06	0.07

Adjusted	$(1.09)	$(1.72)	$0.68

Diluted earnings (loss) per common share:
Reported	$(1.09)	$(1.78)	$0.58
Goodwill amortization	—	0.06	0.07

Adjusted	$(1.09)	$(1.72)	$0.65

F-62    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

        Amortized intangible assets, excluding goodwill were comprised of the following:

	2002		2001
December 31	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible assets:
Licensed technology	$102	$42	$427	$12
Completed technology	333	175	270	137
Other intangibles	28	14	20	13

	$463	$231	$717	$162

        For the year ended December 31, 2002 the Company recorded an intangible asset impairment charge of $325 million relating to a license to certain intellectual property that enables the Company to provide national authorization services for digital set-top terminals. Historically the Company has amortized this intangible asset based on an expected revenue stream. In the second quarter of 2002, it was determined that the future revenue stream would decline significantly due to a drop in the number of new subscribers utilizing the services provided under the license caused primarily by the expected consolidations of cable operators, specifically the acquisition of AT&T Broadband Corporation by Comcast Corporation.

        The following table displays a rollforward of the carrying amount of goodwill from January 1, 2002 to December 31, 2002, by business segment:

Segment	January 1, 2002	Acquired	Business Exit	Other	December 31, 2002

Personal Communications	$6	$—	$—	$—	$6
Semiconductor Products	202	—	—	—	202
Global Telecom Solutions	4	—	—	—	4
Commercial, Government and Industrial Solutions	108	13	—	—	121
Broadband Communications	675	194	(1)	(32)	836
Integrated Electronic Systems	63	—	—	—	63
Other Products	126	17	—	—	143

	$1,184	$224	$(1)	$(32)	$1,375

        Excluding goodwill, amortization expense on intangible assets was $69 million, $40 million and $9 million for the years ended December 31, 2002, 2001 and 2000, respectively. Future amortization expense is estimated to be as follows: 2003—$47 million; 2004—$47 million; 2005—$43 million; 2006—$35 million; and 2007—$27 million.

9. Commitments and Contingencies

Leases

        The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, and information technology and other equipment under principally non-cancelable operating leases. Rental expense, net of sublease income for the years ended December 31, 2002, 2001 and 2000 was $294 million, $417 million and $378 million, respectively. At December 31, 2002, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond are as follows: 2003—$205 million; 2004—$162 million; 2005—$121 million; 2006—$110 million; 2007—$79 million; beyond—$93 million.

Next Level Communications, Inc.

        At December 31, 2002, the Company and General Instrument Corporation, a wholly-owned subsidiary of the Company, owned 74% of the outstanding common stock of Next Level Communications, Inc. (Next Level), a publicly-traded subsidiary, which is consolidated in Motorola's financial statements. In addition, the Company owns all of the preferred stock of Next Level, which is covertible into common stock, and warrants to purchase common stock at various prices over various periods. Assuming the conversion of all preferred stock and the exercise of all warrants, the Company beneficially owns approximately 90% of Next Level's common stock. Effective in the fourth quarter 2001, Motorola began to include in its consolidated results the minority interest share of Next Level's operating losses as a result of Next Level's cumulative net deficit equity position.

        In January 2003, the Company initiated a tender offer for the remaining outstanding publicly-held shares of Next Level that it does not own.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-63

Iridium Program

        On November 20, 2000, the United States Bankruptcy Court for the Southern District of New York issued an Order that approved the bid of Iridium Satellite LLC ("New Iridium") for the assets of Iridium LLC and its operating subsidiaries (collectively "Old Iridium"). The Bankruptcy Order provided, among other things, that all obligations of Motorola and its subsidiaries and affiliates under all executory contracts and leases with Old Iridium relating to the Iridium system would, upon completion of the asset sale, be deemed terminated and, to the extent executory, be deemed rejected. Claims against Motorola by Old Iridium and others with respect to certain credit agreements and related matters were not discharged. New Iridium completed the acquisition of the operating assets of Old Iridium, including the satellite constellation, terrestrial network, and real and intellectual property of Old Iridium, on December 12, 2000. At the same time, Motorola entered into a contract with New Iridium to provide transition services pending the transfer of operations and maintenance in full to the Boeing Company.

        The Chase Manhattan Bank, as agent for the lenders under Old Iridium's $800 million Senior Secured Credit Agreement, filed four lawsuits against Motorola. On March 4, 2003, the Company reached a settlement agreement with Chase, pursuant to which all four of the cases, including Motorola's counterclaim, were dismissed with prejudice. Under the settlement agreement, Motorola released to Chase its claim to $371 million that was previously paid into an escrow account in April 2002 and made an additional payment of approximately $12 million.

        A committee of unsecured creditors (the "Creditors Committee") of Old Iridium was, over objections by Motorola, granted leave by the Bankruptcy Court to file a complaint on Old Iridium's behalf against Motorola. In March 2001, the Bankruptcy Court approved a settlement between the Creditors Committee and Old Iridium's secured creditors that provides for the creation of a litigation fund to be used in pursuit of the claims against Motorola. Motorola's appeal of this order is pending. On July 19, 2001, the Creditors Committee filed its complaint against Motorola in Bankruptcy Court on behalf of Old Iridium's debtors and estates, seeking in excess of $4 billion in damages. Discovery in this case is underway.

        Motorola has been named as one of several defendants in putative class action securities lawsuits pending in the District of Columbia arising out of alleged misrepresentations or omissions regarding the Iridium satellite communications business. The plaintiffs seek an unspecified amount of damages. On March 15, 2001, the federal district court consolidated the various securities cases under Freeland v. Iridium World Communications, Inc., et al., originally filed on April 22, 1999. Motorola moved to dismiss the plaintiffs' complaint on July 15, 2002, and that motion has not yet been decided. Plaintiffs have filed a motion for partial summary judgment, which is also pending.

        In addition, Motorola has been named as a defendant in Andrews, et al. v. Iridium World Communications, LTD, et al., filed in the Superior Court of California (San Diego), by 42 plaintiff purchasers of Iridium securities who alleged violations of California securities laws. The parties reached a settlement agreement in December 2002 which is proceeding to finalization.

        The Iridium India gateway investors (IITL) have filed a suit against Motorola, and certain current and former Motorola officers, in an India court under the India Penal Code claiming cheating and conspiracy in connection with investments in Old Iridium and the purchase of gateway equipment. Under Indian law if IITL were successful in the suit, IITL could recover compensation of the alleged financial losses. In September 2002, IITL also filed a civil suit in India against Motorola and Iridium LLC alleging fraud and misrepresentation in inducing IITL to invest in Iridium LLC and to purchase and operate an Iridium gateway in India. IITL claims in excess of $200 million in damages, plus interest.

        Creditors and other stakeholders in Old Iridium may seek to bring various other claims against Motorola.

        The Company recorded charges (income) relating to the Iridium program of $(63) million and $365 million for the years ended December 31, 2002 and 2001, respectively. There were no charges recorded by the Company for the year ended December 31, 2000. The income recognized in 2002 was primarily for the reduction in vendor termination claims and the refund of previously-incurred costs. The $365 million charge in 2001 related to the unfavorable ruling against the Company in a case filed by The Chase Manhattan Bank related to a guarantee of a credit agreement for Iridium LLC.

        The Company had reserves related to the Iridium program of $152 million and $605 million at December 31, 2002 and 2001, respectively. These reserves are included in Accrued Liabilities in the consolidated balance sheets. The reduction in the reserve balance is comprised of $432 million in cash payments and $21 million of non-cash items. The cash payments are comprised of the $371 million funding guarantee payment made into an escrow account and $61 million of other payments primarily related to transition services obligations and the settlement of vendor termination claims. The non-cash items primarily relate to the reduction in vendor termination claims for claims settled at amounts less than originally estimated. In addition to the amounts disclosed above, Motorola received cash from certain vendors for the refund of previously-incurred Iridium costs which were included as income.

        The reserve balance at December 31, 2002 of $152 million relates primarily to costs for the wind-down and transition of Motorola's operations to New Iridium and the disputes with Chase described above. The remaining reserves are expected to require future cash payments primarily in 2003.

F-64    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

        These reserves are believed by management to be sufficient to cover Motorola's current exposures related to the Iridium program. However, these reserves do not include additional charges that may arise as a result of litigation related to the Iridium program. While the still pending cases are in very preliminary stages and the outcomes are not predictable, an unfavorable outcome of one or more of these cases could have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

Environmental

        Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund) and equivalent state law, the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company's involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. The remedial efforts include environmental cleanup costs and communication programs. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable. Due to the uncertain nature, the actual costs that will be incurred will differ from the amounts accrued, perhaps significantly. Accruals at December 31, 2002 and 2001 were $76 million and $79 million, respectively, with related charges to earnings of $1 million, $3 million and $3 million for the years ended December 31, 2002, 2001 and 2000, respectively. These amounts represent only the Company's share of costs incurred in environmental cleanup sites without considering recovery of costs from any insurer, since in most cases potentially responsible parties other than the Company may exist and be held responsible.

Other

        The Company is a defendant in various lawsuits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, and other than discussed above with respect to the still pending Iridium cases, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, liquidity or results of operations.

        The Company is also a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in connection with contracts and license agreements entered into by the Company or divestitures of Company assets, under which the Company customarily agrees to hold the other party harmless against losses arising from a breach of representations and covenants related to such matters as title to assets sold, certain IP rights, and certain income tax related matters. In each of these circumstances, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party's claims. Further the Company's obligations under these agreements may be limited in terms of duration typically not in excess of 24 months and or amounts not in excess of the contract value, and in some instances, the Company may have recourse against third parties for certain payments made by the Company.

        Historically, the Company has not made significant payments under these types of agreements. It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the unique facts and circumstances involved in each particular agreement. The Company has reserves of $65 million recorded as liabilities in the Company's consolidated balance sheets which have been provided to cover known indemnification obligations at December 31, 2002. The Company believes that if it were to incur additional losses with respect to any unknown matters at December 31, 2002, such losses should not have a material adverse effect on the Company's financial position, results of operations or cash flows.

10. Information by Segment and Geographic Region

        The Company's reportable segments have been determined based on the nature of the products offered to customers and are comprised of the following:

  •
  The Personal Communications segment (PCS) designs, manufactures, sells and services wireless subscriber equipment, including wireless handsets and personal two-way radios, with related software and accessory products.

  •
  The Semiconductor Products segment (SPS) designs, produces and sells embedded processors for customers serving the wireless, networking and automotive markets and for standard products.

  •
  The Global Telecom Solutions segment (GTSS) designs, manufactures, sells, installs, and services wireless infrastructure communications systems, including hardware and software. GTSS provides end-to-end wireless networks, including radio base stations, base site controllers, associated software and services, and third-party switching for Code Division Multiple Access (CDMA), Global System for Mobile Communications (GSM), iDEN® (integrated digital enhanced network), and Universal Mobile Telecommunications Systems (UMTS) technologies.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-65

  •
  The Commercial, Government and Industrial Solutions segment (CGISS) designs, manufactures, sells, installs and services analog and digital two-way radio voice and data products and systems to a wide range of public-safety, government, utility, transportation and other worldwide markets. In addition, CGISS participates in the emerging market of integrated information solutions for public-safety and enterprise customers.

  •
  The Broadband Communications segment (BCS) designs, manufactures and sells a wide variety of broadband products for the cable television industry, including: (i) digital systems and set-top terminals for cable television networks; (ii) high speed data products, including cable modems and cable modem termination systems (CMTS), as well as Internet Protocol (IP)-based telephony products; (iii) hybrid fiber coaxial network transmission systems used by cable television operators; (iv) digital satellite television systems for programmers; (v) direct-to-home (DTH) satellite networks and private networks for business communications; and (vi) digital broadcast products for the cable and broadcast industries.

  •
  The Integrated Electronic Systems segment (IESS) designs, manufactures and sells: (i) automotive and industrial electronics systems and solutions, (ii) telematics products and solutions, (iii) portable energy storage products and systems, and (iv) multi-function embedded board and computer system products.

  •
  Other is comprised of the Other Products segment and general corporate items. The Other Products segment includes: (i) Next Level Communications, Inc., a publicly-traded subsidiary in which the Company has a controlling interest; (ii) various corporate programs representing developmental businesses and research and development projects, which are not included in any major segment; and (iii) the Company's holdings in cellular operating companies outside the U.S.

        Segment operating results are measured based on operating earnings (loss) adjusted, if necessary, for certain segment-specific items and corporate allocations. Intersegment and intergeographic sales are accounted for on an arm's-length pricing basis. Intersegment sales included in adjustments and eliminations were $2.0 billion, $2.1 billion, and $3.3 billion for the years ended December 31, 2002, 2001 and 2000, respectively. These sales were primarily from the Semiconductor Products segment and the Integrated Electronic Systems segment to the Personal Communications segment. Intersegment sales from the Semiconductor Products segment were $1.1 billion, $1.1 billion and $2.0 billion for the years ended December 31, 2002, 2001 and 2000, respectively. For these same periods, intersegment sales from the Integrated Electronic Systems segment were $0.4 billion, $0.6 billion and $0.8 billion, respectively. Net sales by geographic region are measured by the location of the revenue-producing operations.

        Domestic export sales to third parties were $1.4 billion, $2.2 billion and $1.9 billion for the years ended December 31, 2002, 2001 and 2000, respectively. Domestic export sales to affiliates and subsidiaries, which are eliminated in consolidation, were $4.7 billion, $4.9 billion and $7.3 billion for the years ended December 31, 2002, 2001 and 2000, respectively.

        Identifiable assets (excluding intersegment receivables) are the Company's assets that are identified with classes of similar products or operations in each geographic region.

        For the years ended December 31, 2002, 2001 and 2000 no single customer or group under common control represented 10% or more of the Company's consolidated net sales.

Segment information

	Net Sales			Operating Earnings (Loss)
Years Ended December 31	2002	2001	2000	2002	2001	2000

Personal Communications Segment	$10,847	$10,436	$13,246	$503	$(1,585)	$(332)
Semiconductor Products Segment	4,818	4,936	7,876	(1,515)	(1,911)	202
Global Telecom Solutions Segment	4,540	6,442	7,597	(621)	(1,409)	812
Commercial, Government and Industrial Solutions Segment	3,729	4,306	4,561	313	52	443
Broadband Communications Segment	2,087	2,854	3,416	(150)	195	367
Integrated Electronic Systems Segment	2,189	2,239	2,869	52	(171)	168
Other Products Segment	486	755	1,057	(280)	(516)	(502)
Adjustments and Eliminations	(2,017)	(2,095)	(3,276)	24	236	(66)

	$26,679	$29,873	$37,346	(1,674)	(5,109)	1,092

General Corporate				(139)	(694)	(197)

Operating earnings (loss)				$(1,813)	$(5,803)	$895

F-66    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

	Assets			Capital Expenditures			Depreciation Expense
Years Ended December 31
	2002	2001	2000	2002	2001	2000	2002	2001	2000

Personal Communications Segment	$3,746	$4,612	$8,287	$101	$113	$504	$203	$290	$388
Semiconductor Products Segment	5,702	7,546	9,252	220	613	2,407	1,088	1,220	1,134
Global Telecom Solutions Segment	3,617	4,475	6,562	84	234	355	218	267	275
Commercial, Government and Industrial Solutions Segment	1,961	2,071	3,143	83	105	237	115	185	189
Broadband Communications Segment	2,383	3,398	4,134	20	57	166	77	86	87
Integrated Electronic Systems Segment	1,031	1,131	1,327	55	68	186	75	84	86
Other Products Segment	539	1,824	3,597	—	4	25	21	38	91
Adjustments and Eliminations	(138)	(190)	(305)	—	—	—	—	—	—

	18,841	24,867	35,997	563	1,194	3,880	1,797	2,170	2,250
General Corporate	12,311	8,531	6,346	44	127	251	194	187	102

	$31,152	$33,398	$42,343	$607	$1,321	$4,131	$1,991	$2,357	$2,352

        General corporate assets include primarily cash and cash equivalents, marketable securities, property, plant and equipment, cost-based investments, deferred income taxes and the administrative headquarters of the Company.

Geographic area information

							Property, Plant, and Equipment
	Net Sales*			Assets
Years ended December 31
	2002	2001	2000	2002	2001	2000	2002	2001	2000

United States	$19,452	$21,465	$27,330	$22,082	$24,375	$29,107	$3,417	$5,625	$6,942
China	4,721	4,266	3,522	3,012	3,529	3,164	789	1,324	993
United Kingdom	1,898	2,529	4,128	787	1,129	2,141	358	563	897
Other nations	11,550	12,285	15,227	7,320	8,877	11,484	1,579	1,635	2,358
Adjustments and Eliminations	(10,942)	(10,672)	(12,861)	(2,049)	(4,512)	(3,553)	(39)	(234)	(33)

	$26,679	$29,873	$37,346	$31,152	$33,398	$42,343	$6,104	$8,913	$11,157

*
As measured by the location of the revenue-producing operations.

11. Stockholder Rights Plan

        The terms of the Preferred Share Purchase Rights Agreement attach certain rights to existing shares of common stock, $3 par value, of the Company at the rate of one right for each share of common stock.

        Each right entitles a shareholder to buy, under certain circumstances, one thirty-thousandth of a share of preferred stock for $66.66. The rights generally will be exercisable only if a person or group acquires 10 percent or more of the Company's common stock or begins a tender or exchange offer for 10 percent or more of the Company's common stock. If a person acquires beneficial ownership of 10% or more of the Company's common stock, all holders of rights other than the acquiring person, will be entitled to purchase the Company's common stock (or, in certain cases, common equivalent shares) at a 50% discount. The Company may redeem the new rights at a price of $0.0033 per right. The rights will expire on November 20, 2008.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-67

12. Reorganization of Businesses

        Beginning in 2000 and through 2002, the Company announced plans to reduce its workforce, discontinue product lines, exit businesses and consolidate manufacturing operations. The Company initiated these plans in an effort to reduce costs and simplify its product portfolio. The Company recorded provisions for employee separation costs and exit costs based on estimates prepared at the time the restructuring plans were approved by management. Exit costs primarily consist of future minimum lease payments on vacated facilities and facility closure costs. Employee separation costs consist primarily of severance. At each reporting date, the Company evaluates its accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously indentified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. The Company reverses accruals to income when it is determined they are no longer required.

For the Year Ended December 31, 2002

        For the year ended December 31, 2002, the Company recorded net charges of $1.8 billion, of which $56 million was included in Costs of Sales and $1.8 billion was recorded under Reorganization of Businesses in the Company's consolidated statements of operations. The aggregate $1.8 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Asset Writedowns	Total

Discontinuation of product lines	$(23)	$—	$—	$(23)
Business exits	27	(2)	—	25
Manufacturing & administrative consolidations	75	363	1,380	1,818

	$79	$361	$1,380	$1,820

Discontinuation of product lines

        During 2002, the Company reversed $23 million of accruals. This reversal primarily consisted of $14 million by the Commercial, Government and Industrial Solutions segment and $5 million by the Global Telecom Solutions segment related to customer and vendor liabilities arising from product cancellations that were negotiated and settled for less than the amounts originally claimed.

Business Exits

        During 2002, the Company incurred a net charge of $25 million relating to business exits. The $27 million net charge for exit costs consisted primarily of: (i) a $55 million charge in the Global Telecom Solutions segment for exit costs relating to a lease cancellation fee; (ii) $19 million of reversals into income in the Other Products segment for exit cost accruals, mainly related to the exit of the Multiservice Networks Division; and (iii) a $12 million reversal in the Commercial, Government and Industrial Solutions segment related to the completion of exit activities for its smartcard business.

Manufacturing and Administrative Consolidations

        The Company's actions to consolidate manufacturing operations and to implement strategic initiatives to streamline its global organization resulted in a net charge of $1.8 billion for the year ended December 31, 2002. The charge consisted primarily of: (i) $1.1 billion in the Semiconductor Products segment for consolidation activities focused primarily on manufacturing facilities in Arizona, China, and Scotland in connection with the implementation of the "asset—light" semiconductor business model; (ii) $182 million in the Personal Communications segment, primarily related to the shut-down of an engineering and distribution center in Illinois; (iii) $156 million in the Global Telecom Solutions segment, primarily related to segment-wide employee separation costs; and (iv) $340 million for employee separation, fixed asset impairments and lease cancellation fees across all other segments.

F-68    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2002:

Segment	Exit Costs	Employee Separations	Asset Writedowns	Total

Personal Communications	$(5)	$70	$119	$184
Semiconductor Products	—	2	1,145	1,147
Global Telecom Solutions	56	128	25	209
Commercial, Government and Industrial Solutions	(16)	58	3	45
Broadband Communications	4	37	9	50
Integrated Electronic Systems	24	20	23	67
Other Products	(8)	19	7	18
General Corporate	24	27	49	100

	$79	$361	$1,380	$1,820

Reorganization of Businesses Accruals

        The following table displays a rollforward of the accruals established for exit costs from January 1, 2002 to December 31, 2002:

Exit Costs	Accruals at January 1, 2002	2002 Net Charges	2002 Amount Used	Accruals at December 31, 2002

Discontinuation of product lines	$54	$(23)	$(25)	$6
Business exits	108	27	(53)	82
Manufacturing & administrative consolidations	141	75	(87)	129

	$303	$79	$(165)	$217

        The 2002 net charges of $79 million represent $156 million of additional charges and $77 million of reversals into income. The 2002 amount used of $165 million reflects cash payments of $162 million and non-cash utilization of $3 million. The remaining accrual of $217 million, which is included in Accrued Liabilities in the Company's consolidated balance sheets, represents future cash payments, primarily for lease termination obligations, which will extend over several years.

        The following table displays a rollforward of the accruals established for employee separation costs from January 1, 2002 to December 31, 2002:

Employee Separation Costs	Accruals at January 1, 2002	2002 Net Charges	2002 Amount Used	Accruals at December 31, 2002

Business exits	$7	$(2)	$(5)	$—
Manufacturing & administrative consolidations	605	363	(549)	419

	$612	$361	$(554)	$419

        At January 1, 2002, the Company had an accrual of $612 million for employee separation costs, representing the severance costs for approximately 12,500 employees, of which 7,700 were direct employees and 4,800 were indirect employees. The 2002 net charges of $361 million represent additional charges of $502 million and reversals into income of $141 million. The additional charges of $502 million represent the severance costs for approximately 9,700 employees, of which 3,100 are direct employees and 6,600 are indirect employees. The accrual is for various levels of employees. The reversals into income of $141 million represent the severance costs for approximately 1,800 employees previously identified for separation who resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were approved. Direct employees are primarily non-supervisory production employees and indirect employees are primarily non-production employees and production managers.

        During 2002, approximately 13,200 employees, of which 6,400 were direct employees and 6,800 were indirect employees, were separated from the Company. The 2002 amount used of $554 million reflects $534 million of cash payments to these separated employees and $20 million of non-cash utilization. The remaining accrual of $419 million, which is included in Accrued Liabilities in the Company's consolidated balance sheets, is expected to be paid to approximately 7,200 separated employees by the end of 2003.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-69

For the Year Ended December 31, 2001

        For the year ended December 31, 2001, the Company recorded net charges of $2.9 billion, of which $1.0 billion was included in Costs of Sales and $1.9 billion was recorded under Reorganization of Businesses in the Company's consolidated statements of operations. The aggregate $2.9 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$44	$—	$449	$92	$585
Business exits	151	—	30	25	206
Manufacturing & administrative consolidations	196	1,118	41	730	2,085

	$391	$1,118	$520	$847	$2,876

Discontinuation of Product Lines

        During 2001, the Company's plan to discontinue certain product lines resulted in net charges of $585 million. This charge consisted primarily of $427 million in the Personal Communications segment, principally for an additional writedown of the value of inventory relating to the discontinuation of analog and first-generation digital wireless telephones necessitated due to the accelerated erosion of average selling prices for these products in early 2001 and the discontinuation of two-way messaging and one-way paging products. The remaining charges consisted primarily of: (i) $68 million in the Broadband Communications segment, principally for the discontinuation of analog set-top box products; (ii) $23 million in the Semiconductor Products segment, principally for the discontinuance of certain wafer manufacturing technologies; and (iii) $37 million in the Commercial, Government and Industrial Solutions segment, principally for the discontinuation of a product line intended to serve shared public trunked radio customers. These charges included exit costs for vendor and customer liabilities arising from product cancellations. Some of these contractual obligations may extend over several years.

Business Exits

        During 2001, the Company incurred a net charge of $206 million relating to business exits. This charge consisted of: (i) $90 million in the Global Telecom Solutions segment relating to an operating joint venture in Japan; (ii) $39 million for the exit of the smartcard business in the Commercial, Government and Industrial Solutions segment; and (iii) $77 million in the Other Products segment to cease the development and sale of voice recognition systems and Wireless Application Protocol servers, as well as the exit of the Multiservice Networks Division. The exit costs included customer and supplier termination costs and lease payment and cancellation costs. Some of these contractual obligations may extend over several years.

Manufacturing and Administrative Consolidations

        The Company's actions to consolidate manufacturing operations and implement strategic initiatives to streamline its global organization resulted in a net charge of $2.1 billion for the year ended December 31, 2001. The charge consisted primarily of $542 million in the Personal Communications segment and $818 million in the Semiconductor Products segment for severance costs, asset impairments and lease cancellation fees. Some of the lease obligations, which are included in exit costs, may extend over several years. The consolidation activities were focused primarily on: (i) the shut-down of manufacturing operations in Scotland, Illinois and Florida in the Personal Communications segment, (ii) the consolidation of portions of the Semiconductor Products segment's manufacturing operations in various locations, including Texas, Arizona, Hong Kong, and Japan, and (iii) the reduction of non-manufacturing workforce across all segments.

F-70    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2001:

Segment	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Personal Communications	$97	$208	$409	$255	$969
Semiconductor Products	12	386	—	443	841
Global Telecom Solutions	123	155	25	42	345
Commercial, Government and Industrial Solutions	45	97	22	36	200
Broadband Communications	19	53	51	23	146
Integrated Electronic Systems	18	103	1	19	141
Other Products	69	34	12	27	142
General Corporate	8	82	—	2	92

	$391	$1,118	$520	$847	$2,876

Reorganization of Businesses Accruals

        The following table displays a rollforward of the accruals established for exit costs from January 1, 2001 to December 31, 2001:

Exit Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Discontinuation of product lines	$55	$44	$(45)	$54
Business exits	32	151	(75)	108
Manufacturing & administrative consolidations	61	196	(116)	141

	$148	$391	$(236)	$303

        The 2001 amount used of $236 million reflects cash payments of $153 million and non-cash utilization of $83 million. The accrual at December 31, 2001 was $303 million, and was included in Accrued Liabilities in the Company's consolidated balance sheets. In 2002, the Company utilized $151 million of the accrual, reversed $74 million and expects $78 million in future cash payments primarily to be completed in 2003. Included in the above amount are payments for outstanding lease termination obligations, which will extend over several years.

        The following table displays a rollforward of the accruals established for employee separation costs from January 1, 2001 to December 31, 2001:

Employee Separation Costs	Accruals at January 1, 2001	2001 Net Charges	2001 Amount Used	Accruals at December 31, 2001

Business exits	$27	$—	$(20)	$7
Manufacturing & administrative consolidations	88	1,118	(601)	605

	$115	$1,118	$(621)	$612

        At January 1, 2001, the Company had an accrual of $115 million for employee separation costs, representing the severance costs for approximately 3,300 employees, of which 1,900 were direct employees and 1,400 were indirect employees. The 2001 net charges of $1.1 billion for employee separation costs represent the severance costs for approximately an additional 38,700 employees, of which 25,300 are direct employees and 13,400 are indirect employees. The accrual is for various levels of employees.

        During 2001, approximately 29,500 employees, of which 19,800 were direct employees and 9,700 were indirect employees, were separated from the Company. The 2001 amount used of $621 million reflects cash payments to these separated employees. The accrual at December 31, 2001 was $612 million and was included in Accrued Liabilities in the Company's consolidated balance sheets. In 2002, the Company utilized $421 million of the accrual, reversed $128 million and expects $63 million in future cash payments to be paid to separated employees by the second quarter of 2003.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-71

For the Year Ended December 31, 2000

        During the second half of 2000, the Company recorded a net charge of $1.5 billion for reorganization of businesses, of which $887 million was included in Costs of Sales and $596 million was recorded under Reorganization of Businesses in the Company's consolidated statements of operations. The aggregate $1.5 billion charge is comprised of the following:

	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Discontinuation of product lines	$57	$—	$765	$266	$1,088
Business exits	56	44	56	52	208
Manufacturing & administrative consolidations	61	96	4	26	187

	$174	$140	$825	$344	$1,483

Discontinuation of Product Lines

        The Company's plan to streamline certain product lines resulted in a net charge of $1.1 billion for the year ended December 31, 2000. This charge was comprised of: (i) a writedown of the value of inventory for discontinued analog and first-generation digital wireless telephones and customer and supplier termination costs in the Personal Communications segment; (ii) charges for the discontinuation of certain 5-inch and 6-inch wafer manufacturing technologies in the Semiconductor Products segment; and (iii) charges for the discontinuation of certain fixed wireless infrastructure products in the Global Telecom Solutions segment. The exit costs included in the charge represent vendor and customer liabilities arising from product cancellations.

Business Exits

        During the year ended December 31, 2000, the Company incurred a net charge of $208 million relating to business exits. These charges primarily related to costs incurred in connection with: (i) the exit of a joint venture, SpectraPoint Wireless LLC, within the Global Telecom Solutions segment; (ii) the exit of the asynchronous digital subscriber line business, which manufactured chips for high-speed Internet access, within the Semiconductor Products segment; (iii) the exit of the flat panel display business, within the Other Products segment; and (iv) the exit of certain activities of the smartcard business, within the Commercial, Government and Industrial Solutions segment. The exit costs included customer and supplier termination costs and lease payment and cancellation costs.

Manufacturing and Administrative Consolidations

        The Company's plan to consolidate manufacturing operations and streamline internal supply-chain capacity resulted in a net charge of $187 million for the year ended December 31, 2000. The charge consisted primarily of severance benefit costs, asset impairments and lease cancellation fees. The consolidation activities were focused primarily on the shut-down of: (i) manufacturing operations in Ireland, Germany and Florida by the Personal Communications segment; (ii) manufacturing operations in Ireland by the Integrated Electronic Systems segment; (iii) manufacturing operations in Iowa by the Commercial, Government and Industrial Solutions segment; and (iv) certain research labs in Arizona and California by the Semiconductor Products segment.

Reorganization of Businesses Charges—by Segment

        The following table displays the net charges incurred by segment for the year ended December 31, 2000:

Segment	Exit Costs	Employee Separations	Inventory Writedowns	Asset Writedowns	Total

Personal Communications	$69	$40	$694	$35	$838
Semiconductor Products	28	5	4	237	274
Global Telecom Solutions	41	7	62	21	131
Commercial, Government and Industrial Solutions	14	31	1	6	52
Broadband Communications	—	—	20	10	30
Integrated Electronic Systems	1	11	28	3	43
Other Products	20	41	16	32	109
General Corporate	1	5	—	—	6

	$174	$140	$825	$344	$1,483

F-72    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Reorganization of Businesses Accruals

        The following table displays a rollforward of the accruals established for exit costs from January 1, 2000 to December 31, 2000:

Exit Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Discontinuation of product lines	$—	$57	$(2)	$55
Business exits	4	56	(28)	32
Manufacturing & administrative consolidations	12	61	(12)	61

	$16	$174	$(42)	$148

        The 2000 amount used of $42 million reflects cash payments of $39 million and non-cash utilization of $3 million. The accrual at December 31, 2000 was $148 million, and was included in Accrued Liabilities in the consolidated balance sheets. In 2002 and 2001, the Company utilized $122 million of the accrual, reversed $21 million and expects to pay $5 million in 2003 as a result of contractual payment terms.

        The following table displays a rollforward of the accruals established for employee separation costs from January 1, 2000 to December 31, 2000:

Employee Separation Costs	Accruals at January 1, 2000	2000 Net Charges	2000 Amounts Used	Accruals at December 31, 2000

Business exits	$—	$44	$(17)	$27
Manufacturing & administrative consolidations	11	96	(19)	88

	$11	$140	$(36)	$115

        The net charges of $140 million for employee separation costs represented the severance costs for approximately 3,900 employees, of which 2,100 were direct employees and 1,800 were indirect employees. As of December 31, 2000, approximately 670 employees, of which 260 were direct employees and 410 were indirect employees, had separated from the Company. The 2000 amount used of $36 million reflected cash payments to these separated employees. The accrual at December 31, 2000 was $115 million, and was included in Accrued Liabilities in the consolidated balance sheets. In 2001, the Company utilized the entire amount.

13. Acquisitions and Dispositions of Businesses

Acquisitions

        The Company completed several acquisitions during 2002, 2001 and 2000. These acquisitions were accounted for using purchase accounting with the results of operations for each acquiree included in the Company's consolidated financial statements for the period subsequent to the date of acquisition. The pro forma effects of these acquisitions on the Company's consolidated financial statements were not significant individually nor in the aggregate.

        The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates reflecting both technological and market risk as well as the time value of money. Historical pricing, margins and expense levels, where applicable, were used in the valuation of the in-process products. The in-process research and development acquired will have no alternative future uses if the products are not feasible.

        The developmental products for the companies acquired have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, the Company will unlikely be able to realize any value from the sale of incomplete technology to another party or through internal re-use. The risks of market acceptance for the products under development and potential reductions in projected sales volumes and related profits in the event of delayed market availability for any of the products exist. Efforts to complete all developmental products continue and there are no known delays to forecasted plans.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-73

        The following is a summary of the significant acquisitions:

	Quarter Acquired	Consideration		Form of Consideration	In-Process Research and Development Charge

2002 Acquisitions
Synchronous, Inc.	Q1		$270	Common stock (16.2 million shares) Assumed Stock Options	$11
2001 Acquisitions
RiverDelta Networks, Inc.	Q4		$293	Common Stock (17.6 million shares) Assumed Stock Options	$20
Blue Wave Systems, Inc	Q3		$114	Common Stock (7.0 million shares) Assumed Stock Options	$20
Tohoku Semiconductor Corporation (increase investment to 100%)	Q1	$ $	40 345	Cash Assumed Debt	—
2000 Acquisitions
Baja Celular Mexicana S.A. de C.V. (increase investment to substantially 100%)	Q3		$335	Cash	—
C-Port Corporation	Q2		$430	Common Stock (8.7 million shares) Assumed Stock Options	$214
Clinical Micro Sensors, Inc.	Q2		$280	Cash Assumed Stock Options	$80

        The following table summarizes net tangible and intangible assets acquired and the consideration provided for all acquisitions:

Years Ended December 31	2002	2001	2000

Tangible net assets	$5	$378	$157
Goodwill	224	314	757
Other intangibles	71	60	76
In-process research and development	12	40	332

	$312	$792	$1,322

Consideration:
Cash	$42	$40	$892
Stock	$270	407	430
Assumed Debt	—	345	—

	$312	$792	$1,322

Synchronous, Inc.

        In January 2002, the Broadband Communications segment acquired Synchronous, Inc. (Synchronous), a leading provider of fiber optic systems for video, data and voice transmission. Approximately 16.2 million shares of the Company's common stock were exchanged for Synchronous' outstanding shares. The total purchase price was $270 million, which includes transaction costs.

        The acquisition was accounted for using the purchase method of accounting. The Company recorded $194 million in goodwill, an $11 million charge for acquired in-process research and development and $60 million in other intangibles. The acquired in-process research and development is included in Other Charges in the Company's consolidated statements of operations for the year ended December 31, 2002. Goodwill and other intangible assets are included in Other Assets in the Company's consolidated balance sheets. Other intangibles are being amortized over periods ranging from 7 to 10 years on a straight-line basis.

        At the date of acquisition, a total of four projects were in process, ranging from 30% to 75% complete. The average risk adjusted rate used to value these projects was 40%. Two projects began generating revenues in 2002 with the remaining projects expected to begin generating revenue in the second half of 2003.

RiverDelta Networks, Inc.

        In October 2001, the Broadband Communications segment completed the acquisition of RiverDelta Networks, Inc. (RiverDelta). Motorola acquired all of

F-74    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

RiverDelta's outstanding capital stock in exchange for approximately 17.6 million shares of Motorola's common stock. The total purchase price was $293 million.

        The acquisition was accounted for using the purchase method of accounting. Such amounts were initially recorded based on estimates pending the resolution of certain matters known as of the date of acquisition, which were resolved in 2002. The Company recorded $215 million in goodwill, as adjusted, to reflect the finalization of the underlying valuations, $20 million for acquired in-process research and development costs and $38 million in other intangibles consisting principally of completed technology. The acquired in-process research and development costs have been included in Other Charges in the Company's consolidated statements of operations for the year ended December 31, 2001. Goodwill and other intangibles are included in Other Assets in the Company's consolidated balance sheets. Other intangibles are being amortized over periods ranging from 3 to 10 years on a straight-line basis.

        RiverDelta provides next-generation, carrier-class broadband routing, switching, cable modem termination system (CMTS), and service management solutions. At the acquisition date, a total of 3 projects were in process. Two projects were 75% complete, and one was 35% complete. The average risk adjusted rate used to value all three projects was 20%. Revenues from one of the projects began in late 2002 with the remaining projects expected to generate revenues beginning in 2004.

Blue Wave Systems, Inc.

        In July 2001 the Integrated Electronic Systems segment acquired Blue Wave Systems, Inc. (Blue Wave). Approximately 7.0 million shares of the Company's common stock were exchanged for Blue Wave's outstanding shares, representing a total purchase price of $114 million.

        The acquisition was accounted for under the purchase method of accounting. The Company recorded approximately $58 million in goodwill, $20 million for acquired in-process research and development costs and $22 million in other intangibles consisting principally of completed technology and customer contracts. The acquired in-process research and development costs have been included in Other Charges in the Company's consolidated statements of operations. Goodwill and other intangibles are included in Other Assets in the Company's consolidated balance sheets. Other intangibles will be amortized over periods ranging from 2 to 5 years on a straight-line basis.

        Blue Wave is a leading supplier of high-channel Digital Signal Processing subsystems used in telecommunication infrastructure equipment, such as voice over packet gateways, digital wireless communications and intelligent peripherals. At the acquisition date, a total of 5 projects were in process ranging from 22% to 33% complete. The average risk adjusted rate used to value all three projects was 21%. Three of these projects began generating revenues in 2002; the remaining two projects are expected to begin generating revenues in the first half of 2003.

Tohoku Semiconductor Corporation

        In the first quarter of 2001, the Company increased its investment in Tohoku Semiconductor Corporation from 50% to 100% for approximately $40 million in cash and the assumption of $345 million of debt. This acquisition did not result in the Company recording any goodwill or other intangibles.

Baja Celular Mexicana S.A. de C.V.

        In the third quarter of 2000, the Company increased its investment in Baja Celular Mexicana S.A. de C.V. to 100% for $335 million in cash. As a result of the acquisition the Company recorded $269 million in goodwill.

C-Port Corporation

        In May 2000 the Semiconductor Products segment acquired C-Port Corporation (C-Port) in exchange for approximately 8.7 million shares of the Company's common stock which, together with assumed stock options, was valued at $430 million. In connection with this transaction, the Company recorded an acquired in-process research and development charge of $214 million, goodwill of $209 million and other intangibles of $3 million which are being amortized over periods ranging from 3 to 10 years on a straight-line basis.

        Headquartered in North Andover, Massachusetts, C-Port is a start-up company developing programmable digital communication processors for high-speed networks. At the acquisition date, a total of 2 projects were in process. One project was 73% complete and the other project was 22% complete. The average risk adjusted rates used to value the two projects were 20% and 25%, respectively. Revenues from these in-process products began in the third quarter of 2001.

Clinical Micro Sensors, Inc.

        In June 2000 the Company acquired Clinical Micro Sensors, Inc. (CMS) for approximately $280 million in cash and assumed stock options. In connection with this transaction, the Company recorded an acquired in-process research and development charge of $80 million, goodwill of $144 million and other intangibles of $1 million.

        CMS is a genomics instrumentation company developing and manufacturing disposable DNA biochips and electronic biochip readers. At the acquisition date, one project, which was 60% complete, was in process. The average risk adjusted rate used to value the project was 30%. Revenues from this in-process product began in the second quarter of 2001.

MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS    F-75

Dispositions

        The following is a summary of the significant dispositions:

	Quarter Disposed	Consideration		Form of Consideration

2001 Dispositions
Integrated Information Systems Group	Q3		$825	Cash
Mexico Cellular Operating Companies	Q2	$ $	1,472 10	Common Stock Cash

        The following table summarizes the proceeds on sales, the net assets sold, and resulting gain recognized for all dispositions:

Years Ended December 31	2002	2001	2000

Tangible net assets	$—	$657	$76
Goodwill and other intangibles	—	572	—
Gain on sale of business	20	1,082	34

	$20	$2,311	$110
Consideration:
Cash	$20	$839	$110
Stock	—	1,472	—

	$20	$2,311	$110

Integrated Information Systems Group

        In September 2001, the Commercial, Government and Industrial Solutions Segment completed the sale of its Integrated Information Systems Group (IISG), for $825 million in cash resulting in a pre-tax gain of approximately $526 million. IISG, based in Scottsdale, Arizona, provides defense and government customers with technologies, products and systems for secure communication, information assurance, situational awareness and integrated communication systems.

Mexico Cellular Operating Companies

        In June 2001, the Company completed the sale of its investment in four cellular operating companies in northern Mexico to Telefonica Moviles of Madrid (Telefonica). The Company received approximately 123 million shares of Telefonica stock, valued at approximately Euros 1.9 billion (US$ 1.6 billion) and approximately $10 million in cash. Subsequently, the company incurred a total cost of the monetization of the Telefonica shares of $131 million. The Company recorded a pre-tax gain of approximately $556 million on the sale of these properties which is net of the monetization cost.

14. Quarterly and Other Financial Data (unaudited)

	2002				2001
	1st	2nd	3rd	4th	1st	2nd	3rd	4th

Operating Results
Net sales	$6,021	$6,741	$6,371	$7,546	$7,683	$7,486	$7,392	$7,312
Gross margin	1,773	2,223	2,245	2,500	1,620	1,721	1,916	1,955
Operating earnings (loss)	(362)	(2,239)	341	447	(1,106)	(1,297)	(1,783)	(1,617)
Net earnings (loss)	(449)	(2,321)	111	174	(533)	(759)	(1,408)	(1,237)

Per Share Data (in dollars)
Basic earnings (loss) per common share	$(0.20)	$(1.02)	$0.05	$0.08	$(0.24)	$(0.35)	$(0.64)	$(0.55)
Diluted earnings (loss) per common share	$(0.20)	$(1.02)	$0.05	$0.08	$(0.24)	$(0.35)	$(0.64)	$(0.55)

Dividends declared	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04
Dividends paid	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04	$0.04
Stock prices
High	$16.24	$17.12	$16.05	$12.25	$24.93	$16.91	$19.44	$18.79
Low	$10.50	$13.15	$9.92	$7.30	$13.86	$10.45	$13.45	$14.22

F-76    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS      MOTOROLA INC. AND SUBSIDIARIES (Dollars in millions, except as noted)

Motorola, Inc. and Subsidiaries
Five Year Financial Summary

	Years Ended December 31
(Dollars in millions, except as noted)	2002	2001	2000	1999	1998

Operating Results
Net sales	$26,679	$29,873	$37,346	$32,930	$31,273
Costs of sales	17,938	22,661	25,168	22,229	21,054

Gross Margin	8,741	7,212	12,178	10,701	10,219

Selling, general and administrative expenses	4,203	4,723	5,733	5,731	6,059
Research and development expenditures	3,754	4,318	4,437	3,560	3,118
Reorganization of businesses	1,764	1,858	596	(226)	1,980
Other charges	833	2,116	517	1,406	109

Operating earnings (loss)	(1,813)	(5,803)	895	230	(1,047)

Other income (expense):
Interest expense, net	(356)	(413)	(171)	(51)	(183)
Gains on sale of investments and businesses, net	96	1,931	1,570	1,180	260
Other	(1,373)	(1,226)	(63)	(76)	(310)

Total other income (expense)	(1,633)	292	1,336	1,053	(233)

Earnings (loss) before income taxes	(3,446)	(5,511)	2,231	1,283	(1,280)
Income tax provision	(961)	(1,574)	913	392	(373)

Net earnings (loss)	$(2,485)	$(3,937)	$1,318	$891	$(907)

Per Share Data (in dollars)
Diluted earnings (loss) per common share	$(1.09)	$(1.78)	$0.58	$0.41	$(0.44)
Diluted weighted average common shares outstanding (in millions)	2,282.3	2,213.3	2,256.6	2,202.0	2,071.1
Dividends declared(1)	$0.16	$0.16	$0.16	$0.16	$0.16

Balance Sheet
Total assets	$31,152	$33,398	$42,343	$40,489	$30,951
Working capital	7,324	7,451	3,628	4,679	2,532
Long-term debt and redeemable preferred securities	7,674	8,857	4,778	3,573	2,633
Total debt and redeemable preferred securities	9,303	9,727	11,169	6,077	5,542
Total stockholders' equity	11,239	13,691	18,612	18,693	13,913

Other Data
Current ratio	1.75	1.77	1.22	1.36	1.21
Return on average invested capital	(15.9)%	(18.0)%	6.3%	5.3%	(5.4)%
Return on average stockholders' equity	(20.6)%	(24.8)%	6.6%	5.7%	(6.5)%
Capital expenditures	$607	$1,321	$4,131	$2,856	$3,313
% of sales	2.3%	4.4%	11.1%	8.7%	10.6%
Research and development expenditures	$3,754	$4,318	$4,437	$3,560	$3,118
% of sales	14.1%	14.5%	11.9%	10.8%	10.0%
Year-end employment (in thousands)	97	111	147	128	141

The number of stockholders of record of Motorola common stock on January 31, 2003 was 106,807.

(1)
Dividends declared from 1998 to 1999 were on Motorola shares outstanding prior to the General Instrument merger.

                                    FIVE YEAR FINANCIAL SUMMARY    F-77

Location for the Annual Meeting of Stockholders:
Rosemont Theater
5400 N. River Road, Rosemont, Illinois 60018, (847) 671-5100

Map to the Rosemont Theater

MOTOROLA, INC.
1303 E. ALGONQUIN RD.
SCHAUMBURG, IL 60196

VOTE BY INTERNET—www.proxyvote.com

        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Sunday, May 4, 2003. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Sunday, May 4, 2003. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

        Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Motorola, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. To ensure your vote is counted, receipt of your mailed proxy is needed by Saturday, May 3, 2003.

        If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

        You can view the Summary Annual Report and Proxy Statement on the Internet at www.motorola.com/investor

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MOTOROLA KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW AND FOR PROPOSAL 2.

1.	Election of Directors Nominees:	For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
01) C. Galvin	08) J. Pepper, Jr.
02) F. Caio	09) S. Scott III	☐	☐	☐
03) H. L. Fuller	10) D. Warner III
04) J. Lewent	11) B. K. West
05) W. Massey	12) J. White
06) N. Negroponte	13) M. Zafirovski
07) I. Nooyi
Vote on Proposal
The Board of Directors recommends a vote "FOR" Proposal 2.		For	Against	Abstain
Proposal 2
Adoption of the Motorola Omnibus Incentive Plan of 2003		☐	☐	☐

Please vote, date and sign and mail this proxy promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET TO MOTOROLA'S
2003 ANNUAL MEETING OF STOCKHOLDERS

        This is your admission ticket to gain access to Motorola's 2003 Annual Meeting of Stockholders to be held at the Rosemont Theater, 5400 North River Road, Rosemont, Illinois on Monday, May 5, 2003 at 5:00 P.M. A map showing directions to the meeting site is shown below. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

^ FOLD AND DETACH HERE ^

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders, May 5, 2003

        The undersigned hereby appoints Christopher B. Galvin, Mike S. Zafirovski, David W. Devonshire and A. Peter Lawson, and each of them, as the undersigned's proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 5, 2003, and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

        In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE,
BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
NOMINEES LISTED AND FOR PROPOSAL 2

IMPORTANT—This Proxy must be signed and dated on the reverse side if your are voting by mail.

Explanatory Note: The Motorola Omnibus Incentive Plan of 2003 is filed herewith pursuant to Instruction 3 to Item 10 of Schedule 14A and is not part of the proxy statement.

MOTOROLA OMNIBUS
INCENTIVE PLAN OF 2003

        1.    Purpose.    The purposes of the Motorola Omnibus Incentive Plan of 2003 (the "Plan") are (i) to encourage outstanding individuals to accept or continue employment with Motorola, Inc. ("Motorola" or the "Company") and its subsidiaries or to serve as directors of Motorola, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola's stockholders by providing them stock options and other stock and cash incentives.

        2.    Administration.    The Plan will be administered by a Committee (the "Committee") of the Motorola Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

            (a)  the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the "Exchange Act");

            (b)  the New York Stock Exchange may establish pursuant to its rule-making authority; and

            (c)  the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Committee shall have the authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are or may become "covered employees" within the meaning of Section 162(m) of the Code ("Covered Employees") and any reference in the Plan to the Committee shall include such officer or officers.

        3.    Participants.    Participants may consist of all employees of Motorola and its subsidiaries and all non-employee directors of Motorola. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

        4.    Shares Available under the Plan.    There is hereby reserved for issuance under the Plan an aggregate of 95 million shares of Motorola common stock. If there is a lapse, expiration, termination or cancellation of any Stock Option issued under the Plan prior to the issuance of shares thereunder or if shares of common stock are issued under the Plan and thereafter are reacquired by Motorola, the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Plan. Shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by an optionee as full or partial payment to Motorola of the exercise price under any Stock Option exercised under the Plan, any shares retained by Motorola pursuant to a participant's tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola. Under the Plan, no participant may receive in any calendar year (i) Stock Options relating to more than 3,000,000 shares, (ii) Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Goals of Section 13 hereof relating to more than 1,500,000 shares, (iii) Stock Appreciation Rights relating to more than 3,000,000 shares, or (iv) Performance Shares relating to more than 1,500,000 shares. No non-employee director may receive in any calendar year Stock Options relating to more than 30,000 shares or Restricted Stock Units relating to more than 30,000 shares. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Section 15 hereof. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options. Notwithstanding anything else contained in this Section 4 the number of shares that may be issued under the Plan for benefits other than Stock Options or Stock Appreciation Rights shall not exceed a total of 40 million shares (subject to adjustment in accordance with Section 15 hereof).

        5.    Types of Benefits.    Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

        6.    Stock Options.    Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Motorola's common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to Motorola in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months if the Company is accounting for Stock Options using APB Opinion 25 or purchased on the open market) having a fair market value at the time of exercise equal to the option price or certification of ownership of such previously-acquired shares, (c) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Motorola, and (d) such other methods of payment as the Committee, at its discretion, deems appropriate. In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option.

        7.    Stock Appreciation Rights.    Stock Appreciation Rights ("SARs") may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options, at any time when the Company is subject to fair value accounting. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Motorola's common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole

2

discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR which may be made only in stock.

        8.    Restricted Stock and Restricted Stock Units.    Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

            (a)  a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or

            (b)  a requirement that the holder forfeit (or in the case of shares or units sold to the participant resell to Motorola at cost) such shares or units in the event of termination of employment during the period of restriction.

All restrictions shall expire at such times as the Committee shall specify.

        9.    Performance Stock.    The Committee shall designate the participants to whom long-term performance stock ("Performance Stock") is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

        Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

        10.    Performance Units.    The Committee shall designate the participants to whom long-term performance units ("Performance Units") are to be awarded and determine the number of units and the terms and conditions of each such award. Each Performance Unit award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

        Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit awards upon satisfaction of any performance goal by any participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $8,500,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Unit award.

        11.    Annual Management Incentive Awards.    The Committee may designate Motorola executive officers who are eligible to receive a monetary payment in any calendar year based on a percentage of an incentive pool equal to 5% of Motorola's consolidated operating earnings for the calendar year. The

3

Committee shall allocate an incentive pool percentage to each designated participant for each calendar year. In no event may the incentive pool percentage for any one participant exceed 30% of the total pool. Consolidated operating earnings shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Special Items. Special Items shall include (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company's quarterly and annual earnings releases.

        As soon as possible after the determination of the incentive pool for a Plan year, the Committee shall calculate the participant's allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year. The participant's incentive award then shall be determined by the Committee based on the participant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other participant's allocated portion.

        12.    Other Stock or Cash Awards.    In addition to the incentives described in sections 6 through 11 above, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Motorola and subject to such other terms and conditions as it deems appropriate.

        13.    Performance Goals.    Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of Motorola common stock; return on net assets, equity or stockholders' equity; market share; or total return to stockholders ("Performance Criteria"). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude Special Items (as defined in section 11 above). In all other respects, Performance Criteria shall be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

        14.    Change in Control.    Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of Motorola, all outstanding Stock Options and SARs shall become vested and exercisable; all restrictions on Restricted Stock and Restricted Stock Units shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; all Performance Stock shall be delivered; all Performance Units and Restricted Stock Units shall be paid out as promptly as practicable; all Annual Management Incentive Awards shall be paid out based on the consolidated operating earnings of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but

4

prior to the Change in Control; and all Other Stock or Cash Awards shall be delivered or paid. A "Change in Control" shall mean:

          A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola's then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the "beneficial ownership," or changes therein, of Motorola's securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

        15.    Adjustment Provisions.

            (a)  If Motorola shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award in any calendar year, and the number of shares covered by each outstanding award and the price therefor, if any, shall be equitably adjusted by the Committee, in its sole discretion.

            (b)  In the event of any merger, consolidation or reorganization of Motorola with or into another corporation which results in the outstanding common stock of Motorola being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of Motorola will be entitled pursuant to the transaction.

        16.    Substitution and Assumption of Benefits.    Without affecting the number of shares reserved or available hereunder the Board of Directors or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Motorola or any subsidiary as a result of

5

any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

        17.    Nontransferability.    Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant's lifetime only by the participant or, in the event of disability, by the participant's personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of a Stock Option by the participant, subject to such terms and conditions as may be established by the Committee.

        18.    Taxes.    Motorola shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Motorola may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Motorola withhold shares of common stock, having a fair market value equal to the amount required to be withheld.

        19.    Duration, Amendment and Termination.    No Incentive Stock Option shall be granted more than ten years after the date of adoption of this Plan by the Board of Directors; provided, however, that the terms and conditions applicable to any option granted on or before such date may thereafter be amended or modified by mutual agreement between Motorola and the participant, or such other person as may then have an interest therein. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant's consent. No material amendment of the Plan shall be made without stockholder approval.

        20.    Fair Market Value.    The fair market value of Motorola's common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

        21.    Other Provisions.

            (a)  The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant's employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

            (b)  In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

            (c)  The Committee, in its sole discretion, may permit or require a participant to have amounts or shares of common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a

6

    deferred compensation or stock unit account established for the participant by the Committee on the Company's books of account.

        22.    Governing Law.    The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

        23.    Stockholder Approval.    The Plan was adopted by the Board of Directors on March 20, 2003, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

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QuickLinks

Who Can Vote
How You Can Vote
How You May Revoke Your Proxy or Change Your Vote
General Information on Voting
Voting by Participants in the Company's 401(k) Profit Sharing Plan
PROPOSAL 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM
NOMINEES
MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY
CORPORATE GOVERNANCE INITIATIVES
COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION AND RELATED TRANSACTIONS
RECOMMENDATION OF THE BOARD
PROPOSAL 2 ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2003
Principal Shareholders
Summary Compensation Table
Stock Option Grants in 2002
Aggregated Option Exercises in 2002 and 2002 Year-End Option Values
Long-Term Incentive Plans—No Awards in 2002
RETIREMENT PLANS
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF AUDIT AND LEGAL COMMITTEE
PERFORMANCE GRAPH
OTHER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Financial Highlights
Financial Statements and Notes
ADMISSION TICKET TO MOTOROLA'S 2003 ANNUAL MEETING OF STOCKHOLDERS
MOTOROLA OMNIBUS INCENTIVE PLAN OF 2003